UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to §240.14a-12

GENESCO INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☑	Fee paid previously with preliminary materials.
$39,217.80

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

GENESCO INC.
Genesco Park, 1415 Murfreesboro Road
Nashville, Tennessee 37217

August 13, 2007

Dear Shareholder:

On June 17, 2007, the board of directors of Genesco Inc. (“Genesco,” “we,” “us” or “our”) approved, and Genesco entered into, an Agreement and Plan of Merger (the “merger agreement”) with The Finish Line, Inc., an Indiana corporation (“Finish Line”), and Headwind, Inc., a Tennessee corporation and wholly-owned subsidiary of Finish Line (“Merger Sub”). Under the terms of the merger agreement, Merger Sub will be merged with and into Genesco, with Genesco continuing as the surviving corporation (the “merger”). If the merger is completed, the holders of our common stock will be entitled to receive $54.50 in cash, without interest, for each share of Genesco common stock owned by such holders.

You will be asked, at a special meeting of our shareholders to be held on Monday, September 17, 2007, at 11:00 a.m., local time, to vote on a proposal to approve the merger agreement so that the merger can occur. After careful consideration, our board of directors has approved and adopted the merger agreement and determined that the merger and the merger agreement are advisable, fair to, and in the best interests of Genesco and our shareholders. Our board of directors unanimously recommends that you vote “FOR” the approval of the merger agreement.

You will also be asked to approve and adopt articles of amendment (the “charter amendment”) to the restated charter of Genesco, as amended, that would permit the redemption of Genesco’s Employees’ Subordinated Convertible Preferred Stock (the “Employees’ Preferred”) after the completion of the merger at the price per share to be paid to holders of Genesco common stock in the merger, at Genesco’s option as the surviving corporation following the merger. After careful consideration, our board of directors has approved and adopted the charter amendment and determined that the charter amendment is in the best interests of Genesco and our shareholders. Our board of directors unanimously recommends that you vote “FOR” the approval and adoption of the charter amendment.

The holders of our preferred stock outstanding upon the completion of the merger will not be entitled to any consideration upon the completion of the merger pursuant to the merger agreement. However, Finish Line has informed us that it intends to redeem all outstanding preferred stock that has not properly converted to common stock prior to the merger in accordance with the redemption provisions of our charter, including the Employees’ Preferred subject to the requisite approval and filing of the proposed charter amendment.

The special meeting will be held at Genesco’s executive offices, Genesco Park, 1415 Murfreesboro Road, Nashville, Tennessee. Notice of the special meeting and the related proxy statement are enclosed.

The accompanying proxy statement gives you detailed information about the special meeting, the merger agreement and the related transactions, including the merger, and the charter amendment and includes a copy of the merger agreement attached thereto as Annex A and a copy of the charter amendment attached thereto as Annex B. The receipt of cash in exchange for shares of Genesco common stock pursuant to the merger will constitute a taxable transaction to U.S. persons for U.S. federal income tax purposes. We encourage you to read the proxy statement, the merger agreement and the charter amendment carefully. You may also obtain additional information about Genesco from documents filed with the Securities and Exchange Commission.

Your vote is very important, regardless of the number of shares you own. We cannot complete the merger unless holders of a majority of the votes represented by the outstanding shares of our common stock and our preferred stock, voting together as a single group, vote to approve the merger agreement. The failure of any shareholder to vote on the proposal to approve the merger agreement will have the same effect as a vote against the merger agreement. The approval and adoption of the charter amendment requires that the votes cast in favor of the amendment by holders of all Genesco capital stock voting together as a single group, excluding Employees’ Preferred, exceed the votes cast against the amendment by such holders and also requires the separate affirmative approval of a majority of the outstanding shares of Employees’ Preferred voting as a group. The failure of any holder of Employees’ Preferred to vote on the charter amendment proposal will have the same effect as a vote against the charter amendment. The approval and adoption of the charter amendment by Genesco’s shareholders is not a condition to the closing of the merger.

Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy in the accompanying reply envelope, or submit your proxy by telephone or the Internet.

Our board of directors and management appreciate your continuing support of Genesco, and we urge you to support the merger and the charter amendment.
Sincerely,

Hal N. Pennington
Chairman and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The proxy statement is dated August 13, 2007, and is first being mailed to shareholders on or about August 13, 2007.

GENESCO INC.
Genesco Park, 1415 Murfreesboro Road
Nashville, Tennessee 37217

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held On September 17, 2007

Dear Shareholder:

NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Genesco Inc., a Tennessee corporation (“Genesco,” “we,” “us” or “our”), will be held on Monday, September 17, 2007, at 11:00 a.m., local time, at Genesco’s executive offices, located at Genesco Park, 1415 Murfreesboro Road, Nashville, Tennessee, for the following purposes:

1. To consider and vote on a proposal to approve the Agreement and Plan of Merger (the “merger agreement”), dated as of June 17, 2007, by and among Genesco, The Finish Line, Inc., an Indiana corporation (“Finish Line”), and Headwind, Inc., a Tennessee corporation and a wholly-owned subsidiary of Finish Line (“Merger Sub”), as the merger agreement may be amended from time to time;

2. To approve and adopt articles of amendment (the “charter amendment”) to the restated charter of Genesco, as amended, permitting the redemption of Genesco’s Employees’ Subordinated Convertible Preferred Stock (the “Employees’ Preferred”) after the completion of the merger at the price per share to be paid to holders of Genesco common stock in the merger in cash, without interest, at Genesco’s option as the surviving corporation following the merger;

3. To approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the merger agreement or the charter amendment; and

4. To transact such other business as may properly come before the special meeting and any and all adjourned or postponed sessions thereof.

This Notice of Special Meeting of Shareholders and the related proxy statement shall serve to provide to holders of preferred stock any and all notices of the merger required by Genesco’s charter, including, but not limited to, any notice required by Part I, Article Sixth, Part C-I, Section 4(g) and Part I, Article Sixth, Part E, Section 5(f).

The record date for the determination of shareholders entitled to notice of and to vote at the special meeting is August 6, 2007. Accordingly, only shareholders of record as of the close of business on that date will be entitled to notice of and to vote at the special meeting or any adjournment or postponement of the special meeting.

We urge you to read the accompanying proxy statement carefully as it sets forth details of the proposed merger and other important information related to the merger agreement and the charter amendment.

Please note that space limitations may make it necessary to limit attendance at the special meeting to shareholders. If you attend, please note that you may be asked to present valid picture identification. “Street name” holders will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the special meeting.

Under Tennessee law, holders of Genesco common stock will have no dissenters’ rights in connection with the proposed merger. However, dissenting holders of Genesco preferred stock who comply with the provisions of Chapter 23 of the Tennessee Business Corporation Act are entitled to dissent from the merger and receive payment of the fair value of their shares of Genesco preferred stock if the merger is consummated. Additionally, dissenting holders of the Employees’ Preferred who comply with the provisions of Chapter 23 of the Tennessee Business Corporation Act are entitled to dissent from the charter amendment and receive payment of the fair value of their shares of Genesco preferred stock if the charter amendment becomes effective. A copy of Chapter 23 of the Tennessee Business Corporation Act is attached as Annex D to the proxy statement. Please see the section entitled “Dissenters’ Rights” in the proxy statement for a summary of the procedures to be followed in asserting these dissenters’ rights. A dissenting shareholder will be entitled to payment only if written notice of intent to demand payment is delivered to Genesco before the vote is taken and the shareholder does not vote in favor of the merger agreement (or the charter amendment, as applicable).

By Order of the Board of Directors,

Roger G. Sisson
Secretary

Nashville, Tennessee
August 13, 2007

YOUR VOTE IS IMPORTANT! WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY IN THE ACCOMPANYING REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET.

i

ii

References to “Genesco,” “we,” “our” or “us” in this proxy statement refer to Genesco Inc. and its subsidiaries unless otherwise indicated by context.

SUMMARY TERM SHEET

This Summary Term Sheet, together with the “Questions and Answers About the Special Meeting” beginning on page 7, summarizes selected information in the proxy statement and may not contain all the information important to you. You should carefully read this entire proxy statement and the other documents to which this proxy statement refers you for a more complete understanding of the matters being considered at the special meeting. In addition, this proxy statement incorporates by reference important business and financial information about Genesco. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions in “Where You Can Find More Information” beginning on page 77.

The Merger and the Merger Agreement (Proposal No. 1)

•	The Parties to the Merger (see page 13). Genesco, a Tennessee corporation, is a leading retailer of branded footwear and licensed and branded headwear and a wholesaler of branded footwear. The Finish Line, Inc., an Indiana corporation (“Finish Line”), together with its subsidiaries, is one of the largest mall-based specialty retailers in the United States and operates under the Finish Line, Man Alive, and Paiva brand names. Headwind, Inc., a Tennessee corporation and a wholly-owned subsidiary of Finish Line (“Merger Sub”), was formed solely for the purpose of effecting the merger. Merger Sub has not engaged in any business except in furtherance of this purpose.

•	The Merger. You are being asked to vote to approve an Agreement and Plan of Merger (the “merger agreement”) pursuant to which Merger Sub will merge with and into Genesco (the “merger”) on the terms and subject to the conditions in the merger agreement. Genesco will be the surviving corporation following the merger (the “surviving corporation”) and will continue to do business as “Genesco” following the merger. As a result of the merger, Genesco will cease to be a publicly traded company and will become a subsidiary of Finish Line. See “The Merger Agreement” beginning on page 52.

•	Common Stock Merger Consideration. If the merger is completed, holders of Genesco common stock will be entitled to receive $54.50 in cash, without interest, for each share of Genesco common stock they own. Holders of Genesco common stock will not own shares in the surviving corporation. See “The Merger Agreement — Common Stock Merger Consideration” beginning on page 52.

•	Treatment of Preferred Stock. The holders of our preferred stock outstanding upon the completion of the merger will not be entitled to any consideration upon the completion of the merger pursuant to the merger agreement. Each share of Genesco preferred stock issued and outstanding, and not otherwise properly converted to common stock, if applicable, immediately before the merger will remain outstanding following the merger. Finish Line has informed us that it intends to redeem all outstanding shares of redeemable preferred stock following the completion of the merger in accordance with our charter, and that they also intend to redeem the outstanding Employees’ Subordinated Convertible Preferred Stock (the “Employees’ Preferred”) subject to the requisite approval and filing of the proposed charter amendment (Proposal No. 2). See “The Merger — Preferred Stock” beginning on page 38, for further discussion of the treatment and rights of our preferred stock in connection with the merger, including the current conversion ratios and redemption prices for our outstanding preferred stock as applicable.

•	Treatment of Outstanding Options and Other Awards.

•	all outstanding options to acquire Genesco common stock under Genesco’s equity incentive plans will become fully vested and immediately exercisable upon completion of the merger, and each option will be cancelled and converted into the right to receive a cash payment equal to the number of shares of Genesco common stock underlying the option multiplied by the amount by which

$54.50 exceeds the option exercise price, without interest and less any applicable withholding taxes; and

•	restrictions applicable to all shares of restricted stock will lapse and those shares will be cancelled and converted into the right to receive a cash payment equal to the number of outstanding restricted shares multiplied by $54.50, without interest and less any applicable withholding taxes.

See “The Merger Agreement — Treatment of Options and Other Awards” beginning on page 53.

•	Conditions to the Merger (see page 59). The completion of the merger depends on the satisfaction or waiver of a number of conditions, including the following:

•	the merger agreement must have been approved by the affirmative approval of the holders of a majority of the votes represented by the outstanding shares of our common stock and our preferred stock, voting together as a single group;

•	no statute, rule, executive order, regulation, order or injunction which prevents or prohibits the merger shall be in effect;

•	the waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and applicable foreign antitrust laws must have expired or been terminated;

•	Genesco must not have experienced an uncured company material adverse effect, as described under the caption “The Merger Agreement — Conditions to the Merger” beginning on page 59;

•	the respective representations and warranties of Genesco, Finish Line and Merger Sub in the merger agreement must be true and correct as of the closing date subject to the qualifications described under the caption “The Merger Agreement — Conditions to the Merger” beginning on page 59; and

•	Genesco, Finish Line and Merger Sub must have performed and complied in all material respects with all covenants and agreements that each is required to perform or comply with under the merger agreement.

•	No Solicitations of Other Offers (see page 61).

•	The merger agreement provides that we are generally not permitted to:

•	solicit, initiate, or knowingly encourage the submission of an acquisition proposal for us or engage in any negotiations or discussions with respect thereto, or otherwise participate, engage or knowingly assist in, or knowingly facilitate, an acquisition proposal; or

•	approve or recommend any acquisition proposal for us or adopt or enter into any letter of intent, memorandum of understanding, option agreement or other similar agreement with respect to any acquisition proposal for us or withdraw or modify, in a manner adverse to Finish Line or Merger Sub, the approval or recommendation of our board of directors of the merger agreement or the merger or publicly announce that it has resolved to take that action or publicly propose to do any of the foregoing.

•	Notwithstanding these restrictions, under certain circumstances, our board of directors may respond to an unsolicited proposal for an alternative acquisition or terminate the merger agreement and enter into an acquisition agreement with respect to a superior proposal, so long as we comply with certain terms of the merger agreement described under “The Merger Agreement — Recommendation Withdrawal/Termination in Connection with a Superior Proposal and Third Party Tender Offers” beginning on page 62.

•	Termination of the Merger Agreement (see page 63).

The merger agreement may be terminated at any time prior to the completion of the merger, whether before or after shareholder approval has been obtained:

•	by mutual written consent of Genesco and Finish Line;

•	by either Genesco or Finish Line, if:

•	the merger is not consummated on or before December 31, 2007, except that this right to terminate will not be available to any party whose action or failure to fulfill any obligation under the merger agreement or failure to act in good faith has been the principal cause of, or resulted in, the failure of the merger to be consummated by that date;

•	a court of competent jurisdiction or other governmental entity has issued a final, non-appealable order, decree or ruling or taken any other action, or there exists any statute, rule or regulation, in each case preventing or otherwise prohibiting the completion of the merger or that otherwise has the effect of making the merger illegal, and the party seeking to terminate the merger agreement has used all reasonable efforts to prevent the entry of and to remove the order, decree, ruling, action, or statute, rule or regulation to the extent of its control or influence; or

•	our shareholders fail to approve the merger agreement at a duly held meeting; or

•	by Finish Line, if:

•	our board of directors withdraws or modifies, or publicly proposes to withdraw or modify, in a manner adverse to Finish Line or Merger Sub, the approval or recommendation of our board of directors of the merger agreement or the merger or publicly announces that it has resolved to take such action;

•	our board of directors recommends to our shareholders or approves any other acquisition proposal;

•	our board of directors fails to include in this proxy statement its recommendation that our shareholders approve the merger agreement and the merger; or

•	there has been a breach of, or inaccuracy in, any representation, warranty, covenant or agreement of Genesco under the merger agreement which would result in the failure of certain conditions to closing and where the breach or inaccuracy is reasonably incapable of being cured, or is not cured, within 20 business days after Genesco receives written notice of the breach or inaccuracy, and neither Finish Line nor Merger Sub is in material breach of its representations, warranties, covenants and obligations under the merger agreement so as to cause the failure of certain conditions to closing; or

•	by Genesco, if:

•	Genesco concurrently enters into a definitive agreement with respect to a superior proposal, provided that we have paid, or simultaneously with doing so, pay to Finish Line the termination fee as described below; or

•	there has been a breach of, or inaccuracy in, any representation, warranty, covenant or agreement of Finish Line or Merger Sub under the merger agreement which would result in the failure of certain conditions to closing and where the breach or inaccuracy is reasonably incapable of being cured, or is not cured, within 20 business days after Finish Line receives written notice of the breach or inaccuracy and Genesco is not in material breach of our representations, warranties, covenants and obligations under the merger agreement so as to cause the failure of certain conditions to closing.

•	Termination Fees (see page 64). If the merger agreement is terminated under certain circumstances:

•	Genesco will be obligated to reimburse Finish Line’s reasonable, actual and documented out-of-pocket fees and expenses, up to a limit of $10 million; and

•	Genesco will be obligated to pay Finish Line a termination fee of $46 million.

The Charter Amendment (Proposal No. 2)

•	You are also being asked to approve and adopt articles of amendment (the “charter amendment”) to the restated charter of Genesco, as amended, permitting the redemption of the Employees’ Preferred after the completion of the merger at the price to be paid per share of Genesco common stock in the merger in cash, or $54.50, without interest and net of any unpaid amounts on such shares, at Genesco’s option as the surviving corporation following the merger. The approval and adoption of the charter amendment is not a condition to the completion of the merger. See page 68 and the text of the proposed charter amendment included as Annex B to this proxy statement.

The Special Meeting

See “Questions and Answers About the Special Meeting” beginning on page 7 and “The Special Meeting” beginning on page 14.

Other Important Considerations

•	Board Recommendations. After careful consideration, our board of directors unanimously approved and adopted the charter amendment and the merger agreement and determined that the merger agreement and the merger are advisable, fair to and in the best interests of Genesco and our shareholders, and unanimously recommend that our shareholders vote “FOR” the approval of the merger agreement, as the same may be amended from time to time, “FOR” the approval and adoption of the charter amendment and “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies to approve the merger agreement or the charter amendment. For a discussion of the factors our board of directors considered in deciding to recommend the approval of the merger agreement, see “The Merger — Reasons for the Merger; Recommendation of Our Board of Directors” beginning on page 26.

•	Share Ownership of Directors and Executive Officers. As of August 6, 2007, the record date for the special meeting, the directors and executive officers of Genesco held and were entitled to vote, in the aggregate, 579,658 shares of Genesco common stock, representing approximately 2.5% of the votes entitled to be cast on the merger agreement proposal and the proposal to adjourn the meeting and 2.5% of the votes entitled to be cast on the charter amendment by the voting group comprised of holders of all Genesco capital stock, except holders of Employees’ Preferred. As of the record date, the directors and executive officers held no shares of Genesco preferred stock. See “The Special Meeting — Record Date; Voting Rights; Quorum; Vote Required for Approval” beginning on page 14.

•	Interests of Genesco’s Directors and Executive Officers in the Merger. In reaching its decision concerning the merger agreement, our board of directors consulted extensively with our management team and legal and financial advisors. Certain senior members of management generally participated in meetings of our board of directors, including Hal N. Pennington, our chairman and chief executive officer and Robert J. Dennis, our president and chief operating officer, who are members of the board of directors. In considering the recommendation of our board of directors with respect to the merger, you should be aware that some of Genesco’s directors and executive officers (including Mr. Pennington and Mr. Dennis) who participated in meetings of our board of directors have interests in the merger that may be different from, or in addition to, the interests of our shareholders generally. For example, the merger agreement provides that, at the effective time of the merger, each option to purchase shares of our common stock, including those options held by our directors and executive officers, will accelerate and become fully vested and will generally be cashed out in an amount equal to the excess of $54.50 over the option exercise price, and all shares of restricted stock, including those held by our directors and executive officers, will become free of restrictions and will be cashed out at $54.50 per share. Our executive officers may be entitled to severance payments under certain circumstances following the merger pursuant to existing employment protection agreements with us. It is currently anticipated that Mr. Pennington will not be retained to continue his role as chairman and chief executive officer of the surviving corporation following the merger or otherwise in a formal capacity. These and other interests or potential interests of our directors and executive officers are more fully described under “The

Merger — Interests of Genesco’s Directors and Executive Officers in the Merger” beginning on page 43. Our board of directors was aware of these interests in making its decisions.

•	Opinion of Goldman, Sachs & Co. Goldman, Sachs & Co. (“Goldman Sachs”) rendered its oral opinion, which was subsequently confirmed in writing, to our board of directors that, as of June 17, 2007, and based upon and subject to the factors and assumptions set forth in the opinion, the $54.50 per share in cash to be received by the holders of the outstanding shares of Genesco’s common stock pursuant to the merger agreement was fair from a financial point of view to such holders. The full text of the written opinion of Goldman Sachs, dated June 17, 2007, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this proxy statement. Goldman Sachs provided its opinion for the information and assistance of the board of directors of Genesco in connection with its consideration of the merger. Goldman Sachs’ opinion is not a recommendation as to how any holder of Genesco’s common stock should vote with respect to the merger. Pursuant to an engagement letter dated April 20, 2007, between Genesco and Goldman Sachs, Goldman Sachs is entitled to receive a transaction fee of 1.2% of the aggregate consideration payable in the merger, or approximately $18.5 million, minus an initial fee of $250,000 that became payable upon execution of the engagement letter, with one fourth of the transaction fee payable upon execution of the merger agreement and the remainder of the transaction fee payable upon the completion of the merger. See “The Merger — Opinion of Goldman, Sachs & Co.” beginning on page 28 and the opinion of Goldman Sachs reproduced in its entirety as Annex C.

•	Sources of Financing. In connection with the merger, Finish Line will obtain the financing necessary to cause the merger consideration to be paid out to Genesco’s shareholders, to make any redemption payments made to holders of issued and outstanding preferred stock of Genesco following the merger, to refinance certain existing indebtedness of Genesco, and to pay customary fees and expenses in connection with the proposed merger, the financing arrangements and the related transactions. Funding of the debt financing is subject to the satisfaction of the conditions set forth in the commitment letter pursuant to which the financing will be provided. Finish Line has agreed to use its reasonable best efforts to arrange the debt financing on the terms and conditions set forth in the debt commitment letter. The following arrangements are in place to provide, subject to the satisfaction of the conditions provided in the commitment letter, the necessary financing for the merger and related transactions, including the payment of related transaction costs, charges, fees and expenses:

•	new senior secured credit facilities in the aggregate amount of $1.14 billion, consisting of a $690.0 million senior secured term loan and a $450.0 million senior secured revolving credit facility;

•	$700.0 million aggregate principal amount of debt securities or, in lieu thereof, a senior unsecured bridge loan facility in the amount of $700.0 million; and

•	cash and cash equivalents of approximately $11.0 million held by Finish Line and its subsidiaries.

See “The Merger — Financing of the Merger” beginning on page 40.

•	Regulatory Approvals (see page 40). Under the HSR Act, and the rules promulgated thereunder by the Federal Trade Commission (the “FTC”), the merger may not be completed until notification and report forms have been filed with the FTC and the Antitrust Division of the Department of Justice (the “DOJ”), and the applicable waiting period has expired or has been terminated. Genesco and Finish Line each filed notification and report forms under the HSR Act with the FTC and the Antitrust Division of the DOJ on July 17, 2007. If Genesco and Finish Line do not receive a request for additional information, the waiting period will expire at 11:59 p.m. on August 16, 2007, if not terminated earlier.

•	Tax Consequences. The merger will be a taxable transaction for U.S. federal income tax purposes for holders of Genesco common stock. Your receipt of cash in exchange for your shares of Genesco common stock pursuant to the merger generally will cause you to recognize gain or loss measured by the difference, if any, between the cash you receive pursuant to the merger (determined before the deduction of any applicable withholding taxes) and your adjusted tax basis in your shares of Genesco common stock. If you are a non-U.S. holder (as defined below) of Genesco common stock, the merger generally will not be a taxable transaction to you under U.S. federal income tax law unless you have certain connections to the United States. Under U.S. federal income tax law, you will be subject to information reporting on cash received pursuant to the merger unless an exemption applies. Backup withholding may also apply with respect to cash you receive pursuant to the merger, unless you provide proof of an applicable exemption or a correct taxpayer identification number and otherwise comply with the applicable requirements of the backup withholding rules. You should consult your own tax advisor for a full understanding of how the merger will affect your particular tax consequences, including federal, state, local and/or foreign taxes and, if applicable, the tax consequences of the receipt of cash in connection with the cancellation of your options to purchase shares of Genesco common stock and/or your shares of restricted stock. See “The Merger — Material U.S. Federal Income Tax Consequences of the Merger to Our Shareholders” beginning on page 48, which also contains information regarding the potential tax consequences of the merger or related transactions to our preferred shareholders.

•	Dissenters’ Rights. Under Tennessee law, holders of Genesco common stock do not have dissenters’ rights unless our common stock is delisted from the New York Stock Exchange (the “NYSE”) and the Chicago Stock Exchange (the “CHX”) prior to the completion of the merger, which we do not currently anticipate. However, under Tennessee law, holders of Genesco preferred stock who do not vote in favor of approving the merger agreement will have the right to be paid the “fair value” of their shares, if the merger is completed, but only if they comply with all requirements of Tennessee law, which are summarized in this proxy statement. The right to dissent is subject to a number of restrictions and technical requirements. Generally, in order to exercise your dissenters’ rights, you must:

•	Not vote in favor of the merger agreement; and

•	Prior to the vote on the merger agreement, notify us in writing of your intent to demand payment for your shares if the merger is completed.

In addition, you must not convert your shares of preferred stock into common stock prior to the merger.

A dissenting shareholder will be entitled to payment only if written notice of intent to demand payment is properly delivered to Genesco before the vote on the merger is taken and the shareholder does not vote in favor of the merger. You will not protect your dissenters’ rights by merely voting against the merger agreement. Additionally, under Tennessee law, holders of the Employees’ Preferred will have the right to be paid the “fair value” of their shares with respect to the charter amendment proposal if the charter amendment becomes effective, but only if they comply with the analogous procedures and requirements stated above with respect to the merger agreement proposal; provided, however, that holders of Employees’ Preferred will only be entitled to one payment with respect to their shares. See “Dissenters’ Rights” beginning on page 70 and the text of the Tennessee dissenters’ rights statute reproduced in its entirety as Annex D.

•	Market Price of Genesco’s Common Stock (see page 72). The closing sale price of Genesco common stock on the NYSE on June 15, 2007, the last trading date before the date of the merger agreement, was $49.60 per share or a premium of 9.9%. The $54.50 per share to be paid for each share of Genesco common stock pursuant to the merger represents a premium of 48.7% to the closing price reported by the NYSE on March 9, 2007, the last trading day prior to market speculation about potential interest by Foot Locker, Inc. in an acquisition of Genesco, a premium of 37.7% to the average closing price reported by the NYSE for the three months prior to March 9, 2007, and a premium of 50.0% to the average closing price reported by the NYSE for the one year prior to March 9, 2007.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

The following questions and answers are intended to address briefly some commonly asked questions regarding the special meeting. These questions and answers do not address all questions that may be important to you as a Genesco shareholder. You should still carefully read the “Summary Term Sheet” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q.	When and where is the special meeting?

A.	The special meeting of shareholders of Genesco will be held on Monday, September 17, 2007 at 11:00 a.m., local time, at Genesco’s executive offices, Genesco Park, 1415 Murfreesboro Road, Nashville, Tennessee.

Q.	What matters will be voted on at the special meeting?

A.	You will be asked to consider and vote on the following proposals:

• to approve the merger agreement, as the same may be amended from time to time;

• to approve and adopt the charter amendment permitting the redemption of the Employees’ Preferred after the completion of the merger at the price to be paid per share of Genesco’s common stock in the merger, or $54.50, without interest, at Genesco’s option as the surviving corporation following the merger;

• to approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the merger agreement or the charter amendment; and

• to transact such other business that may properly come before the special meeting or any adjournment or postponement of the special meeting.

Q.	How does Genesco’s board of directors recommend that I vote on the proposals?

A.	Our board of directors unanimously recommend that you vote:

• “FOR” the proposal to approve the merger agreement, as the same may be amended from time to time;

• “FOR” the approval and adoption of the charter amendment; and

• “FOR” the adjournment proposal.

Q.	Who is entitled to vote at the special meeting?

A.	On August 6, 2007, the record date for determining who is entitled to receive notice of and to vote at the special meeting, the number of voting shares issued and outstanding and the number of votes entitled to be cast were as follows:

		Votes per
Class of Capital Stock	No. of Shares	Share	Total Votes

Subordinated Serial Preferred Stock:
Series 1 ($2.30)	35,134	1	35,134
Series 3 ($4.75)	14,447	2	28,894
Series 4 ($4.75)	3,579	1	3,579
Subordinated Cumulative Preferred Stock ($1.50)	30,017	1	30,017
Employees’ Preferred	59,989	1	59,989
Common Stock	22,788,798	1	22,788,798

The various classes of preferred stock and common stock will vote together as a single group at the special meeting with respect to all matters except the charter amendment. On the charter amendment proposal, all classes of preferred stock, except the Employees’ Preferred, will vote together with the common stock and constitute one voting group, and the Employees’ Preferred will constitute a second voting group and will vote as a separate class.

Please note that space limitations may make it necessary to limit attendance at the special meeting to shareholders. If you attend, please note that you may be asked to present valid picture identification. “Street name” holders will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices are not permitted at the special meeting.

Q.	What vote is required for Genesco’s shareholders to approve the merger agreement?

A.	An affirmative vote of the holders of a majority of the votes represented by the outstanding shares of our common stock and our preferred stock, voting together as a single group, is required to approve the merger agreement.

Q.	What vote is required for Genesco’s shareholders to approve and adopt the charter amendment?

A.	The approval and adoption of the charter amendment requires that the votes cast in favor of the charter amendment by holders of all Genesco capital stock voting together as a single group, excluding the Employees’ Preferred, exceed the votes cast against the amendment by such holders and also requires the affirmative approval of a majority of the outstanding shares of the Employees’ Preferred voting as a separate group.

Q.	What vote is required for Genesco’s shareholders to approve the proposal to adjourn the special meeting, if necessary, to solicit additional proxies to approve the merger agreement or the charter amendment?

A.	The proposal to adjourn the special meeting, if necessary, to solicit additional proxies to approve the merger agreement or the charter amendment requires that the votes cast in favor of adjournment exceed the votes cast against adjournment.

Q.	Who is soliciting my vote?

A.	This proxy solicitation is being made and paid for by us. We have retained Georgeson Inc. to assist in the solicitation. We will pay Georgeson Inc. approximately $20,000 plus out-of-pocket expenses for its assistance. Our directors, officers and employees may also solicit proxies by mail, e-mail, telephone, facsimile or by other means of communication. These individuals will not be paid additional remuneration for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation materials to the beneficial owners of shares of Genesco capital stock that the brokers and fiduciaries hold of record. We will reimburse them for their reasonable out-of-pocket expenses.

Q.	What do I need to do now?

A.	Even if you plan to attend the special meeting, after carefully reading and considering the information contained in this proxy statement, if you hold your shares in your own name as the shareholder of record, please complete, sign, date and return the enclosed proxy card; submit a proxy using the telephone number printed on your proxy card; or submit a proxy using the Internet proxy submission instructions printed on your proxy card. You can also attend the special meeting and vote, or change your prior vote, in person. Do NOT enclose or return your common stock certificate(s) with your proxy. If you hold your shares in “street name” through a broker, bank or other nominee, then you received this proxy statement from the nominee, along with the nominee’s proxy card which includes voting instructions and instructions on how to change your vote.

Q.	How do I vote? How can I revoke my vote?

A.	You may cause your shares to be voted by signing and dating each proxy card you receive and returning it in the enclosed prepaid envelope, or as described below if you hold your shares in “street name.” If you return your signed proxy card, but do not mark the boxes showing how you wish your shares to be voted, your shares will be voted “FOR” the proposal to approve the merger agreement, as the same may be amended from time to time, “FOR” the approval and adoption of the charter amendment, and “FOR” the adjournment proposal. You have the right to revoke your proxy at any time before the vote taken at the special meeting by taking the following steps:

• if you hold your shares in your name as a shareholder of record, by notifying us in writing at Corporate Secretary, Genesco Inc., 1415 Murfreesboro Road, Nashville, Tennessee 37217;

• if you hold your shares in your name as a shareholder of record, by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

• if you hold your shares in your name as a shareholder of record, by submitting a later-dated proxy card; or

• if you have instructed a broker, bank or other nominee to vote your shares, by following the directions received from your broker, bank or other nominee to change those instructions.

Q.	Can I submit a proxy by telephone or electronically?

A.	If you hold your shares in your name as a shareholder of record, you may submit a proxy by telephone or electronically through the Internet by following the instructions included with your proxy card.

If your shares are held by your broker, bank or other nominee, often referred to as held in “street name,” please check your proxy card or contact your broker, bank or other nominee to determine whether you will be able to provide voting instructions by telephone or electronically.

Q.	What do I do if I receive more than one proxy or set of voting instructions?

A.	If you hold shares both as a record holder and in “street name,” or if your shares are otherwise registered differently or you hold shares of more than one class or series of our capital stock, you may receive more than one proxy and/or set of voting instructions relating to the special meeting. These should each be returned separately in order to ensure that all of your shares are voted.

Q.	How are votes counted?

A.	For the proposal to approve the merger agreement (Proposal No. 1), you may vote FOR, AGAINST or ABSTAIN. Abstentions will not be counted as votes cast or shares voting on the proposal to approve the merger agreement, but will count for the purpose of determining whether a quorum is present. If you abstain, it will have the same effect as if you vote against the approval of the merger agreement. In addition, if your shares are held in the name of a broker, bank or other nominee, your broker, bank or other nominee will not, under the current NYSE rules, be entitled to vote your shares in the absence of specific instructions. These non-voted shares, commonly referred to as “broker non-votes,” will be counted for purposes of determining a quorum, but will have the same effect as a vote against the approval of the merger agreement.

For the proposal to approve and adopt the charter amendment (Proposal No. 2), you may vote FOR, AGAINST or ABSTAIN, and your vote will be counted as described below.

• With respect to the Employees’ Preferred, abstentions will not be counted as votes cast or shares voting on the proposal to approve the merger agreement, but will count for the purpose of determining whether a quorum is present. If you abstain, it will have the same effect as if you vote against the charter amendment. In addition, if your shares are held in the name of a broker, bank or other nominee, your broker, bank or other nominee will not, under the current NYSE rules, be entitled to vote your shares in the absence of specific instructions. Broker non-votes will be counted for purposes of determining a quorum, but will have the same effect as a vote against the approval of the charter amendment.

• With respect to votes cast by all other holders of Genesco capital stock, abstentions will be counted for the purpose of determining whether a quorum is present, but will have no effect on the vote to approve and adopt the charter amendment, which requires that the votes cast in favor of the matter exceed the votes cast against the matter. If your shares are held in the name of a broker, bank or other nominee, your broker, bank or other nominee will not, under the current NYSE rules, be entitled to vote your shares in the absence of specific instructions. Broker non-votes will be counted for the purpose of determining whether a quorum is present, but will have no effect on the vote to approve and adopt the charter amendment with respect to votes cast by all holders of Genesco capital stock other than holders of the Employees’ Preferred.

For the proposal to adjourn the special meeting (Proposal No. 3), if necessary, to solicit additional proxies to approve the merger agreement or the charter amendment, you may vote FOR, AGAINST or ABSTAIN. Abstentions and broker non-votes will count for the purpose of determining whether a quorum is present, but will have no effect on the vote to adjourn the meeting, which requires that the votes cast in favor of adjournment exceed the votes cast against such matter. If your shares are held in the name of a broker, bank or other nominee, your broker, bank or other nominee will be entitled to vote your shares in the absence of specific instructions as this matter is considered routine under the current NYSE rules.

If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the approval of the merger agreement, as the same may be amended from time to time, “FOR” the approval and adoption of the charter amendment, and “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies, and in accordance with the recommendations of our board of directors on any other matters properly brought before the special meeting for a vote.

Q:	Who will count the votes?

A:	Either our corporate secretary or designee of our corporate secretary, or a representative of our transfer agent Computershare Investor Services, LLC, will count the votes and act as an inspector of election. Questions concerning stock certificates or other matters pertaining to your shares may be directed to Paul Amante at Computershare Investor Services, LLC at (781) 575-2879.

Q.	When is the merger expected to be completed?

A.	We are working toward completing the merger as soon as possible. However, in order to complete the merger, we must obtain shareholder approval and the other closing conditions set forth in the merger agreement must be satisfied or waived. In addition, Finish Line has advised Genesco that it currently estimates that it will obtain the financing necessary to consummate the merger pursuant to the terms of the commitment letter during the third week of October 2007, but the expected financing timeline could vary. Subject to the terms and conditions of the merger agreement, Genesco expects the merger to be consummated at that time.

Q.	Is the merger contingent upon the approval of the charter amendment?

A.	No. The merger may be consummated even if the charter amendment is not approved. Our board of directors recommends, however, that your vote “FOR” the charter amendment proposal (Proposal No. 2).

Q.	Should I send in my common stock certificates now?

A.	No. After the merger is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your Genesco common stock certificates for the merger consideration.

If your shares are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your “street name” shares in exchange for the merger consideration. Please do not send your certificates in now.

Q.	How do I convert my shares of preferred stock into shares of common stock?

A.	Except for the $1.50 Subordinated Cumulative Preferred Stock and shares of Employees’ Preferred that are not fully paid, each outstanding class and series of our preferred stock is convertible into common stock at the holder’s option. Generally, your right to convert your shares of preferred stock, if applicable, may be exercised by surrendering the applicable preferred stock certificates to our transfer agent, Computershare Investor Services, LLC, for such purpose at 250 Royall Street, Canton MA 02021, attention: Corporate Actions, Paul Amante, or to Genesco at its principal office at 1415 Murfreesboro Road, Nashville, Tennessee 37217, attention: Corporate Secretary. Certificates surrendered for conversion must be properly endorsed in blank or accompanied by proper instruments of assignment. Questions regarding the conversion process, including with respect to lost certificates and proper assignment documentation, should be directed to Paul Amante at Computershare Investor Services, LLC at (781) 575-2879.

Q.	Does the Company recommend that I convert my preferred stock prior to the merger?

A.	We are not making a recommendation as to whether you should convert your preferred stock, if applicable. However, certain considerations with respect to the preferred stock are set forth for your reference under “The Merger — Preferred Stock” beginning on page 38. You should consult your financial and tax advisors regarding your decision whether to convert your shares of preferred stock in advance of the merger.

Q.	How can I obtain additional information about Genesco?

A.	We will provide a copy of our Annual Report to shareholders and/or our Annual Report on Form 10-K for the year ended February 3, 2007, excluding certain of its exhibits, and other filings, including our reports on Form 10-Q, which have been filed with the Securities and Exchange Commission (the “SEC”) without charge to any shareholder who makes an oral or written request to the Corporate Secretary, Genesco Inc., 1415 Murfreesboro Road, Nashville, Tennessee 37217, telephone: (615) 367-7000. Our Annual Report on Form 10-K and other SEC filings also may be accessed on the Internet at http://www.sec.gov or on the Investor Relations page of Genesco’s website at http://www.genesco.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement and is not incorporated by reference. For a more detailed description of how to obtain additional information about Genesco, please refer to “Where You Can Find More Information” beginning on page 77.

Q.	Who can help answer my questions?

A.	If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact: Georgeson Inc., 17 State Street, 10th Floor, New York, New York 10004. Banks and brokers should call Georgeson at (212) 440-9800. All others should call Georgeson toll-free at (866) 605-7510. If your broker, bank or other nominee holds your shares, you can also call your broker, bank or other nominee for additional information.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, contain forward-looking statements based on estimates and assumptions. Forward-looking statements include information concerning possible or assumed future results of operations of Genesco, the expected completion and timing of the merger and other information relating to the merger. There are forward-looking statements throughout this proxy statement, including, without limitation, under the headings “Summary Term Sheet,” “The Merger,” “Charter Amendment,” “Projected Financial Information,” and in statements containing the words “believes,” “plans,” “expects,” “anticipates,” “intends,” “estimates” or other similar expressions. For each of these statements, we claim the protection of the safe harbor for forward-looking statements contained in Section 21E of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”). You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on our business or operations. These forward-looking statements speak only as of the date on which the statements were made and we undertake no obligation to publicly update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events or otherwise. In addition to other factors and matters contained or incorporated in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, including a termination that under certain circumstances could require us to pay Finish Line a $46 million termination fee and up to $10 million for reasonable, actual and documented out-of-pocket expenses and fees;

•	the outcome of any legal proceedings that have been or may be instituted against us and others relating to the merger agreement;

•	the failure of the merger to close for any reason, including the inability to complete the merger due to the failure to obtain shareholder approval or the failure to satisfy other conditions to the completion of the merger, or the failure of Finish Line to obtain the necessary debt financing arrangements set forth in the commitment letter received in connection with the merger, and the risk that any failure of the merger to close may adversely affect our business and the price of our common stock;

•	the potential adverse effect on our business, properties and operations of any covenants (including negative operational covanants) we agreed to in the merger agreement;

•	risks that the proposed transaction diverts management’s attention and disrupts current plans and operations, and potential difficulties in employee retention as a result of the merger;

•	the effect of the announcement of the merger and actions taken in anticipation of the merger on our business relationships, operating results and business generally;

•	the impact of the substantial indebtedness incurred to finance the completion of the merger;

•	the amount of the costs, fees, expenses and charges related to the merger and the actual terms of certain financings that will be obtained for the merger; and

•	other risks detailed in our current filings with the SEC, including our most recent filings on Forms 8-K, 10-Q and 10-K. See “Where You Can Find More Information” beginning on page 77.

Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect our views only as of the date of this proxy statement. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement represent our views as of the date of this proxy statement, and it should not be assumed that the statements made herein remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons that actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

THE PARTIES TO THE MERGER

Genesco

Genesco is a Tennessee corporation and is headquartered in Nashville, Tennessee. Our principal offices are located at Genesco Park, 1415 Murfreesboro Road, Nashville, Tennessee and our telephone number is (615) 367-7000. Genesco is a leading retailer of branded footwear and licensed and branded headwear and a wholesaler of branded footwear, with net sales for its fiscal year ended February 3, 2007 (“fiscal year 2007”) of $1.5 billion. During fiscal year 2007, Genesco operated five reportable business segments (not including corporate): Journeys Group, comprised of the Journeys, Journeys Kidz and Shi by Journeys retail footwear chains, catalog and e-commerce operations; Underground Station Group, comprised of the Underground Station and Jarman retail footwear chains and e-commerce operations; Hat World Group, comprised of the Hat World, Lids, Hat Shack, Hat Zone, Head Quarters, Cap Connection and Lids Kids retail headwear chains and e-commerce operations; Johnston & Murphy Group, comprised of Johnston & Murphy retail operations, catalog and e-commerce operations and wholesale distribution; and Licensed Brands, comprised primarily of Dockers® footwear, sourced and marketed under a license from Levi Strauss & Company. Genesco also designs, sources, markets and distributes footwear under its own Johnston & Murphy brand and under the licensed Dockers® brand to over 1,000 retail accounts in the United States, including a number of leading department, discount, and specialty stores.

For a more detailed description of the business and properties of Genesco, see our Annual Report on Form 10-K for fiscal year 2007, which is incorporated by reference herein, or visit our website at www.genesco.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement and is not incorporated by reference. Genesco’s common stock is listed on the NYSE (Symbol: GCO) and the CHX. See “Where You Can Find More Information” beginning on page 77.

Finish Line

The Finish Line, Inc. (which we refer to as Finish Line) is an Indiana corporation and is headquartered in Indianapolis, Indiana. Finish Line’s principal offices are located at 3308 North Mitthoeffer Road, Indianapolis, Indiana 46235 and its telephone number is (317) 899-1022. Finish Line operates under the Finish Line, Man Alive and Paiva brand names and is one of the largest mall-based specialty retailers in the United States. Finish Line currently operates 694 Finish Line stores in 47 states and online, 93 Man Alive stores in 19 states and 15 Paiva stores in 10 states and online. Finish Line’s common stock is listed on the NASDAQ Global Select Market (Symbol: FINL).

For a more detailed description of the business and properties of Finish Line, see its Annual Report on Form 10-K for its fiscal year ended March 3, 2007, or visit its website at www.finishline.com. Finish Line’s website is provided as an inactive textual reference only. The information set forth in the above-referenced Annual Report and the information provided on Finish Line’s website are not part of this proxy statement and are not incorporated by reference.

Merger Sub

Headwind, Inc. (which we refer to as Merger Sub) is a Tennessee corporation that was formed solely for the purpose of completing the proposed merger. Upon the completion of the proposed merger, Merger Sub will cease to exist and Genesco will continue as the surviving corporation. Merger Sub is wholly-owned by Finish Line and has not engaged in any business except as contemplated by the merger agreement. The principal office address of Merger Sub is Headwind, Inc., c/o The Finish Line, Inc., 3308 North Mitthoeffer Road, Indianapolis, Indiana 46235 and its telephone number is (317) 899-1022.

THE SPECIAL MEETING

This proxy statement is furnished in connection with the solicitation of proxies by our board of directors in connection with the special meeting of our shareholders relating to the merger and the charter amendment.

Date, Time and Place of the Special Meeting

The special meeting is scheduled to be held as follows:

Date:  Monday, September 17, 2007

Time:  11:00 a.m., local time

Place:  Genesco Park, 1415 Murfreesboro Road, Nashville, Tennessee

Proposals to be Considered at the Special Meeting

At the special meeting, you will be asked to vote on a proposal to approve the merger agreement, as the same may be amended from time to time (Proposal No. 1). If our shareholders fail to approve the merger agreement, the merger will not occur. A copy of the merger agreement is attached as Annex A to this proxy statement, and we encourage you to read it carefully and in its entirety. At the special meeting, you will also be asked to vote on the charter amendment (Proposal No. 2). A copy of the charter amendment is attached as Annex B to this proxy statement, and we encourage you to read it carefully and in its entirety. You will also be asked to approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the merger agreement or the charter amendment (Proposal No. 3).

Record Date; Voting Rights; Quorum; Vote Required for Approval

We have fixed the close of business on August 6, 2007 as the record date for the special meeting, and only holders of record of Genesco capital stock on the record date are entitled to vote at the special meeting. On that date, the number of voting shares outstanding and the number of votes entitled to be cast were as follows:

		Votes per
Class of Capital Stock	No. of Shares	Share	Total Votes

Subordinated Serial Preferred Stock:
Series 1 ($2.30)	35,134	1	35,134
Series 3 ($4.75)	14,447	2	28,894
Series 4 ($4.75)	3,579	1	3,579
Subordinated Cumulative Preferred Stock ($1.50)	30,017	1	30,017
Employees’ Subordinated Convertible Preferred Stock	59,989	1	59,989
Common Stock	22,788,798	1	22,788,798

The presence in person or representation by proxy of shareholders entitled to cast a majority of the votes of all issued and outstanding shares of Genesco capital stock entitled to be voted shall constitute a quorum for the purpose of considering each of the proposals except the charter amendment proposal. A quorum for the charter amendment proposal requires the presence in person or representation by proxy of shareholders entitled to cast (1) a majority of the votes of all issued and outstanding shares of Genesco capital stock, except the Employees’ Preferred, entitled to be voted and (2) a majority of the shares of all issued and outstanding shares of the Employees’ Preferred entitled to vote. Shares of Genesco capital stock represented at the special meeting but not voted, including shares of Genesco capital stock for which proxies have been received but for which shareholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. In the event that a quorum for the proposal to approve the merger agreement is not present at the special meeting, it is expected that the meeting will be adjourned to solicit additional proxies; provided, however, that in the event a quorum is present with respect to such proposal and there are sufficient votes to approve the merger agreement at the date the special meeting is initially convened, the shareholders will take final action at that meeting to approve the merger agreement, regardless of whether the meeting is adjourned to a later date solely for further consideration of the charter amendment proposal.

If your shares are registered in your name or if you have stock certificates, they will not be voted if you do not vote at the meeting in person or as described below under “— Submission and Revocation of Proxies.” If your shares are held in “street name” through a nominee (such as a bank, broker or other nominee) and you do not provide voting instructions to the nominee that holds your shares, the nominee has the discretionary authority to vote your unvoted shares on certain matters. A “broker non-vote” arises when a broker, financial institution or other holder of record that holds shares in street name does not receive instructions from a beneficial owner and does not have the discretionary authority to vote on a particular item. Under current NYSE rules, brokers have discretionary authority to vote on the proposal regarding adjournment. Under current NYSE rules, brokers do not have discretionary authority to vote on the proposal regarding the merger agreement or the proposal regarding the charter amendment. We encourage you to provide voting instructions to your bank, broker or other nominee. Doing so will ensure that your shares will be voted in the manner you desire.

Approval of the merger agreement (Proposal No. 1) requires the affirmative vote of the holders of a majority of the votes represented by the outstanding shares of our common stock and our preferred stock, voting together as a single group. For the proposal to approve the merger agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions and broker non-votes will not be counted as votes cast or shares voting on the proposal to approve the merger agreement, but will count for the purpose of determining whether a quorum is present. Abstentions and broker non-votes will have the same effect as a vote against the approval of the merger agreement.

As of August 6, 2007, the record date, the directors and executive officers of Genesco held and were entitled to vote, in the aggregate, shares of Genesco common stock, representing approximately 2.5% of the outstanding votes of Genesco capital stock. As of the record date, the directors and executive officers held no shares of Genesco preferred stock. If our directors and executive officers vote their shares in favor of approving the merger agreement, approximately 2.5% of the outstanding votes of Genesco capital stock will have voted for the proposal to approve the merger agreement. This means that additional holders of approximately 10,893,548 votes, or approximately 47.5%, of all votes entitled to be cast at the special meeting would need to vote for the proposal to approve the merger agreement in order for it to be approved.

For the proposal to approve and adopt the charter amendment (Proposal No. 2), holders may vote FOR, AGAINST or ABSTAIN. There are two separate voting groups:

•	Approval and adoption of the charter amendment requires the affirmative approval of a majority of the outstanding shares of the Employees’ Preferred entitled to vote on such matter. Abstentions by holders of Employees’ Preferred and broker non-votes will not be counted as votes cast or shares voting on the proposal to approve the charter amendment, but will count for the purpose of determining whether a quorum is present. Abstentions and broker non-votes by holders of Employees’ Preferred and broker non-votes will have the same effect as a vote against the adoption and approval of the charter amendment.

•	Approval and adoption of the charter amendment also requires that the votes cast in favor of the matter by holders of all Genesco capital stock, excluding the Employees’ Preferred, exceed the votes cast against such matter. Abstentions and broker non-votes will count for the purpose of determining whether a quorum is present but do not count in the voting results and have no effect on the result of this vote.

If our directors and executive officers vote their shares in favor of the approval and adoption of the charter amendment, approximately 2.5% of the outstanding votes of Genesco capital stock, excluding the Employees’ Preferred, will have voted for the proposal to approve and adopt the charter amendment. This means that additional holders of approximately 10,863,554 votes, or approximately 47.5%, of all votes entitled to be cast at the special meeting by this voting group would need to vote for the proposal to approve and adopt the charter amendment, in addition to the holders of a majority of all votes entitled to be cast by the Employees’ Preferred, in order for it to be approved and adopted.

The outcome of the vote with respect to the charter amendment proposal will not impact the outcome of the vote with respect to the merger agreement, and the approval of either proposal is independent of, and not conditioned upon the approval of, the other proposal. The charter amendment, however, will not take effect unless the merger is consummated. The merger is not contingent upon the approval of the charter amendment.

The proposal to adjourn the special meeting (Proposal No. 3), if necessary, to solicit additional proxies to approve the merger agreement or the charter amendment requires that the votes cast in favor of the matter exceed the votes cast against the matter. For the proposal to adjourn the special meeting, if necessary, to solicit additional proxies, you may vote FOR, AGAINST or ABSTAIN. Abstentions and broker non-votes will count for the purpose of determining whether a quorum is present but do not count in the voting results and have no effect on the result of the vote on the adjournment proposal.

Submission and Revocation of Proxies

Shareholders of record may submit proxies by mail. Shareholders who wish to submit a proxy by mail should mark, date, sign and return the proxy card in the envelope furnished. If you hold your shares in your name as a shareholder of record, you may submit a proxy by telephone or electronically through the Internet by following the instructions included with your proxy card. Shareholders who hold shares beneficially through a nominee (such as a bank or broker) may be able to submit a proxy by mail, or by telephone or the Internet if those services are offered by the nominee.

Proxies received at any time before the special meeting, and not revoked or superseded before being voted, will be voted at the special meeting. Where a specification is indicated by the proxy, it will be voted in accordance with the specification. If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the approval of the merger agreement, as the same may be amended from time to time, “FOR” the approval and adoption of the charter amendment, and “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies, and in accordance with the recommendations of our board of directors on any other matters properly brought before the special meeting for a vote.

You have the right to revoke your proxy at any time before the vote taken at the special meeting by taking the following actions:

•	if you hold your shares in your name as a shareholder of record, by notifying us in writing at Corporate Secretary, Genesco Inc., 1415 Murfreesboro Road, Nashville, Tennessee 37217;

•	if you hold your shares in your name as a shareholder of record, by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•	if you hold your shares in your name as a shareholder of record, by submitting a later-dated proxy card; or

•	if you have instructed a broker, bank or other nominee to vote your shares, by following the directions received from your broker, bank or other nominee to change those instructions.

Please do not send in your common stock certificates with your proxy card. When the merger is completed, a separate letter of transmittal will be mailed to holders of Genesco common stock that will enable you to receive the merger consideration in exchange for your stock certificates.

Rights of Shareholders Who Object to the Merger Agreement or the Charter Amendment Proposals

Holders of Genesco common stock are not entitled to dissenters’ rights under Tennessee law in connection with the merger unless our common stock is delisted from the NYSE and the CHX prior to completion of the merger, which we do not currently anticipate. However, holders of Genesco preferred stock are entitled to dissenters’ rights under Tennessee law in connection with the merger. Holders of the

Employees’ Preferred are also entitled to dissenters’ rights under Tennessee law in connection with the charter amendment. With respect to the holders of Genesco preferred stock, Tennessee law permits you to dissent from the merger and to have the fair value of your stock appraised by a court and paid to you in cash. To do this, you must follow certain procedures, including: (1) filing certain notices with us; and (2) refraining from voting your shares in favor of the merger. In addition, you must not convert your shares of preferred stock into Genesco common stock before the merger. If you properly dissent from the merger, your shares of Genesco preferred stock cannot be converted into Genesco common stock prior to the merger and will not be entitled to receive the price per share to be paid to holders of Genesco common stock in the merger. If you properly dissent from the merger, your shares will not be redeemed by the surviving corporation following the merger. Your only right will be to receive the appraised value of your shares in cash. The procedures for holders of Employees’ Preferred to dissent from the charter amendment are substantially similar; provided, however, that holders of Employees’ Preferred will in no event be entitled to more than one payment with respect to their shares.

A dissenting shareholder will be entitled to payment only if written notice of intent to demand payment is properly delivered to Genesco before the vote on the merger agreement (or the charter amendment, as applicable) is taken and the shareholder does not vote in favor of the merger agreement (or the charter amendment, as applicable). A holder of preferred stock will not protect their dissenters’ rights by merely voting against the merger agreement (or the charter amendment, as applicable). Your failure to follow exactly the procedures specified under Tennessee law will result in the loss of your dissenters’ rights. See “Dissenters’ Rights” beginning on page 70 and the text of the Tennessee dissenters’ rights statute reproduced in its entirety as Annex D.

Solicitation of Proxies

This proxy solicitation is being made and paid for by Genesco on behalf of our board of directors. We have retained Georgeson Inc. to assist in the solicitation. We will pay Georgeson Inc. approximately $20,000 plus out-of-pocket expenses for their assistance. Our directors, officers and employees may also solicit proxies by mail, e-mail, telephone, facsimile or other means of communication. These individuals will not be paid additional remuneration for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of Genesco capital stock that the brokers and fiduciaries hold of record. We will reimburse them for their reasonable out-of-pocket expenses. In addition, we will indemnify Georgeson Inc. against any losses arising out of that firm’s proxy soliciting services on our behalf.

Other Business

We are not currently aware of any business to be acted upon at the special meeting other than the matters discussed in this proxy statement. Under our bylaws, business transacted at the special meeting is limited to the purposes stated in the notice of the special meeting, which is provided at the beginning of this proxy statement. If other matters do properly come before the special meeting, or at any adjournment or postponement of the special meeting, we intend that shares of Genesco capital stock represented by properly submitted proxies will be voted in accordance with the recommendations of our board of directors.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call our proxy solicitor, Georgeson Inc., toll-free at (888) 605-7510 (banks and brokerage firms call collect at (212) 440-9800), or contact Genesco in writing at our principal executive offices at Corporate Secretary, Genesco Inc., 1415 Murfreesboro Road, Nashville, Tennessee 37217, or by telephone at (615) 367-7000.

THE MERGER

This discussion of the merger is qualified by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

Background of the Merger

On January 19, 2007, our chief executive officer, Hal Pennington, received an unsolicited call from Matthew Serra, the chief executive officer of Foot Locker, Inc. (“Foot Locker”). During this conversation, Mr. Serra indicated that Foot Locker was interested in pursuing a negotiated acquisition of Genesco and that he believed Foot Locker could potentially offer a purchase price of $48.00 to $50.00 per share for our outstanding common stock, subject to satisfactory due diligence. Mr. Pennington informed Mr. Serra that Genesco was committed to its strategic plan and that management believed in the value that could be created for our shareholders by executing this plan.

During the week of January 22, 2007, Mr. Pennington contacted each of our board members individually to advise them of the call from Mr. Serra. During the week, one board member received a call from an investment banker indicating that a letter was being prepared by Foot Locker to send to our board outlining a proposal, but we received no such letter.

On February 5, 2007, Mr. Pennington received another call from Mr. Serra. Mr. Serra did not discuss a specific proposal on this call and indicated that his purpose was to follow up on his previous conversation of January 19, 2007. Mr. Serra indicated again that Foot Locker intended to pursue a negotiated acquisition of us on a friendly basis. Mr. Pennington told Mr. Serra that his views about such an acquisition had not changed since the prior call. On February 8, 2007, our directors participated in a telephone call conducted by Mr. Pennington for the purpose of advising them of the February 5 call from Mr. Serra.

During the first several weeks of March 2007, various media outlets began reporting on rumors and speculation about a potential tender offer for the outstanding shares of Genesco by Foot Locker. On March 19, 2007, our directors participated in a telephone call conducted by Mr. Pennington for the purpose of informing the board of the media reports and of management’s concerns regarding certain key employees who were anxious about their job security in light of the Foot Locker rumors and speculation. Mr. Pennington told the board that management believed the concerns could be reduced if change-in-control severance agreements were provided for those key employees. He explained that the proposed agreements would be substantially similar to the existing agreements with our executive officers, which are described under “The Merger — Interests of Genesco’s Directors and Executive Officers in the Merger,” provided that these agreements would generally provide for a severance payment equal to an amount calculated for each such employee by multiplying one times the sum of the employee’s base salary, annual bonus and certain employee benefits amounts. It was the consensus of the board members on the call that such agreements would not present a material deterrent to any future acquisition of Genesco and that the execution of such agreements was in the best interests of our shareholders in order to encourage such employees to remain with us during the existing period of uncertainty and in the event an unsolicited takeover attempt was announced. Our board then acted by unanimous written consent, effective March 22, 2007, approving the change-in-control severance agreements for certain key employees.

As part of the ongoing evaluation of our business, our board and senior management regularly evaluate our long-term strategic alternatives and prospects for continued operations as an independent company. This evaluation took on renewed emphasis in light of the media speculation and our belief that Foot Locker might make a hostile tender offer for the acquisition of Genesco or otherwise attempt to elect its own slate of directors at our annual meeting of shareholders on June 27, 2007. Accordingly, in a telephone call on March 22, 2007, it was the consensus of participating directors that management should engage Goldman Sachs as our financial advisor to assist us in preparing for any potential acquisition proposal, proxy contest, or any other attempt to acquire control of Genesco. The board also asked management to update the forecasts set forth in management’s annual five-year financial plan to facilitate Goldman Sachs’ financial analysis and to assist the board in evaluating any potential acquisition proposal.

On April 4, 2007, Mr. Pennington received a letter setting forth a purportedly confidential proposal from Foot Locker for the acquisition of all of the outstanding shares of common stock of Genesco for $46.00 per share in cash. Mr. Serra called Mr. Pennington immediately before sending the letter, indicating that Foot Locker might be able to “go higher” than the proposed price per share if increased value could be demonstrated through a due diligence process. The proposal set forth in the letter was not subject to any financing condition but was subject to due diligence. Mr. Pennington provided this letter to all of our directors.

On April 5, 2007, our directors participated in a telephone call conducted by Mr. Pennington for the purpose of discussing the Foot Locker letter. Representatives of Bass Berry & Sims PLC (“Bass Berry”), our outside corporate counsel, and Goldman Sachs participated on this call. A representative of Bass Berry reviewed the board’s fiduciary duties in considering and responding to the proposal. After discussing the proposal with their legal and financial advisors, it was the consensus of the participating directors that the proposal should be formally considered at a special meeting of our board to be held on April 20, 2007. In preparation for the April 20 board meeting, the board asked Goldman Sachs to review management’s most current financial forecasts and consider our strategic alternatives to enhance shareholder value, including the Foot Locker proposal. Mr. Pennington delivered to Foot Locker on April 5, 2007 a letter confirming receipt of its proposal and indicating that we would provide a response in due course.

On April 19, 2007, Mr. Serra sent a letter to Mr. Pennington expressing his disappointment in the lack of a substantive response to his April 4 letter and indicating that Foot Locker was considering disclosing the April 4 and April 19 letters publicly before the market opened on April 20, 2007. Mr. Serra also stated in his letter that Foot Locker would welcome the opportunity to conduct due diligence and might be prepared to increase its offer if increased value could be demonstrated. Lehman Brothers Inc. (“Lehman Brothers”), the financial advisor for Foot Locker, contacted Goldman Sachs that day to discuss the April 19 letter. Goldman Sachs indicated to Lehman Brothers that our board was meeting to consider the proposal on April 20, 2007 and that it was our preference that Foot Locker not disclose the letters until the board held its meeting and we could respond to Mr. Serra’s April 4 letter. Lehman Brothers indicated on that call that it could not commit that Foot Locker would refrain from making the letters public. On the morning of April 20, 2007, Foot Locker made the April 4 and April 19 letters public. On April 20, 2007, we issued a press release announcing that we had received, and that our board intended to consider with the assistance of Goldman Sachs, the Foot Locker proposal set forth in the April 4 letter.

On April 20, 2007, Bob Dennis, our president and chief operating officer, received a call from Alan Cohen, the chief executive officer of Finish Line, regarding Finish Line’s potential interest in a business combination transaction. Mr. Dennis referred Mr. Cohen to Goldman Sachs in case Finish Line desired to pursue its interest further.

On April 20, 2007, our board met to consider the Foot Locker proposal set forth in the April 4 letter. Representatives of Bass Berry and Goldman Sachs attended the meeting, together with certain members of management. At the meeting, Mr. Pennington discussed the various media articles about a potential acquisition proposal from Foot Locker since the April 5 board call. Mr. Pennington described the discussions between Goldman Sachs and Lehman Brothers, which preceded the public announcement by Foot Locker of its proposal. A representative of Bass Berry reviewed with the board their confidentiality obligations, stock trading limitations and our no-comment and document retention policies, as well as their fiduciary duties and responsibilities in the context of considering the Foot Locker proposal. Management presented an update of financial results for the first fiscal quarter to date and a general business and operating plan update, together with management’s preliminary five-year financial forecasts. This discussion included a detailed explanation of the process thus far undertaken to update the forecasts and certain operational and financial assumptions underlying the forecasts. Management responded to questions regarding the risks and opportunities that may impact management’s forecasts and assumptions and confirmed their belief that the financial forecasts were reasonable financial projections based on currently available information, and that these forecasts were provided to Goldman Sachs for purposes of performing its financial analysis. See “The Merger — Projected Financial Information — Initial Projections” beginning on page 36.

At the April 20 board meeting, representatives of Goldman Sachs discussed with our board the retail merger and acquisition market and reported on the discussions they had had with Lehman Brothers in connection with the Foot Locker proposal. They also reviewed with the board the calls they had received from parties other than Foot Locker expressing potential interest in acquiring us. Indications of interest had been received from six private equity financial sponsors. Representatives of Goldman Sachs then discussed their financial analysis of our strategic alternatives. In addition to the Foot Locker and other sale possibilities, these strategic alternatives included a leveraged recapitalization, the sale of a material division or assets, the acquisition of assets, and the execution of our current strategic plan. Representatives of Goldman Sachs discussed the benefits and issues relating to each of the strategic alternatives. They then discussed the Foot Locker proposal in detail, including the discussions with Lehman Brothers, as well as the indications of interest which had been received from other parties. The board and its financial and legal advisors then discussed the possible contents of a response letter to, and potential communication strategies with, Foot Locker and the media, should our board determine to reject the Foot Locker proposal as not in the best interests of our shareholders.

At the April 20 board meeting, the board also discussed the strategic alternatives available to us and the next steps we might take to explore further these strategic alternatives. Among the next steps considered was the contacting of the third parties who had indicated to us or to Goldman Sachs an interest in pursuing a business combination transaction with us. The board also evaluated Foot Locker’s April 4 proposal in light of the financial analyses of our other strategic alternatives and in light of the current market price of our common stock. The board determined that while it had confidence in our long-term strategic plan and, accordingly, we were not for sale, it was in the best interests of our shareholders to engage in a feasibility process to gauge the potential interest in a business combination transaction with us and to allow the board to consider in light of that interest the strategic alternatives available to us, including the alternative of remaining an independent public company and executing our long-term strategic plan. After the representatives of Goldman Sachs were excused from the meeting, further discussion ensued and the board unanimously voted to reject the Foot Locker proposal as not in the best interests of our shareholders. The board then discussed further the general nature of the response letter to Foot Locker and our next steps, and determined to instruct Goldman Sachs to contact the parties who had previously contacted us or Goldman Sachs in order to determine their level of interest in a business combination with us. The board also approved the sharing of confidential information with such parties, subject to the execution of customary confidentiality and standstill agreements, and limited informational meetings with management in order to facilitate this process. Bass Berry noted at this time that management should not discuss personal arrangements during these meetings or otherwise show favoritism to any particular participant and advised that representatives of Goldman Sachs should be present at these meetings.

On April 23, 2007, Mr. Pennington sent a letter to Mr. Serra indicating that our board was aware of its fiduciary duties to consider an acquisition proposal that fairly values our company and that, after consulting with Goldman Sachs, had unanimously rejected Foot Locker’s April 4 proposal as not being in the best interests of our shareholders. We also issued a press release announcing this response.

On April 23, 2007, UBS Securities LLC (“UBS”), Finish Line’s financial advisor, contacted Goldman Sachs to discuss Finish Line’s interest in pursuing a transaction with us.

Beginning the week of April 23, 2007 and through May 8, 2009, as directed by our board, Goldman Sachs approached Finish Line and the six potential private equity financial sponsors that had previously indicated a potential interest in considering a transaction with us and provided confidentiality and standstill agreements to each of these potential purchasers. Following execution of confidentiality and standstill agreements by four of the six potential financial sponsor purchasers as well as Finish Line, pursuant to which these parties were subject to a customary “standstill” provision of at least 18 months in duration (during which period these parties were required to refrain, unless specifically requested by us in writing, from seeking to acquire control of us, directly or indirectly, including by tender offer, merger proposal, proxy contest or other attempts to influence or control our board, management or the policies of our company), informational presentations were made by senior members of our management, with the participation of Goldman Sachs, to each of these potential purchasers. Non-public information packages were also distributed to these parties in conjunction with the management presentations.

On April 23, 2007 and April 25, 2007, Lehman Brothers contacted Goldman Sachs and indicated Foot Locker’s continuing interest in acquiring us and their interest in meeting with our senior management to discuss their interest. Goldman Sachs indicated to Lehman Brothers that Mr. Pennington would be willing to meet with Mr. Serra solely for this purpose, accompanied by representatives of Lehman Brothers and Goldman Sachs. A meeting was scheduled to occur on May 4, 2007. On April 26, 2007, Lehman Brothers indicated to Goldman Sachs that Foot Locker desired to receive confidential information in connection with its due diligence review and would be willing to execute a confidentiality agreement as a condition to the receipt of this information. Goldman Sachs indicated that any sharing of confidential information would also be subject to the execution by Foot Locker of a customary standstill agreement.

On May 2, 2007, our board held a regularly scheduled meeting. Representatives of Goldman Sachs and Bass Berry participated in this meeting, as well as certain members of senior management. At this meeting, senior management reviewed for the board our anticipated financial results for the first quarter. In particular, management discussed the financial performance of our Underground Station retail stores in detail and described a potential plan to close or convert our worst performing urban stores, primarily in our Underground Station chain. Mr. Pennington then reviewed the management presentations that had taken place to date in connection with the board’s instruction to explore the feasibility of the sale alternative. Bass Berry reviewed the board’s fiduciary responsibilities in connection with its consideration of that strategic alternative. Thereafter, representatives of Goldman Sachs discussed their contacts with the interested potential purchasers and possible next steps, including the coordination of second round management presentations with interested potential purchasers. Representatives of Goldman Sachs also discussed other strategic alternatives available to us.

On May 4, 2007, Mr. Pennington met with Mr. Serra, together with representatives of Goldman Sachs and Lehman Brothers, to allow Mr. Serra to explain Foot Locker’s interest in acquiring us. No specific terms or prices were discussed at this meeting. Mr. Serra discussed his perception of strategic benefits flowing from Foot Locker’s proposed acquisition of Genesco. Mr. Pennington agreed that an acquisition would afford benefits to Foot Locker’s shareholders, but noted that his responsibilities as chief executive officer and a director of Genesco were to Genesco’s shareholders. In that regard, Mr. Pennington again advised Mr. Serra that our management had confidence in our strategic plan and its potential to deliver value to our shareholders. He stated that he believed that our board understood its fiduciary duties and would pursue the best interests of Genesco’s shareholders, and that he would promptly report to the board regarding his meeting with Mr. Serra.

On May 7, 2007, Finish Line executed a confidentiality and standstill agreement with us as discussed above, which included an 18 month standstill period as well as an agreement to give Finish Line the benefit of any more favorable standstill provisions agreed to by us with other strategic process participants. On May 8, 2007, our senior management conducted its initial management presentation for Finish Line. Representatives of Goldman Sachs attended this meeting.

On May 9, 2007, our board met telephonically. Representatives of Goldman Sachs and Bass Berry attended this meeting, as well as certain members of senior management. Management updated the board on the preliminary financial results for the first quarter. Management also presented its plan for closing certain of our worst-performing urban stores, and the financial impact of this plan. Mr. Pennington and Goldman Sachs then reviewed with the board the parties for which management had made presentations and the initial feedback received by Goldman Sachs following these meetings. In this review, Mr. Pennington discussed his meeting with Mr. Serra on May 4. Representatives of Goldman Sachs indicated that they had heard nothing from Lehman Brothers on behalf of Foot Locker since the May 4 meeting with Mr. Serra. They also noted that one private equity financial sponsor indicated that it was not interested in moving forward in the process as result of that party’s concern about whether it was worth the time and expense to commit to this process in light of Foot Locker’s publicly expressed interest, but that the three remaining private equity financial sponsors stated that they would like to move forward and indicated that their preliminary review of value was a per share price in the range of $50.00 to $52.00. They also advised the board that they had received from UBS, on behalf of Finish Line, a positive response from Finish Line following the initial management presentation and its preliminary view of value in excess of $51.00 per share and that UBS had expressed confidence in Finish Line’s ability to finance an all-cash transaction.

At the May 9 board meeting, the board discussed the level of interest of each potential purchaser, including Foot Locker, and the strategic alternatives available to us other than a sale transaction. Representatives of Goldman Sachs discussed with the board the strategic alternatives available to us, including various stock repurchase plans and the sale of a material division or assets. The board discussed the various strategic alternatives, as well as the risks associated with each alternative. After the representatives of Goldman Sachs left the call, the board discussed the alternative of moving toward a more definitive indication of interest with one or more of the private equity financial sponsors and Finish Line and a potential process for doing so. The board also expressed an interest in further analysis of the recapitalization alternatives. The board excused management from the meeting and continued in executive session to discuss the matters presented during the meeting. The board determined to ask management to review for presentation at a future meeting its business plan and financial forecasts in light of the recapitalization alternatives to determine if the assumptions continued to be reasonable and appropriate. After further discussion, the board determined to continue to refine and to pursue all strategic alternatives reasonably available to us and instructed Goldman Sachs to contact Foot Locker regarding their signing a confidentiality agreement containing a standstill provision on the same terms as the one signed by Finish Line in order to allow Foot Locker to perform its requested due diligence. In addition, Goldman Sachs was instructed to contact the potential purchasers with a continuing interest to allow them to conduct a more detailed due diligence investigation, including second meetings with management, in order to obtain more definitive indications of interest.

On May 10, 2007, Lehman Brothers called Goldman Sachs to discuss the Foot Locker due diligence requests and the need for a confidentiality and standstill agreement with Foot Locker. On May 14, 2007, Lehman Brothers sent a due diligence request list to Goldman Sachs on behalf of Foot Locker and Bass Berry sent the form of confidentiality and standstill agreement to counsel for Foot Locker. Representatives of Bass Berry and Foot Locker’s counsel discussed the terms of the confidentiality and standstill agreement over the next several weeks. Lehman Brothers also contacted Goldman Sachs periodically during this period to express Foot Locker’s continuing interest in pursuing a transaction and to discuss the terms of the confidentiality and standstill agreement. On May 14, 2007, we opened an electronic data room for all potential purchasers which had executed the confidentiality and standstill agreement.

On May 14, 2007, one of the three remaining interested private equity financial sponsor groups withdrew from the process over concern, similar to other potential private equity financial sponsors that had withdrawn previously, about whether it was worth the time and expense to commit further to this process in light of Foot Locker’s publicly expressed interest. Beginning the week of May 21, 2007, senior management conducted its second round of management presentations for the two remaining interested private equity financial sponsor groups as well as with Finish Line.

On May 18, 2007, another private financial sponsor executed a confidentiality and standstill agreement for the purpose of partnering, with our consent, with one of the financial sponsors who previously met with management in an effort to facilitate the likelihood of receiving a bid from this combined private equity financial sponsor team, which we refer to as Party X.

On May 24, 2007, Mr. Serra sent a letter to Mr. Pennington setting forth a proposal to acquire all of the outstanding common stock of Genesco for $51.00 per share, conditioned upon confirmatory due diligence and the acceptance by us of the form of confidentiality and standstill agreement attached to the letter. The form of confidentiality and standstill agreement proposed by Foot Locker was significantly different from the form Bass Berry previously provided to Foot Locker’s counsel and the form other potential purchasers had executed, and included a limited standstill provision of only three months. The standstill provision contained in the agreements with all other potential purchasers was broader and more restrictive in application and was effective for a period of at least 18 months.

On May 29, 2007, our board met at the offices of Bass Berry. Representatives of Goldman Sachs and Bass Berry attended this meeting, as well as certain members of senior management. Bass Berry discussed the board’s fiduciary duties and responsibilities, including those applicable to considering and responding to the

May 24 Foot Locker proposal. Mr. Pennington described the terms of Foot Locker’s May 24 proposal and the recent discussions between the respective financial and legal advisors for Foot Locker and Genesco, including with respect to the confidentiality and standstill agreement. Mr. Pennington and representatives of Goldman Sachs then gave an overview of the second round of diligence meetings senior management had conducted over the prior two weeks in accordance with the board’s directive to further explore the feasibility of sale alternatives. Representatives from Goldman Sachs then reviewed their financial analysis of our strategic alternatives. The board discussed with representatives of Goldman Sachs the benefits and issues relating to each of the strategic alternatives, which were generally the same as discussed at the April 20 meeting. During this presentation, management reviewed its revised financial projections, indicating that the revised numbers reflected the most recent information available to management. See “The Merger — Projected Financial Information — Updated Projections” beginning on page 37. The board discussed with representatives of Goldman Sachs how a sale process could be structured in the current context to maximize shareholder value should the board choose to pursue the sale alternative. The Goldman Sachs representatives were excused from the meeting and Bass Berry summarized the board’s fiduciary duties and responsibilities in connection with its determination of how to respond to the May 24 Foot Locker proposal, as well as in connection with its consideration of whether to undertake a formal sale process. After this discussion, the board unanimously determined to instruct Goldman Sachs and Bass Berry, with the assistance of management as appropriate, to help us refine and pursue all available strategic alternatives to maximize shareholder value, including the possible sale of our company. It was also determined that, in order to help ensure a fair and level playing field for all process participants and in light of the potential chilling effect on the process should Foot Locker be allowed to participate without a standstill, Goldman Sachs and Bass Berry were instructed to encourage Foot Locker to participate in the process but that participation was contingent on Foot Locker’s agreement to accept the form of confidentiality and standstill agreement that other potential purchasers had executed, subject to reasonably acceptable modifications of the previously executed forms of confidentiality and standstill agreement (including the board’s agreement to reduce the requested standstill period from 18 months to six months). Additionally, in light of our agreement to give Finish Line the benefit of any more favorable standstill provisions agreed to by us with other strategic process participants, Finish Line’s standstill agreement would need to be waived if Foot Locker did not have a standstill, which would remove a critical aspect of our board’s ability to control the process and create uncertainty as to whether either of these strategic participants would put their best offer forward as part of the sale process. Goldman Sachs was also instructed to continue to assess and refine, with management’s assistance, our other strategic alternatives so that the board would be fully prepared and informed when and if it was presented with a definitive transaction for approval. The board also discussed with its advisors and management the making of a public announcement regarding the May 24 Foot Locker proposal. Bass Berry advised the board that the next steps would include the distribution of a draft definitive contract for each potential purchaser to respond to and indicated that any negotiated contract would be subject to board approval.

On May 30, 2007, our board met telephonically. Representatives of Goldman Sachs and Bass Berry attended this meeting, as well as certain members of senior management. The primary purpose of the meeting was for the board to consider whether to accept or reject Foot Locker’s May 24 proposal to acquire us for $51.00 per share in cash so that we could fully communicate the board’s position with respect to the May 24 Foot Locker proposal, both to the public and to Foot Locker. Bass Berry updated the board on the status of the negotiations regarding the confidentiality and standstill agreement with Foot Locker, indicating that Foot Locker was still not willing to sign the confidentiality and standstill agreement in the form presented, and as proposed to be modified, by us. Bass Berry summarized the modifications from the form executed by other potential purchasers which had been proposed to Foot Locker, including the reduced standstill period. Representatives of Goldman Sachs then discussed the May 24 Foot Locker proposal that Goldman Sachs had previously reviewed with the board and the fact that the board had, at its meeting the prior day, authorized a process to pursue strategic alternatives, including a possible sale of our company, as well as the possibility that this process would lead to a transaction proposal offering a higher price to our shareholders. Goldman Sachs responded to questions during this discussion. Mr. Pennington then reviewed drafts of a proposed press release and a letter to Mr. Serra regarding the board’s decision to reject the May 24 proposal should the board so determine in light of the process authorized at the May 29 board meeting. After responding to questions,

Goldman Sachs updated the board on discussions with the remaining process participants, which at that point included Party X and Finish Line, and the next steps which would be taken in this process. Goldman Sachs noted that Finish Line had shown the most interest among the two remaining participants and that Finish Line had indicated that it believed it would be in a position to finalize a proposal within two weeks and was willing to use its best efforts to work with us to meet that timeline. After discussion, the board unanimously determined, after consultation with representatives of Goldman Sachs, to reject the May 24 Foot Locker proposal as not in the best interests of our shareholders, and to instruct management to carry out the communication plans discussed earlier in the meeting.

On May 31, 2007, we issued a press release, concurrent with our first quarter earnings release, announcing our receipt of the May 24 Foot Locker proposal, indicating our rejection of the proposal as not in the best interests of our shareholders and announcing the board’s determination to explore, with the assistance of Goldman Sachs, strategic alternatives to maximize shareholder value, including a possible sale of Genesco. Later that day, Foot Locker publicly announced it was no longer pursuing its May 24 proposal. Also on that day, upon the request of Finish Line through UBS, Bass Berry sent an initial form of merger agreement to Gibson Dunn & Crutcher LLP, outside corporate counsel for Finish Line.

From the period from June 5, 2007 through June 16, 2007, the respective advisors of Genesco and Finish Line negotiated the terms of the proposed merger agreement as well as the related debt financing commitment letter. Finish Line was also given access during this period to additional documents upon its request and was allowed to meet telephonically with members of our management for purposes of completing their due diligence. Party X was also given additional documents during this period. Documents provided to all parties were generally made available in the electronic data room.

On June 11, 2007, Finish Line verbally conveyed through UBS a definitive proposal at $54.00 per share of our common stock in cash and indicated that a financing commitment letter from UBS Loan Finance LLC and UBS Securities LLC was finalized in all material respects. See “The Merger — Financing of the Merger” beginning on page 40. Over the course of the next two days, the representatives of the parties continued to negotiate the terms of the merger agreement, including the price and whether we should reimburse Finish Line for its expenses in addition to the break-up fee in the event the merger agreement is terminated under certain circumstances, the “company material adverse effect” definition and a related termination right, required consents as a condition to closing, the “knowledge” definition and certain negative operational covenants during the pre-closing period, among other terms, as well as the debt financing commitment letter. On June 13, 2007, Finish Line indicated its best and final offer of $54.50 per share in cash, which increase in price was expressly subject to our agreement to Finish Line’s expense reimbursement proposal, and indicated that it was substantially done with its due diligence and prepared to execute a definitive merger agreement.

We and our representatives continued to work with Finish Line to finalize the merger agreement and the debt financing commitment letter over the course of the next two days, which were in substantially final form, subject to the respective board approvals, the night of June 15, 2007. Party X had not provided a definitive proposal or indicated any significant continuing interest through this point and therefore we did not request that Party X submit a final bid for our board’s consideration at the meeting to consider the Finish Line proposal.

On June 15, 2007, Messrs. Pennington and Dennis had preliminary general discussions with Alan Cohen, Finish Line’s chief executive officer, regarding potential roles with the combined company, but no specific arrangements or terms were proposed or accepted.

On June 16, 2007, our board met telephonically for the primary purpose of receiving an update regarding the results of the Company’s review of its strategic alternatives, including the acquisition proposal from Finish Line. Representatives of Goldman Sachs and Bass Berry attended this meeting, as well as certain members of senior management. A representative of Bass Berry reviewed with the board their applicable fiduciary duties and responsibilities in the context of the present situation. Representatives of Goldman Sachs reviewed the process that we had engaged in to assess our strategic alternatives following Foot Locker’s initial proposal on April 4, 2007, including the contacts made with potential buyers of Genesco and their related due diligence efforts. They indicated that Finish Line was the party in the process that displayed the strongest interest in pursuing a transaction and that among the other initial interested parties only Party X remained potentially interested but that this party was not as actively engaged. Representatives of Goldman Sachs confirmed that they had not received any additional indication of interest from Foot Locker following Foot Locker’s public withdrawal of its May 24 proposal. The board discussed with representatives of Goldman Sachs and Bass Berry the scope and reasonableness of the process conducted by us. The representatives of Goldman Sachs noted that the process was conducted following the public disclosure of the Foot Locker proposal and that Goldman Sachs had contacted all parties who had expressed interest in pursuing a transaction with us. Bass Berry then provided an overview of the terms of the proposed Finish Line merger agreement, and the related proposed debt financing commitment, drafts of which had been previously provided to the board together with a detailed summary prepared by Bass Berry. Members of the board asked questions regarding the foregoing, including with respect to the “fiduciary out” provision, the break-up fee and expense reimbursement provisions, financing conditions, solvency and other matters. Bass Berry indicated that Finish Line would not agree to a transaction without the proposed break-up fee equal to 3.1% of the equity value (or $46 million) together with an agreement to reimburse up to $10 million in documented reasonable expenses of Finish Line in the event the agreement were to be terminated under certain circumstances. Bass Berry indicated that the expense reimbursement provision was negotiated extensively and that Finish Line’s agreement to raise its offer to $54.50 was conditioned on our accepting the expense reimbursement provision. Bass Berry indicated its belief that the terms of the transaction were reasonable under the circumstances in order to attract a proposal which was in the best interests of the shareholders and reflected a reasonable course of action under the circumstances to secure the highest price reasonably available.

On June 17, 2007, our board met at the offices of Bass Berry for the primary purpose of considering the Finish Line proposal. Representatives of Goldman Sachs and Bass Berry attended this meeting, as well as certain members of senior management. Following confirmation of the Finish Line board approval of the proposed transaction and their receipt of the executed financing commitment letter, a representative of Bass Berry reviewed with the board their applicable fiduciary duties and responsibilities. Representatives of Goldman Sachs then presented their financial analysis with respect to us, the proposed merger and certain other available alternatives for enhancing shareholder value. See “The Merger — Opinion of Goldman, Sachs & Co.” beginning on page 28 for a description of the presentation of Goldman Sachs. The board considered the $54.50 per share proposal by Finish Line compared to the potential stock price appreciation assumed (based on management’s assumptions as to future financial performance) with respect to our other available alternatives for enhancing shareholder value (and the execution and other risks associated with each alternative), including a leveraged recapitalization and/or the sale of a material division or assets of the company. Management stated that that they did not believe there was an actionable or otherwise reasonably available company or asset for us to acquire that would create the value associated with the Finish Line proposal.

Bass Berry then reviewed in detail the proposed terms of the merger agreement, including the provisions relating to the payment of termination fees and expense reimbursement, the disclosure schedules to the merger agreement, and the debt financing commitment. Following further discussion, the board requested that Goldman Sachs provide its view regarding the fairness from a financial point of view of the $54.50 per share in cash to be received by holders of our common stock pursuant to the proposed merger agreement. Representatives of Goldman Sachs then rendered an oral opinion, subsequently confirmed by delivery of a written opinion dated June 17, 2007, that, as of that date, and subject to the matters and assumptions set forth in the opinion, the $54.50 per share in cash to be received by the holders of outstanding shares of our common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. The full text of the written opinion of Goldman Sachs, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with such opinion, is attached as Annex C to this proxy statement.

The representatives of Goldman Sachs were then excused from the meeting and Mr. Pennington presented the views of management regarding the proposed transaction, concluding with management’s recommendation that the Finish Line proposal be approved. Mr. Pennington then provided the board a current business and financial update. Questions were asked regarding Mr. Pennington’s recommendation and the basis for such recommendation, including as to the viability of other strategic alternatives available to us. At this point, the representatives of management and the non-independent members of the board were excused from the meeting so the independent members of the board could discuss the proposed transaction in executive session. The remaining directors discussed the transaction, the recommendation of management and the presentation by representatives of Goldman Sachs. Management, the non-independent board members and the representatives of Goldman Sachs were then invited to rejoin the meeting. After discussion, the board unanimously adopted and approved the merger agreement and the transactions contemplated by the merger agreement, and unanimously determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of the Company and its shareholders and are fair to our shareholders. Our board further directed management to include in this proxy statement their recommendation that our shareholders vote for the approval of the merger agreement and the consummation of the merger.

The merger agreement was executed by the parties on June 17, 2007, following our board meeting. Before the open of the stock market on June 18, 2007, we issued a joint press release with Finish Line announcing the transaction.

Reasons for the Merger; Recommendation of Our Board of Directors

In reaching its decision to approve the merger agreement and to recommend that our shareholders approve the merger agreement, our board of directors consulted with management, our financial advisor, Goldman Sachs, and our outside corporate legal counsel, Bass Berry. Our board of directors considered a number of factors, including, without limitation, the following potentially positive factors in support of the merger:

•	its belief that the merger was more favorable to our shareholders than any other alternative reasonably available to us and our shareholders. The board of directors considered possible alternatives to the sale of our company, including continuing to operate on a stand-alone basis, pursuing potential acquisitions, engaging in a leveraged recapitalization (including additional share repurchases) and/or divesting a division or other significant assets, and the risks (including execution risks) and uncertain returns associated with these alternatives, each of which the board of directors determined not to pursue when compared to the opportunity of our shareholders to realize the merger consideration in cash in connection with the merger;

•	the historical market prices of the Genesco common stock, and the fact that the $54.50 per share to be paid for each share of Genesco common stock pursuant to the merger represents: a premium of 48.7% to the closing price reported by the NYSE on March 9, 2007, the last trading day prior to market speculation about Foot Locker’s potential interest in acquiring Genesco, a premium of 37.7% to the average closing price reported by the NYSE for the three months prior to March 9, 2007, and a premium of 50.0% to the average closing price reported by the NYSE for the one year prior to March 9, 2007;

•	the public awareness of the Foot Locker proposal and our strategic alternative review process which it believed allowed all parties with legitimate interest in pursuing a combination transaction with us to contact Goldman Sachs or us regarding such interest, and the sale process we conducted with the assistance of Goldman Sachs and Bass Berry, which involved engaging in discussions with approximately seven parties that had expressed interest in considering a transaction with us, and that the final price proposed by Finish Line as a result of this sale process was the highest price that we had received for the acquisition of our company, and represented an increase of $3.50 (or approximately 6.9%) per share over the final conditional Foot Locker proposal prior to Foot Locker’s public withdrawal of such proposal;

•	its belief that the cash consideration of $54.50 per share was likely the most favorable financial terms that could be obtained from Finish Line, and that further negotiation could have caused Finish Line to abandon the transaction;

•	the financial presentation of Goldman Sachs described below under “The Merger — Opinion of Goldman, Sachs & Co.,” and its opinion, dated June 17, 2007, to our board of directors, to the effect that, as of June 17, 2007 and based upon and subject to the factors and assumptions set forth in the opinion, the $54.50 per share in cash to be received by the holders of outstanding shares of our common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders (see “The Merger — Opinion of Goldman, Sachs & Co.” and Annex C to this proxy statement); and

•	the terms of the merger agreement, including without limitation:

a.	the absence of a financing condition to the consummation of the merger, the limited number and nature of the conditions to the obligations of Finish Line and Merger Sub to consummate the merger, and the limited risk of non-satisfaction of the conditions, including that for purposes of the merger agreement a “company material adverse effect” for Genesco does not include events, circumstances, developments or changes resulting from the numerous circumstances or events as described under “The Merger Agreement — Representations and Warranties;”

b.	the ability of our board of directors, under certain circumstances, to change its recommendation that our shareholders vote in favor of the approval of the merger agreement;

c.	the provisions of the merger agreement that allow us, under certain circumstances, to furnish information to and conduct negotiations with respect to certain proposals by third parties, and, upon the payment to Finish Line of a termination fee of $46 million and reimbursement of up to $10 million of Finish Line’s out-of-pocket expenses and fees, to terminate the merger agreement to accept a third party proposal;

d.	the conclusion of the board of directors that both the $46 million termination fee (and the circumstances when the fee is payable) and the requirement to reimburse Finish Line for certain expenses, up to a limit of $10 million, in the event that the merger agreement is terminated as a result of certain circumstances (see “The Merger Agreement — Termination Fees”), were reasonable in light of the benefits of the merger, the additional $.50 per share in purchase price we were able to obtain in connection with the negotiation of the expense reimbursement provision, the sale process conducted by Genesco with the assistance of Goldman Sachs, the conditioning by Finish Line of their proposal on our acceptance of these provisions, and commercial practice; and

e.	the favorable debt commitment letter obtained by Finish Line, including the absence of “market outs,” and Finish Line’s obligation under the merger agreement to use reasonable best efforts to arrange and consummate the debt financing.

The board of directors also considered and balanced against the potentially positive factors the following potentially negative factors concerning the merger:

•	the risk that the merger might not be completed;

•	the fact that our shareholders will not participate in any future earnings or growth of Genesco or the combined company following the merger and will not benefit from any future appreciation in value of Genesco or the combined company following the merger;

•	the restrictions on our ability to solicit or engage in discussions or negotiations with a third party regarding other proposals and the requirement that Genesco pay Finish Line a $46 million termination fee and up to $10 million in expenses in order for the board of directors to accept a third party proposal;

•	the merger consideration consists of cash, and gains will therefore be taxable to our holders of our common stock for U.S. federal income tax purposes;

•	the risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the merger, and the possibility of employee disruption and attrition associated with the pending merger;

•	if the merger is not completed, the potential adverse effect of the public announcement of the merger on our business, including our significant customers, suppliers, vendors and other key relationships, our ability to attract and retain key personnel and our overall competitive position; and

•	the fact that the holders of our common stock do not have any appraisal rights under Tennessee law.

During its consideration of the transaction with Finish Line, our board of directors was also aware that some of our directors and executive officers may have interests in the merger that may be different than or in addition to those of our shareholders generally, described under “The Merger — Interests of Directors and Executive Officers in the Merger.”

After taking into account all of the factors set forth above, as well as others, the board of directors determined that the potentially positive factors outweighed the potentially negative factors and that the merger agreement and the merger are advisable and fair and in the best interests of Genesco and our shareholders. Our board of directors has unanimously approved the merger agreement and the merger and recommends that our shareholders vote “FOR” the approval of the merger agreement at the special meeting.

This discussion of the information and factors considered and given weight by our board of directors is not intended to be exhaustive but is believed to address the material information and factors considered by our board of directors. In view of the number and variety of these factors, our board of directors did not find it practicable to make specific assessments of, or otherwise assign relative weights to, the specific factors and analyses considered in reaching its determination. The determination to approve the merger agreement and the transactions contemplated thereby, including the merger, was made after consideration of all of the factors and analyses as a whole. In addition, individual members of our board of directors may have given different weights to different factors.

Opinion of Goldman, Sachs & Co.

Goldman Sachs rendered its oral opinion, which was subsequently confirmed in writing, to our board of directors that, as of June 17, 2007, and based upon and subject to the factors and assumptions set forth in the opinion, the $54.50 per share in cash to be received by the holders of the outstanding shares of Genesco common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of the written opinion of Goldman Sachs, dated June 17, 2007, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this proxy statement. Goldman Sachs provided its opinion for the information and assistance of the board of directors of Genesco in connection with its consideration of the merger. Goldman Sachs’ opinion is not a recommendation as to how any holder of our common stock should vote with respect to the merger.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to shareholders and Annual Reports on Form 10-K of Genesco for the five fiscal years ended February 3, 2007;

•	certain interim reports to shareholders and Quarterly Reports on Form 10-Q of Genesco;

•	certain other communications from Genesco to its shareholders; and

•	certain internal financial analyses and forecasts for Genesco prepared by its management.

Goldman Sachs also held discussions with members of our senior management regarding their assessment of our past and current business operations, financial condition, and future prospects. In addition, Goldman Sachs reviewed the reported price and trading activity for our common stock, compared certain financial and stock market information for Genesco with similar information for certain other companies, the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the footwear, apparel, and retail industries specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as it considered appropriate.

Goldman Sachs relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, accounting, legal, tax and other information provided to, discussed with or reviewed by it. Goldman Sachs assumed that the internal financial analyses and forecasts for Genesco prepared by our management were reasonably prepared on a basis reflecting the best currently available estimates and judgments of our management. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of Genesco or any of our subsidiaries, nor was any evaluation or appraisal of the assets or liabilities of Genesco or any of our subsidiaries furnished to Goldman Sachs. Goldman Sachs did not express any opinion as to the impact of the transaction on the solvency or viability of Genesco or Finish Line or the ability of Genesco or Finish Line to pay its obligations when they come due. Goldman Sachs’ opinion does not address the underlying business decision of Genesco to engage in the transaction or the relative merits of the transaction as compared to any alternative business strategies that might be available to Genesco. Goldman Sachs’ opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion, or June 17, 2007.

The following is a summary of the material financial analyses delivered by Goldman Sachs to our board of directors in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before June 17, 2007 and is not necessarily indicative of current market conditions.

Historical Stock Trading Analysis

Goldman Sachs reviewed the historical trading prices for Genesco common stock for the period December 8, 2006 through June 15, 2007 and the period March 8, 2002 to June 15, 2007.

In addition, Goldman Sachs analyzed the consideration to be received by the holders of the Company’s common stock pursuant to the merger agreement in relation to the market price of our common stock on June 15, 2007, the last trading day prior to announcement of the transaction, March 9, 2007, the last trading day prior to market speculation that Genesco may be acquired by Foot Locker following a March 8, 2007 Foot Locker conference call during which management of Foot Locker discussed a desire to grow through acquisitions; and the three-month and one-year average closing market prices of our common stock as of March 9, 2007 as well as the 52-week high and low closing prices of our common stock as of March 9, 2007. For purposes of its analysis, Goldman Sachs referred to the closing price per share of our common stock of $36.66 on March 9, 2007 as the “undisturbed price.”

This analysis indicated that the price per share to be paid to our common shareholders pursuant to the merger agreement represented:

•	a premium of 9.9% based on the close of business market price of $49.60 per share on June 15, 2007;

•	a premium of 48.7% based on the undisturbed close of business market price of $36.66 per share on March 9, 2007;

•	a premium of 37.7% based on the three month average market price as of March 9, 2007 of $39.59 per share;

•	a premium of 50.0% based on the one year average market price per share as of March 9, 2007 of $36.33 per share;

•	a premium of 24.7% based on the latest 52-week high market price as of March 9, 2007 of $43.72 per share; and

•	a premium of 113.7% based on the latest 52-week low market price as of March 9, 2007 of $25.50 per share.

Selected Companies Analysis

Goldman Sachs reviewed and compared certain financial information for Genesco to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the footwear and teen retailing industries:

Footwear Retailers	Teen Retailers

• Brown Shoe Company, Inc.	• Abercrombie & Fitch Co.
• DSW Inc.	• Aéropostale, Inc.
• The Finish Line, Inc.	• American Eagle Outfitters, Inc.
• Foot Locker, Inc.	• The Buckle, Inc.
• Payless Shoesource, Inc.	• Hot Topic, Inc.
• Shoe Carnival, Inc.	• Pacific Sunwear of California, Inc.
• Tween Brands, Inc.
• Urban Outfitters, Inc.
• The Wet Seal, Inc.

Based on information it obtained from publicly available filings and median estimates provided by Institutional Brokerage Estimate System (a data service that compiles estimates issued by securities analysts, referred to as IBES) for Genesco and each of the Footwear Retailers and Teen Retailers listed above, Goldman Sachs calculated and compared:

•	the ratio of enterprise value (calculated as equity value plus net debt) to last twelve months (LTM) earnings before interest, taxes, depreciation and amortization (EBITDA) as of June 15, 2007 and, in the case of Genesco, based upon the average closing price per share of Genesco common stock for the three month period ended March 9, 2007; and

•	the ratio of price per share to IBES median estimated fiscal year end earnings per share, or one-year forward P/E multiple, as of June 15, 2007 and, in the case of Genesco, based upon the average closing price per share of Genesco common stock for the three month period ended March 9, 2007.

The multiples were calculated based on market prices without application of any transaction premium. The following table presents the results of this analysis:

	Enterprise
	Value/LTM EBITDA		1 yr. Forward P/E

Footwear Retailers
Brown Shoe Company, Inc.	8.0	x	16.3	x
DSW Inc.	10.6	x	21.2	x
The Finish Line, Inc.	5.6	x	25.0	x
Foot Locker, Inc.	6.0	x	17.4	x
Payless Shoesource, Inc. (1)	8.1	x	19.8	x
Shoe Carnival, Inc.	8.1	x	15.3	x
Teen Retailers
Abercrombie & Fitch Co.	8.3	x	14.9	x
Aéropostale, Inc.	10.1	x	18.1	x
American Eagle Outfitters, Inc.	7.5	x	13.3	x
The Buckle, Inc.	11.5	x	19.0	x
Hot Topic, Inc.	7.3	x	26.7	x
Pacific Sunwear of California, Inc.	13.9	x	23.7	x
Tween Brands, Inc.	9.4	x	18.9	x
Urban Outfitters, Inc.	NM		27.6	x
The Wet Seal, Inc.	NM		14.5	x
Footwear Retailer Median	8.0	x	18.6	x
Teen Retailer Median	9.4	x	18.9	x
Genesco as of March 9, 2007	7.1	x	14.5	x
Genesco (based on $54.50 per share)	9.7	x	20.0	x

(1)	Payless is not pro forma for its pending acquisition of The Stride Rite Corporation.

Present Value of Future Stock Price Analysis

Goldman Sachs performed an illustrative analysis of the present value of the future share price of Genesco, which is designed to provide an indication of the present value of a theoretical future value of a company’s equity as a function of the company’s estimated future earnings and its assumed price to future earnings per share multiple. For this analysis, Goldman Sachs used the financial projections for Genesco prepared by Genesco’s management. See “The Merger — Projected Financial Information” beginning on page 35. Goldman Sachs first calculated implied per share values for Genesco common stock for the fiscal years 2008-2012 by applying price to forward earnings per share multiples ranging from 13.0x to 16.0x (based on Genesco’s historical price to future earnings per share multiples) to estimates prepared by Genesco management of fiscal years 2008-2012 earnings per share. Goldman Sachs then calculated present values of the implied per share future equity values for Genesco common stock in 2008 to 2012 discounted to June 17, 2007, using a discount rate of 14.0%, reflecting Genesco’s theoretical cost of equity capital. The determination of cost of equity capital took into account overall market and industry conditions and company specific factors. Applying multiples of 13.0x, 14.5x and 16.0x to estimated earnings per share for each year in this period, this analysis resulted in a range of implied present value of $35.77 to $52.85 per share of Genesco common stock.

Discounted Cash Flow Analysis

Goldman Sachs performed an illustrative discounted cash flow analysis to determine a range of implied present value per share of Genesco common stock. All cash flows were discounted to February 4, 2007, and terminal values were based upon EBITDA multiples of estimated fiscal year 2012 EBITDA. Goldman Sachs used discount rates ranging from 9.0% to 12.0%, reflecting estimates of the weighted average cost of capital of Genesco, financial forecasts for Genesco prepared by its management and terminal EBITDA multiples ranging from 6.0x to 7.5x based on historical EBITDA multiples for Genesco. The determination of weighted average cost of capital took into account overall market and industry conditions and company specific factors. This analysis resulted in a range of implied present value of $45.43 to $62.75 per share of Genesco common stock.

Using the same set of projections, Goldman Sachs also performed a sensitivity analysis to analyze the effect of increases or decreases in annual sales growth and EBITDA margin from 2007 to 2012. The analysis utilized (i) a range of EBITDA margin in 2012 of 11.5% to 13.5%, (ii) a range of compounded annual sales growth rates of 9.6% to 13.6% for fiscal years 2007 to 2012 and (iii) a terminal EBITDA multiple of 6.75x and discount rate of 10.0%. The compounded annual sales growth rates of 9.6% to 13.6% for fiscal years 2007 to 2012 represent a range of −2.0% to 2.0% change in the annual sales growth assumption of the financial projections provided by the management of Genesco. The range of fiscal 2012 EBITDA margin of 11.5% to 13.5% represented a range of −1.0% to 1.0% change in the fiscal 2012 EBITDA margin estimates provided by the management of Genesco. This resulted in a range of implied present value of $45.93 to $64.75 per share of Genesco common stock.

Selected Transactions Analysis

Goldman Sachs reviewed publicly available information for the following announced merger or acquisition transactions in the U.S. involving companies in the retail and footwear industries. While none of the companies participating in the selected transactions are directly comparable to Genesco, the companies participating in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain operations of Genesco. Goldman Sachs calculated and compared the enterprise values as a multiple of the target company’s publicly reported latest twelve months EBITDA prior to announcement of the applicable transaction. For purposes of this analysis, the enterprise value was calculated by adding the announced transaction price for the equity of the target company to the book value of the target company’s net debt based on public information available prior to the announcement of the applicable transaction. The following tables set forth the transactions reviewed (listed by acquirer/target and month and year announced) and the enterprise value multiple of LTM EBITDA for each and the results of the analysis.

	Enterprise Value
	Multiple of
	LTM EBITDA

• Payless ShoeSource, Inc./The Stride Rite Corporation (May 2007)	10.9	x
• PPR S.A./Puma AG (April 2007)	12.1	x
• Apollo Management, L.P./Claire’s Stores, Inc. (March 2007)	9.4	x
• Berkshire Hathaway Inc./Russell Corporation (April 2006)	7.2	x
• Leonard Green & Partners, L.P./The Sports Authority, Inc. (January 2006)	7.5	x
• Bain Capital Partners, LLC/Burlington Coat Factory Warehouse Corporation (January 2006)	6.7	x
• Apax Partners/Tommy Hilfiger Corporation (December 2005)	7.1	x
• Prentice Capital Management, LP, GMM Capital LLC/Goody’s Family Clothing, Inc. (October 2005)	9.8	x
• The Stride Rite Corporation/Saucony, Inc. (June 2005)	8.1	x
• adidas-Salomon AG/Reebok International Ltd. (August 2005)	11.0	x
• TPG Advisers III, Inc., TPG Advisers IV, Inc., Warburg Pincus & Co., Warburg Pincus LLC, Warburg Pincus Partners LLC/The Neiman Marcus Group, Inc. (May 2005)	10.3	x
• Carter’s Inc./OshKosh B’Gosh, Inc. (May 2005)	9.4	x

	Enterprise Value
	Multiple of
	LTM EBITDA

• Federated Department Stores, Inc./The May Department Stores Company (February 2005)	8.6	x
• Jones Apparel Group, Inc./Barney’s New York, Inc. (November 2004)	7.7	x
• Sun Capital Partners, Inc., Cerberus Capital Management, L.P., Lubert-Adler/Klaff and Partners, L.P./Target Corporation, Mervyn’s (July 2004)	5.8	x
• Jones Apparel Group, Inc./Maxwell Shoe Company Inc. (June 2004)	8.1	x
• The May Department Stores Company/Marshall Field’s (June 2004)	13.5	x
• VF Corporation/Vans, Inc. (April 2004)	15.2	x
• Genesco/Hat World Corporation (February 2004)	7.4	x
• Nike, Inc./Converse Inc. (September 2003)	9.5	x
• VF Corporation/Nautica Enterprises, Inc. (July 2003)	6.3	x

Enterprise Value Multiple of LTM EBITDA

High	15.2	x
Mean	9.0	x
Median	8.3	x
Low	5.8	x

Goldman Sachs noted that the $54.50 per share of our common stock to be paid in the merger implies a 9.7x multiple of Genesco’s LTM EBITDA.

Recapitalization Analysis

Goldman Sachs analyzed certain illustrative recapitalization transactions involving Genesco and the theoretical value that our shareholders could receive in such transactions. In the first illustrative transaction, Genesco used $200 million of new debt financings to repurchase common stock on February 3, 2007 and used cash generated by Genesco to repurchase common stock on an ongoing basis in excess of a minimum cash balance established by management of Genesco of approximately $30 million per year based on management projections. The theoretical post-repurchase trading value of our shares was based upon estimated price to earnings ratios of 13.0x to 16.0x (based on Genesco’s historical price to future earnings per share multiples) and projections for Genesco provided by our management after giving effect to the use of excess cash and the additional leverage. Goldman Sachs then calculated the implied per share future equity values for our common stock from fiscal 2008 to fiscal 2012, and then discounted those values to June 17, 2007 using a discount rate of 14%. This analysis resulted in a range of implied present value of $36.93 to $55.90 per share of our common stock.

In the second illustrative recapitalization, the analysis assumed that Genesco used $400 million of new debt financings to repurchase common stock on February 3, 2007 and used cash generated by Genesco to repurchase common stock on an ongoing basis in excess of a minimum cash balance established by management of Genesco of approximately $30 million per year based on management projections. The theoretical post-repurchase trading value of our shares was based upon estimated price to earnings ratios of 13.0x to 16.0x (based on Genesco’s historical price to future earnings per share multiples) and projections for Genesco provided by our management after giving effect to the use of excess cash and the additional leverage. Goldman Sachs then calculated the implied per share future equity values for our common stock from fiscal 2008 to fiscal 2012, and then discounted those values to June 17, 2007 using a discount rate of 14%. This analysis resulted in a range of implied present value of $37.12 to $59.68 per share of our common stock.

In the third illustrative recapitalization, the analysis assumed that Genesco used the after-tax proceeds of a sale of the business and assets of our Johnston & Murphy operating division (the “Johnston & Murphy

Group”) and $150 million in new debt financings to repurchase common stock on February 3, 2007 and used cash generated by Genesco to repurchase common stock on an ongoing basis in excess of a minimum cash balance established by management of Genesco of approximately $30 million per year based on management projections. The theoretical post-repurchase trading value of our shares was based upon estimated price to earnings ratios of 13.0x to 16.0x (based on Genesco’s historical price to future earnings per share multiples) and projections for Genesco provided by our management after giving effect to the sale of Johnston & Murphy Group, use of excess cash and the additional leverage. Goldman Sachs then calculated the implied per share future equity values for our common stock from fiscal 2008 to fiscal 2012, and then discounted those values to June 17, 2007 using a discount rate of 14%. This analysis resulted in a range of implied present value of $36.65 to $56.49 per share of our common stock.

In the fourth illustrative recapitalization, the analysis assumed that Genesco used the after-tax proceeds of a sale of Johnston & Murphy Group and $350 million in new debt financings to repurchase common stock on February 3, 2007 and used cash generated by Genesco to repurchase common stock on an ongoing basis in excess of a minimum cash balance established by management of Genesco of approximately $30 million per year based on management projections. The theoretical post-repurchase trading value of our shares was based upon estimated price to earnings ratios of 13.0x to 16.0x (based on Genesco’s historical price to future earnings per share multiples) and projections for Genesco provided by our management after giving effect to the sale of Johnston & Murphy Group, use of excess cash and the additional leverage. Goldman Sachs then calculated the implied per share future equity values for our common stock from fiscal 2008 to fiscal 2012, and then discounted those values to June 17, 2007 using a discount rate of 14%. This analysis resulted in a range of implied present value of $36.91 to $60.97 per share of our common stock.

Leveraged Buyout Analysis

Goldman Sachs performed an illustrative analysis of the range of the price per share of our common stock that an acquirer would theoretically pay if Genesco were acquired in a leveraged buyout transaction that closed as of February 4, 2007 and resold by such acquirer in 2012 at an EBITDA multiple of 6.75x. Assuming, among other things, (i) a sponsor targeted equity return of 20.0%, (ii) a range of EBITDA margin in 2012 of 11.5% to 13.5%, and (iii) a range of compounded annual sales growth rates of 9.6% to 13.6% for fiscal years 2007 to 2012, the analysis resulted in a range of implied values of $42.52 to $54.98 per share of our common stock.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all the analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all the analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Genesco, its various businesses or the merger.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs providing its opinion to the board of directors as to the fairness from a financial point of view of the $54.50 per share in cash to be received by the holders of the outstanding shares of Genesco common stock pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Genesco, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

As described above, Goldman Sachs’ opinion to our board of directors was one of many factors taken into consideration by our board in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex C.

The merger consideration was determined through arms’-length negotiations between Genesco and Finish Line and was approved by our board of directors. Goldman Sachs provided advice to Genesco during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to Genesco or our board of directors or that any specific amount of consideration constituted the only appropriate consideration for the merger.

Goldman Sachs and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. Goldman Sachs has acted as financial advisor to Genesco in connection with, and has participated in certain of the negotiations leading to, the merger. Except in connection with this transaction, Goldman Sachs has not provided any material investment banking services to Genesco or Finish Line for which it has received fees in the past three years. Goldman Sachs may provide investment banking services to Genesco and Finish Line in the future. In connection with any such investment banking services Goldman Sachs may receive compensation.

Goldman Sachs is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman Sachs and its affiliates may provide such services to Genesco, Finish Line and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of Genesco, Finish Line and their respective affiliates for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

Genesco selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement, dated April 20, 2007, Genesco engaged Goldman Sachs to act as its financial advisor to assist our Board of Directors in their analysis and consideration of our strategic alternatives, including the alternative represented by the proposal made by Foot Locker and a possible merger or sale of all or a portion of Genesco. Pursuant to the terms of this letter agreement, Goldman Sachs is entitled to receive a transaction fee of 1.2% of the aggregate consideration payable in the merger, or approximately $18.5 million, minus an initial fee of $250,000 that became payable upon execution of the engagement letter, with one fourth of the transaction fee payable upon execution of the merger agreement and the remainder of the transaction fee payable upon completion of the merger. Genesco has also agreed to reimburse Goldman Sachs for its reasonable expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs against various liabilities, including certain liabilities under the federal securities laws.

Projected Financial Information

Genesco’s senior management does not as a matter of course make public projections as to future performance or earnings beyond the current fiscal year and is especially wary of making projections for extended earnings periods due to the unpredictability of the underlying assumptions and estimates. However, senior management did provide financial forecasts to potential acquirers in connection with their consideration of a possible transaction with Genesco. These projections were also provided to our board of directors and to Goldman Sachs, our financial advisor. We have included a subset of these projections in this proxy statement to give our shareholders access to certain nonpublic information deemed material by our board of directors for purposes of considering and evaluating the merger. The inclusion of these projections should not be regarded as an indication that management, our board of directors, Goldman Sachs, Finish Line or any other recipient of this information considered, or now considers, these projections to be a reliable prediction of future results, and they should not be relied on as such. In addition, as we have only included a subset of the projections in this proxy statement, you are cautioned not to rely on this information as complete in making a decision whether to vote in favor of the merger agreement.

Genesco believes the assumptions Genesco’s management used as a basis for the projections were reasonable at the time the projections were prepared, given the information Genesco’s management had at the time. However, the projections do not take into account any circumstances or events occurring after the date they were prepared and you should not assume that the projections will continue to be accurate or reflective of Genesco’s management’s view at the time you consider whether to vote for the merger agreement. Genesco advised the recipients of the projections that its internal financial forecasts, upon which the projections were based, are subjective in many respects and thus susceptible to various interpretations. The projections reflect numerous estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions and other matters, including assumed effective interest rates and effective tax rates consistent with Genesco’s historical levels, all of which are difficult to predict and many of which are beyond Genesco’s control. The projections are also subject to significant uncertainties in connection with changes to Genesco’s business and its financial condition and results of operation, including the factors described under “Special Note Regarding Forward-Looking Statements” beginning on page 11. In addition, the projections reflect projected information regarding Genesco as a stand-alone company, without regard to the Finish Line and do not take into account any of the transactions contemplated by the merger agreement, including the merger and related financing, which may cause actual results to materially differ as well. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than those contained in the projections; it is expected that there will be differences between actual and projected results. Since the projections cover multiple years, such information by its nature becomes less reliable with each successive year.

The financial projections were prepared for internal use and for our board of directors, to assist potential acquirers of Genesco with their due diligence investigations of Genesco and for use by Goldman Sachs in its financial analysis and not with a view toward public disclosure or toward complying with United States generally accepted accounting principles, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Genesco’s independent registered public accounting firm has not examined or compiled any of the financial projections, expressed any conclusion or provided any form of assurance with respect to the financial projections and, accordingly, assumes no responsibility for them.

Additionally, since the date of the projections described below, Genesco has made publicly available its actual results of operations for the quarter ended May 5, 2007 (the “Form 10-Q”). You should review the Form 10-Q, which is incorporated into this proxy statement by this reference, to obtain this information. Readers of this proxy statement are cautioned not to place undue reliance on the specific portions of the financial projections set forth below. No one has made or makes any representation to any person regarding the validity, reasonableness, accuracy or completeness of the information included in these projections or the ultimate performance of Genesco compared to such information.

For the foregoing reasons, as well as the bases and assumptions on which the financial projections were compiled, the inclusion of specific portions of the financial projections in this proxy statement should not be regarded as an indication that such projections will be an accurate prediction of future events, and they should not be relied on as such. Except as required by applicable securities laws, Genesco does not intend to update, or otherwise revise the financial projections or the specific portions presented to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error.

Initial Projections.  In order to facilitate the board of directors’ review of the Foot Locker proposal at its meeting on April 20, 2007, senior management presented a five-year financial forecast to the Company’s board of directors at that meeting (the “Initial Projections”). The Initial Projections were based on the latest operating results available to management. Management advised the board of directors that the Initial Projections were preliminary and that management was still in the process of updating the five-year forecasts. Management also furnished the Initial Projections to Goldman Sachs and these projections were used by

Goldman Sachs in preparing certain preliminary financial analyses discussed with our board of directors at its meeting on April 20, 2007. However, Goldman Sachs did not rely upon the Initial Projections in preparing its analyses in connection with rendering its opinion with respect to the fairness, from a financial point of view, of the consideration to be received by holders of Genesco common stock in the merger. See “The Merger — Background of the Merger” beginning on page 18. A summary of the Initial Projections is set forth below:

	Initial Projections
	2008E	2009E	2010E	2011E	2012E
	(Dollars in millions)

Net Stores	2,239	2,471	2,730	2,989	3,249
Sales	$1,605	$1,818	$2,053	$2,299	$2,565
EBIT (per plan)(1)	$131	$157	$185	$213	$243
EBIT (adjusted)(2)	$133	$159	$187	$216	$245
EPS(3)	$2.81	$3.41	$4.09	$4.86	$5.65

(1)	Prepared by management for its financial forecast update presented at April 20, 2007 meeting of board of directors.

(2)	The EBIT forecast per plan was adjusted to exclude certain fixed asset store impairment charges.

(3)	Assumes repurchases of common stock at the beginning of the fourth quarter each year (for fiscal years 2009E to 2012E) on an ongoing basis with projected excess cash.

Updated Projections.  Following the April 20, 2007 meeting of our board of directors, senior management continued to refine its financial forecasts based on the latest operating results and plans available to management. A summary of the updated projections resulting from this process, which we refer to as the “Updated Projections” is set forth below. The Updated Projections were provided to Finish Line. The Updated Projections were also provided to Goldman Sachs for use in preparing certain financial analyses discussed with our board of directors at its meeting on May 29, 2007 and in its presentation to the board of directors on June 17, 2007. The primary differences between the Initial Projections and the Updated Projections relate to the fact that actual results for the first fiscal quarter of 2007 were lower than management’s earlier expectations and the Company’s plan to close or convert up to 57 underperforming stores, primarily in the Underground Station Group, which plan had not been finalized at the time of the April 20 meeting of our board of directors. See “The Merger — Background of the Merger” beginning on page 18.

	Updated Projections
	2008E	2009E	2010E	2011E	2012E
	(Dollars in millions)

Net Stores	2,215	2,416	2,675	2,937	3,197
Sales	$1,587	$1,786	$2,018	$2,267	$2,529
EBIT (adjusted)(1)	$130	$159	$187	$215	$243
EPS(2)	$2.75	$3.42	$4.07	$4.89	$5.58

(1)	EBIT was adjusted to exclude certain fixed asset store impairment charges and all other projected store closing charges (primarily lease termination costs), including impairments relating to stores included in the Company’s plan to close or convert up to 57 underperforming stores, primarily in the Underground Station Group. Management did not present unadjusted revised EBIT forecasts at the June 17 meeting of our board of directors.

(2)	Calculated after giving effect to adjustments to EBIT described in footnote (1) above for fiscal years 2008E and 2009E. Assumes repurchases of common stock at the beginning of the fourth quarter each year (for fiscal years 2009E to 2012E) on an ongoing basis with projected excess cash.

For purposes of rendering its opinion with respect to the fairness, from a financial point of view, of the consideration to be received by holders of Genesco common stock in the merger, Goldman Sachs assumed that the projections prepared by management were reasonably prepared on a basis reflecting the best currently available estimates and judgments of Genesco management. Goldman Sachs did not assist management in the development of any financial projections. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of Genesco or any of its subsidiaries, and, Goldman Sachs was not furnished with any evaluation or appraisal of the assets or liabilities of Genesco or any of its subsidiaries. See “The Merger — Opinion of Goldman, Sachs & Co.” beginning on page 28.

Common Stock, Options and Restricted Stock Consideration

At the effective time of the merger, Merger Sub will be merged with and into Genesco. In connection with the merger:

•	each share of Genesco common stock issued and outstanding immediately prior to the effective time of the merger (other than shares held in our treasury or owned by Finish Line or Merger Sub) will automatically be cancelled and converted into the right to receive $54.50 in cash, without interest;

•	all unvested stock options will vest and all unexercised options will be cancelled and converted into the right to receive a cash payment equal to the number of outstanding options multiplied by the amount by which $54.50 exceeds the option exercise price; and

•	restrictions applicable to all shares of restricted stock will lapse and those shares will be cancelled and converted into the right to receive a cash payment equal to the number of outstanding restricted shares multiplied by $54.50.

Preferred Stock

The holders of our preferred stock outstanding upon the completion of the merger will not be entitled to any consideration upon the completion of the merger pursuant to the merger agreement. Each share of Genesco preferred stock issued and outstanding, and not otherwise properly converted to common stock, if applicable, immediately before the merger will remain outstanding following the merger. Finish Line has informed us that it intends to redeem all outstanding shares of redeemable preferred stock following the completion of the merger in accordance with our charter, and that they also intend to redeem the outstanding Employees’ Preferred subject to the requisite approval and filing of the proposed charter amendment (Proposal No. 2). Set forth below for your convenience is a brief discussion of the options available to holders of each class and series of preferred stock in respect of the potential merger. We are not making a recommendation as to whether you should convert your preferred stock, if applicable. You should consult your financial and tax advisors regarding your decision whether to convert your shares of preferred stock in advance of the merger.

Subordinated Serial Preferred Stock, Series 1 (the “$2.30 Series 1”).  The outstanding shares of $2.30 Series 1 are both convertible into Genesco common stock by the holder and redeemable by Genesco. Finish Line has informed Genesco that it intends to cause the surviving corporation to call the $2.30 Series 1 shares for redemption following the completion of the merger. Holders who do not convert before the redemption date will receive the redemption consideration of $40.00, plus any accrued and unpaid dividends as of such date. If holders exercise their right to convert into Genesco common stock prior to the closing of the merger, each share of $2.30 Series 1 will convert into 5/6ths of a share of Genesco common stock (which effectively means approximately $45.42 per share assuming a conversion based on the price per share to be paid to holders of Genesco common stock in the merger). Upon conversion, fractional shares of common stock will be cashed out based upon the closing price of Genesco common stock on the NYSE on the conversion date and this may affect the total consideration received as a result of the conversion and merger. If holders exercise their right to convert into merger consideration following the closing of the merger but before the second business day preceding the redemption date, each share of $2.30 Series 1 will convert into approximately $45.42 in cash.

Subordinated Serial Preferred Stock, Series 3 (the “$4.75 Series 3”).  The outstanding shares of $4.75 Series 3 are both convertible into Genesco common stock by the holder and redeemable by Genesco. Finish Line has informed Genesco that it intends to cause the surviving corporation to call the $4.75 Series 3 shares for redemption following the completion of the merger. If holders do not convert before the redemption date, they will receive the redemption consideration of $100.00, plus any accrued and unpaid dividends as of such date. If holders exercise their right to convert into Genesco common stock prior to the closing of the merger, each share of $4.75 Series 3 will convert into 2.10526 shares of Genesco common stock (which effectively means approximately $114.74 per share assuming a conversion based on the price per share to be paid to holders of Genesco common stock in the merger). Upon conversion, fractional shares of common stock will be cashed out based upon the closing price of Genesco common stock on the NYSE on the conversion date and this may affect the total consideration received as a result of the conversion and the merger. If holders exercise their right to convert into merger consideration following the closing of the merger but before the second business day preceding the redemption date, each share of $4.75 Series 3 will convert into approximately $114.74 in cash.

Subordinated Serial Preferred Stock, Series 4 (the “$4.75 Series 4”).  The outstanding shares of $4.75 Series 4 are both convertible into Genesco common stock by the holder and redeemable by Genesco. Finish Line has informed Genesco that it intends to cause the surviving corporation to call the $4.75 Series 4 shares for redemption following the completion of the merger. If holders do not convert before the redemption date, they will receive the redemption consideration of $100.00, plus any accrued and unpaid dividends as of such date. If holders exercise their right to convert into Genesco common stock prior to the closing of the merger, each share of $4.75 Series 4 will convert into 1.5151 shares of Genesco common stock (which effectively means approximately $82.57 per share assuming a conversion based on the price per share to be paid to holders of Genesco common stock in the merger). Upon conversion, fractional shares of common stock will be cashed out based upon the closing price of Genesco common stock on the NYSE on the conversion date and this may affect the total consideration received as a result of the conversion and the merger. If holders exercise their right to convert into merger consideration following the closing of the merger but before the second business day preceding the redemption date, each share of $4.75 Series 4 will convert into approximately $82.57 in cash.

Subordinated Cumulative Preferred Stock (the “$1.50 Subordinated Cumulative Preferred Stock”).  The outstanding shares of $1.50 Subordinated Cumulative Preferred Stock are redeemable by Genesco but are not convertible into common stock by the holder. Finish Line has informed Genesco that it intends to cause the surviving corporation to call the $1.50 Subordinated Cumulative Preferred Stock shares for redemption following the completion of the merger, such redemption to be effective on the next quarterly dividend payment date following the merger in accordance with Genesco’s charter. On the redemption date holders will receive $30.00 per share of $1.50 Subordinated Cumulative Preferred Stock redeemed, plus any accrued and unpaid dividends as of such date.

Employees’ Subordinated Convertible Preferred Stock.  The outstanding shares of Employees’ Preferred are not currently redeemable but are convertible (if fully paid) into either Genesco common stock or $1.50 Subordinated Cumulative Preferred Stock by the holder. If holders exercise their right to convert into Genesco common stock prior to the closing of the merger, each share of Employees’ Preferred will convert into one share of Genesco common stock (which effectively means $54.50 per share assuming a conversion based on the price per share to be paid to holders of Genesco common stock in the merger). If holders exercise their right to convert into merger consideration following the closing of the merger but before the redemption date, each share of Employees’ Preferred will convert into $54.50 in cash. Genesco’s board of directors has also agreed, pursuant to the merger agreement, to recommend to our shareholders the approval of the proposed charter amendment (Proposal No. 2) to allow for the redemption by Genesco of the Employees’ Preferred after the completion of the merger at the price to be paid per share of Genesco common stock in connection with the merger, or $54.50 per share, without interest and net of any unpaid amounts on such shares. Finish Line has informed Genesco that it intends cause the surviving corporation to call the Employees’ Preferred shares for redemption following the completion of the merger if the charter amendment is adopted and approved by the requisite votes at the special meeting.

The approval of Genesco’s shareholders of the charter amendment is not a condition to the closing of the merger for any party.

Delisting and Deregistration of Genesco Capital Stock

If the merger is completed, Genesco common stock (including the associated preferred share purchase rights) and the Genesco Subordinated Serial Preferred Stock, Series 1 will be delisted from the NYSE and CHX and deregistered under the Exchange Act, as applicable. Genesco will no longer file periodic reports with the SEC on account of these classes and series. Genesco anticipates that it will be required to continue to file periodic reports with the SEC on account of the Employees’ Preferred unless the charter amendment is approved and adopted and the Employees’ Preferred is redeemed or until the number of holders of the Employees’ Preferred otherwise drops below 300.

Regulatory Approvals

Under the HSR Act and the rules promulgated thereunder by the FTC, the merger cannot be completed until Genesco and Finish Line each file a notification and report form under the HSR Act and the applicable waiting period has expired or been terminated. Genesco and Finish Line each filed notification and report forms under the HSR Act with the FTC and the Antitrust Division of the DOJ on July 17, 2007. If Genesco and Finish Line do not receive a request for additional information, the waiting period will expire at 11:59 p.m. on August 16, 2007, if not terminated earlier. At any time before or after completion of the merger, notwithstanding any termination of the waiting period under the HSR Act, the Antitrust Division or the FTC could take action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of Genesco or Finish Line. At any time before or after the completion of the merger, and notwithstanding any termination of the waiting period under the HSR Act, any state could take action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of Genesco or Finish Line. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

While there can be no assurance that the merger will not be challenged by a governmental authority or private party on antitrust grounds, Genesco believes that the merger can be effected in compliance with federal, state and foreign antitrust laws. The term “antitrust laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

Financing of the Merger

In connection with the merger, Finish Line will obtain the financing necessary to cause the merger consideration to be paid out to Genesco’s shareholders, to make any redemption payments made to holders of issued and outstanding preferred stock of Genesco following the merger, to refinance certain existing indebtedness of Genesco, and to pay customary fees and expenses in connection with the proposed merger, the financing arrangements and the related transactions. Funding of the debt financing is subject to the satisfaction of the conditions set forth in the commitment letter pursuant to which the financing will be provided. Finish Line has agreed to use its reasonable best efforts to arrange the debt financing on the terms and conditions set forth in the debt commitment letter. The following arrangements are in place to provide, subject to the satisfaction of the conditions provided in the commitment letter, the necessary financing for the merger and related transactions, including the payment of related transaction costs, charges, fees and expenses:

•	new senior secured credit facilities in the aggregate amount of $1.14 billion, consisting of a $690.0 million senior secured term loan and a $450.0 million senior secured revolving credit facility. No more than $250.0 million of the revolving credit facility may be drawn at the closing;

•	$700.0 million aggregate principal amount of debt securities or, in lieu thereof, a senior unsecured bridge loan facility in the amount of $700.0 million; and

•	cash and cash equivalents of approximately $11.0 million held by Finish Line and its subsidiaries at closing.

Debt Financing

Debt Commitment Letter

Finish Line has received a fully executed debt commitment letter (the “commitment letter”) dated as of June 17, 2007, from UBS Loan Finance LLC (“UBS”) and UBS Securities LLC (“UBSS”). Finish Line has advised Genesco that it currently estimates that it will obtain the financing necessary to consummate the merger pursuant to the terms of the commitment letter during the third week of October 2007, but the expected financing timeline could vary. Pursuant to the commitment letter, subject to the conditions set forth therein:

•	UBS has committed to provide to Finish Line up to $1.14 billion of senior secured credit facilities, for the purpose of financing the merger, repaying certain existing indebtedness of Finish Line, Genesco and their subsidiaries, paying fees and expenses incurred in connection with the merger and providing ongoing working capital requirements of Finish Line and its subsidiaries (including Genesco following the merger).

•	Finish Line is expected to issue and sell up to $700.0 million in aggregate principal amount of debt securities. If the offering of debt securities by Finish Line is not completed substantially concurrently with the merger, UBS has committed to provide to Finish Line up to $700.0 million of a senior unsecured bridge facility, for the purpose of financing the merger, repaying or refinancing certain existing indebtedness of Finish Line, Genesco and their subsidiaries, paying fees and expenses incurred in connection with the merger and providing ongoing working capital and for other general corporate purposes of Finish Line and its subsidiaries.

The debt commitments expire on December 31, 2007. The documentation governing the senior secured credit facilities and the bridge loan facility has not been finalized and, accordingly, the actual terms of such facilities may differ from those described in this proxy statement.

Pursuant to the merger agreement, Finish Line is obligated to use its reasonable best efforts to obtain the debt financing set forth in the debt commitment letter at or prior to the closing of the merger. In the event that any portion of the debt financing becomes unavailable on the terms contemplated in the commitment letter, Finish Line must use its reasonable best efforts to arrange alternative financing from alternative sources on terms not materially less favorable to Finish Line in the aggregate (as determined in the good faith reasonable judgment of Finish Line).

Conditions Precedent to the Debt Commitments

The availability of the senior secured credit facilities and the bridge loan facility is subject to, among other things, there not having occurred since June 17, 2007 any change or condition that would constitute a company material adverse effect (as defined in the merger agreement), the accuracy in all material respects at the closing date of specified representations of Genesco in the merger agreement, completion of the merger in accordance with the merger agreement in form and substance satisfactory to UBS and the negotiation, and execution and delivery of definitive documentation.

Senior Secured Credit Facilities

General

The borrower under the senior secured credit facilities will be Finish Line and will be guaranteed by each existing and future direct or indirect domestic subsidiary of Finish Line, including the surviving corporation. The senior secured credit facilities will consist of a $690.0 million senior secured term loan facility with a term of seven years and a $450.0 million senior secured revolving credit facility with a term of five years. The revolving credit facility will include provisions for the issuance of letters of credit and swingline loans.

UBSS will act as the sole advisor, arranger and book running manager for the senior secured credit facilities. UBS AG, Stamford Branch (“UBS AG”) will be the sole administrative agent for the senior credit facilities, UBS AG will be the sole collateral agent for the senior secured term loan facility and UBS AG and a financial institution to be designated by UBSS will be the co-collateral agents for the senior secured revolving credit facility.

The senior secured revolving credit facility will be an asset-based credit facility with extensions of credit thereunder to be subject to limitations based upon specified percentages of eligible receivables and eligible inventory of Finish Line.

Interest Rate and Fees

Loans under the senior secured credit facilities are expected to bear interest, at Finish Line’s option, at (1) a rate equal to the London Interbank Offered Rate (“LIBOR”), plus an applicable margin or (2) a rate equal to the higher of (a) the prime rate of UBS and (b) the federal funds effective rate plus 0.50%, plus an applicable margin. After the delivery by Finish Line to the administrative agent of financial statements for the fiscal quarter ending at least six months following the closing date, the applicable margins for borrowings under the revolving credit facility may be increased or decreased subject to a pricing grid based on excess availability under the senior secured revolving credit facility. To the extent the corporate credit is rated less than B2 (with a stable outlook) by Moody’s or less than B (with a stable outlook) by S&P as of the closing date, the interest margins for borrowings under the term loan facility will be increased by 25 bps.

In addition, Finish Line will pay commitment fees to the lenders under the revolving credit facility in respect of the unutilized commitments thereunder. The commitment fee rate is 0.25% per annum. Finish Line must also pay customary letter of credit commissions and fees under the revolving credit facility.

Prepayments and Amortization

Finish Line will be permitted to make voluntary prepayments upon prior notice, without premium or penalty (other than LIBOR breakage costs, if applicable). Finish Line will be required to make mandatory prepayments of term loans consisting of (1) net cash proceeds of Finish Line and its subsidiaries received in respect of non-ordinary course asset sales (subject to reinvestment rights and other exceptions), (2) net cash proceeds of Finish Line and its subsidiaries received in respect of issuances of debt or preferred stock (other than permitted debt or preferred stock), (3) net cash proceeds of Finish Line and its subsidiaries received in respect of casualty and condemnation events (subject to reinvestment rights) and (4) a percentage of the excess cash flow (to be defined in a manner to be agreed) of Finish Line and its subsidiaries. Finish Line will also be required to make mandatory prepayments of the revolving loans based on levels of excess availability under the senior secured revolving credit facility. The term loan will amortize in equal quarterly installments in aggregate annual amounts equal to 1% of the original principal amount of the term loan, with the balance payable at the final maturity date.

Guarantors

All obligations under the senior secured credit facilities will be unconditionally guaranteed by each existing and future direct or indirect domestic subsidiary of Finish Line, including Genesco and its subsidiaries.

Security

The obligations of Finish Line and the guarantors under the senior secured credit facilities will be secured, subject to permitted liens and other agreed-upon exceptions, and subject to intercreditor arrangements between the revolving credit facility lenders and the term loan facility lenders, by security interests in and liens on (1) all accounts receivable, inventory and deposit accounts of Finish Line and each guarantor and all proceeds thereof, (2) all the capital stock of the surviving corporation and of each of the directly and indirectly owned subsidiaries of Finish Line and each guarantor of such facilities (limited, in the case of foreign subsidiaries, to 65% of the capital stock of first-tier foreign subsidiaries) and (3) substantially all other tangible and intangible assets of Finish Line, Genesco and each other guarantor.

Other Terms

The senior secured credit facilities will contain customary representations and warranties and customary affirmative and negative covenants (applicable to Finish Line and its subsidiaries), including, among other things, restrictions on indebtedness, liens, fundamental changes, investments and acquisitions, sales of assets, sale leasebacks, mergers and consolidations, dividends and other distributions, redemptions, prepayments of certain subordinated indebtedness, an excess availability requirement and a minimum fixed charge coverage ratio. The senior secured credit facilities will also include customary events of default, including a change of control to be defined.

Debt Securities

Finish Line is expected to issue and sell up to $700.0 million in aggregate principal amount of debt securities. The debt securities will not be registered under the Securities Act and may not be offered in the United States absent registration or an applicable exemption from registration requirements. Finish Line is expected to offer the debt securities to “qualified institutional buyers,” as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons outside the United States in compliance with Regulation S under the Securities Act. The commitment letter, which is described above under “Financing of the Merger — Debt Financing” provides for a new $700.0 million senior bridge facility that will be available in the event that the contemplated offering of debt securities does not take place at the time the merger is completed.

Bridge Loan Facility

UBS has committed to provide up to $700.0 million in loans to Finish Line under a senior bridge loan facility. The bridge loan facility will be guaranteed by each guarantor of the senior secured credit facilities on a senior unsecured basis.

If the bridge loan is not paid in full on or before the first anniversary of the closing date, the bridge loan will automatically convert into a senior term loan maturing on the eighth anniversary of the closing date. Holders of such term loan may choose to exchange such loan for senior exchange notes maturing on the eighth anniversary of the closing date with an equal principal amount and may fix the interest rate on any such exchange notes. Holders of such term loans may also fix the interest rate. Finish Line would be required to register any exchange notes for public sale under a registration statement in compliance with applicable securities laws.

The bridge loan facility will bear interest at a floating rate equal to LIBOR plus an initial margin depending on the rating of the bridge loan facility and the lease-adjusted leverage ratio. The margin will increase over time in three-month intervals following an initial six-month period, and will be subject to an annual yield cap.

The bridge loan facility will contain covenants that are expected to be generally similar to the covenants in the senior secured facility, with adjustments as may be agreed between Finish Line and the bridge facility lenders.

With respect to the term loans and exchange notes (other than fixed rate term loans and exchange notes), Finish Line will be permitted to make voluntary prepayments upon prior notice, at par plus accrued and unpaid interest and other than LIBOR breakage costs, if applicable. With respect to the term loans and exchange notes bearing interest at fixed rates, limited redemption options are available prior to the third anniversary of the closing date. Thereafter, such fixed rate exchange notes and term loans shall be redeemable at Finish Line’s option at a premium coupon based on the date of redemption.

Finish Line will be required to prepay the bridge loan facility and to redeem or offer to purchase the exchange notes under certain circumstances, including upon certain incurrence of debt and non-ordinary course asset sales, issuance of debt or equity or with net proceeds from casualty or condemnation events.

UBSS will act as sole lead arranger and sole book running manager for the bridge loan facility and UBS AG will act as the sole administrative agent for the bridge loan facility.

Interests of Genesco’s Directors and Executive Officers in the Merger

In considering the recommendations of the board of directors, Genesco’s shareholders should be aware that certain of Genesco’s directors and executive officers have interests in the transaction that may be different from, and/or in addition to, the interests of Genesco’s shareholders generally. Our board of directors was aware of these potential conflicts of interest in reaching its decision to approve the merger agreement and to recommend that our shareholders vote in favor of approving the merger agreement. Except as set forth below, our directors and officers have, to our knowledge, no material interest that differs from your interests generally.

Treatment of Equity Awards

Upon the completion of the merger, all of our equity compensation awards (including awards held by directors and executive officers) will be subject to the treatment described under “The Merger Agreement — Treatment of Options and Other Awards” beginning on page 53. All of the related cash payments will be subject to applicable withholding taxes.

The table below sets forth, as of June 30, 2007 for each of our directors and executive officers (before any deduction for applicable withholding taxes): the aggregate number of stock options held by each director and executive officer, including those that will vest upon the completion of the merger; the cash payment that will be made in respect of the foregoing stock options upon the completion of the merger (based on the exercise price of the options); the aggregate number of restricted shares held by each director and executive officer that have restrictions that will lapse upon completion of the merger; and the aggregate cash payment that will be made in respect of the foregoing restricted shares upon the completion of the merger.

	Stock Options		Restricted Shares
		Cash		Cash
Name	Number	Payment	Number	Payment

Directors
James S. Beard	—	—	3,334	$181,703
Leonard L. Berry	16,000	$528,520	4,663	$254,134
William F. Blaufuss, Jr.	—	—	5,262	$286,779
James S. Bradford	—	—	3,334	$181,703
Robert V. Dale	12,000	$365,280	4,663	$254,134
Matthew C. Diamond	—	—	5,235	$285,308
Marty G. Dickens	—	—	6,406	$349,127
Ben T. Harris	—	—	2,649	$144,371
Kathleen Mason	16,000	$528,520	5,672	$309,124
William A. Williamson	16,000	$528,520	6,477	$352,997
Hal N. Pennington(1)	308,653	$10,236,154	74,675	$4,069,788
Robert J. Dennis(2)	98,036	$2,731,827	44,447	$2,422,362
Executive Officers
James S. Gulmi	118,084	$4,150,305	22,955	$1,251,048
Jonathan D. Caplan	83,320	$2,751,321	18,967	$1,033,702
James C. Estepa	46,743	$1,298,958	39,155	$2,133,948
Kenneth J. Kocher	25,287	$664,774	10,494	$571,923
John W. Clinard	39,034	$1,196,888	13,455	$733,298
Roger G. Sisson	78,301	$2,642,752	15,290	$833,305
Mimi Eckel Vaughn	50,183	$1,605,735	13,070	$712,315
Matthew N. Johnson	5,610	$171,388	1,503	$81,914
Paul D. Williams	7,925	$248,762	1,582	$86,219

(1)	Mr. Pennington also serves as the chief executive officer of Genesco.

(2)	Mr. Dennis also serves as the president and chief operating officer of Genesco.

Change in Control Severance and Retention Arrangements

Each of the executive officers has an employment protection agreement that will become effective upon shareholder approval of the merger agreement (the “effective time of the employment protection agreement”)

and has a term ending on the third anniversary of the effective time of the employment protection agreement unless the executive is earlier terminated in accordance with the agreement or retires. These agreements have the following provisions, which may or will be triggered following the completion of the merger, as applicable:

•	During the term of the employment protection agreement:

•	The executive shall have the position, authority and responsibilities commensurate with the highest held, exercised and assigned during the 90-day period prior to the effective time of the employment protection agreement.

•	The executive shall receive compensation in an amount not less than that which the executive was receiving immediately prior to the effective time of the employment protection agreement.

•	The executive shall be eligible to participate during each fiscal year in a bonus or incentive compensation plan with terms at least as favorable as the plan in effect immediately prior to the effective time of the employment protection agreement and with a target and maximum award potential at least equal to such plan.

•	The executive is also entitled to participate in incentive and savings plans, retirement programs, and benefit plans, to receive reimbursement of expenses, vacation, and fringe benefits, office support and staff, all generally at least equal to the most favorable provided in the 90-day period immediately preceding the effective time of the employment protection agreement.

•	If the executive’s employment is terminated by death or disability during the term of the agreement, the executive is entitled to receive all accrued obligations of Genesco to such executive, including such executive’s salary, any deferred compensation, all amounts owing to the executive under any applicable employee benefit plan, and a bonus equal to the average of the two most recent annual bonuses received by the executive, prorated for the number of days in the current fiscal year that the executive was employed.

•	If the executive is terminated for cause or voluntarily terminates his employment during the term of the agreement, he is entitled to receive the same compensation payable in case of termination by death or disability, except that the prorated bonus would not be payable.

•	If the executive’s employment is actually or constructively terminated by Genesco without cause during the term of the agreement, the executive will be entitled to receive:

•	his base salary through the termination date and any other accrued obligations;

•	a lump-sum severance allowance (the “Severance Payment”) equal to the multiple specified below times (i) the executive’s annual base salary, plus (ii) the average of the executive’s two most recent annual bonuses, plus (iii) the present value of the annual cost to Genesco of obtaining coverage equivalent to the coverage provided by Genesco prior to the merger under any welfare benefit plans (including medical, dental, disability, group life and accidental death insurance), subject to a right to elect continuation of certain welfare benefits instead, plus (iv) the annualized value of certain fringe benefits provided to the executive prior to the merger; and

Executive Officer	Multiple

Hal N. Pennington	3
Robert J. Dennis	2
James S. Gulmi	2
James C. Estepa	2
Jonathan D. Caplan	2
Kenneth J. Kocher	2
John W. Clinard	2
Roger G. Sisson	2
Mimi Eckel Vaughn	2
Matthew N. Johnson	1
Paul D. Williams	1

•	reimbursement for any excise tax owed thereon and for taxes payable by reason of the reimbursement.

The executive officers are also entitled to certain payments under the general severance plan, however, amounts payable under the employment protection agreements are to be reduced by any amount received under the general severance plan.

The following table shows the amount of the Severance Payment payable to each of the executive officers, based on compensation and benefit levels in effect on June 30, 2007 and assuming the merger is completed on December 31, 2007, and the executive’s employment terminates effective December 31, 2007 under circumstances that entitle him to the maximum potential Severance Payment immediately thereafter. The table also shows the estimated value of tax reimbursement expected to be due under Section 4999 of the Internal Revenue Code and the employment protection agreement in respect of these severance payments together with the other payments indicated above, including those with respect to the accelerated outstanding equity awards upon the completion of the merger.

Executive Officer	Severance Payment	Tax Reimbursement

Hal N. Pennington	$5,578,694	$1,980,133
Robert J. Dennis	$2,377,440	—
James S. Gulmi	$1,363,239	—
James C. Estepa	$2,544,713	—
Jonathan D. Caplan	$1,732,662	$478,865
Kenneth J. Kocher	$804,446	—
John W. Clinard	$849,537	—
Roger G. Sisson	$893,175	—
Mimi Eckel Vaughn	$859,409	$310,693
Matthew N. Johnson	$240,132	—
Paul D. Williams	$260,554	—

It is currently anticipated that Mr. Pennington will not be retained to continue his role as chairman and chief executive officer of the surviving corporation following the merger or otherwise in a formal capacity. The Severance Payments will be made at the closing of the merger for Mr. Pennington and any other executive who is not retained by Finish Line following the completion of the merger.

New Management Arrangements

As of the date of this proxy statement, no member of our senior management has entered into any amendments or modifications to existing employment agreements or arrangements with us in connection with the merger. Finish Line has informed us that it currently intends to retain certain members of our existing senior management team with the surviving corporation after the merger is completed. Certain members of senior management are currently engaged in discussions with representatives of Finish Line regarding revised terms of employment that would become effective at or after the closing of the merger. As of the date of this proxy statement, except with respect to Mr. Dennis, whose anticipated terms of employment by Finish Line are summarized below, no member of our senior management has entered into any agreement, arrangement or understanding with Finish Line, Merger Sub or their affiliates regarding employment with the surviving corporation. Although we believe certain other members of our management team are likely to enter into new arrangements with Finish Line, Merger Sub or their affiliates regarding employment with the surviving corporation, these matters are subject to further negotiations and discussion and no terms or conditions have been finalized. The new arrangements are currently expected to be entered into at or prior to the completion of the merger. In addition, it is possible that one or more of our executive officers could be invited to join the board of directors of the surviving corporation and/or Finish Line following the merger.

Robert J. Dennis, our current president and chief operating officer, is currently expected to serve as the new president of Finish Line following the consummation of the merger. On July 23, 2007, subsequent to the execution of the merger agreement, Mr. Dennis and Finish Line entered into a letter agreement pursuant to which the parties confirmed that if the merger closes Mr. Dennis will enter into a mutually satisfactory definitive employment agreement with Finish Line at the closing of the merger that will replace and supersede his current employment protection agreement with Genesco and will contain certain terms and conditions, as described briefly below.

The initial term of Mr. Dennis’s employment will be three years, subject to certain automatic extension periods. Mr. Dennis will have a base salary of $600,000 and will also be eligible to earn incentive bonuses pursuant to Finish Line’s bonus program. Mr. Dennis’s employment agreement will contain a perpetual confidentiality covenant as well as non-competition and non-solicitation covenants triggered by termination under certain circumstances.

If Mr. Dennis’s employment terminates due to death or disability, he will be entitled to receive (i) any base salary earned through the date of termination, (ii) any earned but unpaid portion of his bonus for the fiscal year preceding the year of termination, (iii) reimbursement of any unreimbursed business expenses properly incurred by Mr. Dennis, and (iv) such employee benefits, if any, as to which Mr. Dennis may be entitled under the Finish Line’s employee benefit plans (the payments and benefits described in (i) through (iv) being his “accrued rights”). If Mr. Dennis’s employment is terminated by Finish Line without “cause” or by Mr. Dennis for “good reason” (as such terms are defined in the letter agreement) during the initial three-year term of employment, Mr. Dennis will be entitled to (i) his accrued rights and (ii) subject to the execution of a general release of claims in favor of Finish Line and its affiliates, an amount equal to two times (x) his annual base salary, (y) the average of his two most recent annual bonuses paid (omitting from the average any year for which no bonus is paid) and (z) the present value of the annual cost to the Finish Line of obtaining insurance coverage equivalent to the coverage provided by the Finish Line for Mr. Dennis under any welfare benefit plans plus the annualized value of fringe benefits provided to him (plus any tax reimbursement payments associated therewith). If Mr. Dennis’s employment is terminated by the Finish Line without “cause” or by Mr. Dennis for “good reason” at any time following the initial three-year term of employment, Mr. Dennis will be entitled to (i) his accrued rights, and (ii) subject to the execution of a general release of claims in favor of Finish Line and its affiliates, continued medical benefits for one year following termination and an amount equal to the sum of (x) his annual base salary and (y) a pro-rata portion of any annual bonus he would have received for the year of termination based upon the Finish Line’s actual results for the year of termination (with such proration based on the number of days during the year of termination that he was employed by the Finish Line), payable to Mr. Dennis when the annual bonus would have been otherwise payable. Notwithstanding the above, in the event Mr. Dennis’s employment is terminated by the Finish Line without “cause” or by Mr. Dennis for “good reason” (in each case within 90 days prior to or 2 years following a subsequent “change in control” of Finish Line (to be defined in the employment agreement)) Mr. Dennis would be entitled to the following instead of what is described above: (i) his accrued rights, (ii) subject to the execution of a general release of claims on behalf of Finish Line and its affiliates, an amount equal to the sum of (x) 2.5 times the sum of (a) his annual base salary, (b) his target annual bonus for the year of termination, and (c) the value of any other bonus he could have earned during the year of termination pursuant to the Finish Line’s then existing bonus programs, and (y) continued provision of group health benefits for two years. Additionally, Mr. Dennis will be entitled to accelerated vesting of all unvested equity awards immediately upon the occurrence of a change in control, whether or not a termination of employment occurs. In the event Mr. Dennis terminates his employment without “good reason” within the 30-day period that begins on the first anniversary of a change in control, Mr. Dennis will be entitled to (i) his accrued rights and (ii) subject to the execution of a general release of claims on behalf of Finish Line and its affiliates, a lump sum severance payment equal to one times his existing base salary. In the event of the termination of Mr. Dennis’s employment by Finish Line for cause or by Mr. Dennis without good reason, he will only be entitled to his accrued rights (as defined above). Additionally, the Finish Line will provide Mr. Dennis with full golden parachute excise tax gross-up, but only if the benefits to be paid to Mr. Dennis exceed 110% of the Section 280G safe harbor limit.

Mr. Dennis will receive a stock option award for 175,000 shares of Finish Line’s common stock with an exercise price equal to the fair market value of Finish Line’s common stock on the grant date (expected to be the date Mr. Dennis commences employment with the Company upon the consummation of the merger), vesting in equal annual installments over three years from the grant date. Additionally, on such date Mr. Dennis will also receive a restricted stock award for 75,000 shares of Finish Line’s common stock, which shares will cliff vest three years from the grant date.

Benefit Arrangements with Surviving Corporation

The commitments by Finish Line with respect to benefit arrangements are described below under “The Merger Agreement — Employee Benefits” beginning on page 65.

Indemnification and Insurance

See “The Merger Agreement — Indemnification and Insurance” beginning on page 66.

Material U.S. Federal Income Tax Consequences of the Merger to Our Shareholders

The following is a summary of certain material U.S. federal income tax consequences of the merger to holders of Genesco common stock whose shares of Genesco common stock are converted into the right to receive cash pursuant to the merger. This summary does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our shareholders. For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of shares of Genesco common stock that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States or any of its political subdivisions;

•	a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

A “non-U.S. holder” is a person (other than a partnership) that is not a U.S. holder.

If a partnership holds Genesco common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. A partner of a partnership holding Genesco common stock should consult its tax advisor.

This discussion is based on current law, which is subject to change, possibly with retroactive effect. It applies only to holders that are beneficial owners who hold shares of Genesco common stock as capital assets, and may not apply to shares of Genesco common stock received in connection with the exercise of employee stock options or otherwise as compensation, holders who hold an equity interest, directly or indirectly, in Finish Line or the surviving corporation after the merger, or to certain types of beneficial owners who may be subject to special rules (such as insurance companies, banks, tax-exempt organizations, financial institutions, broker-dealers, partnerships, S corporations or other pass-through entities, mutual funds, traders in securities who elect the mark-to-market method of accounting, holders subject to the alternative minimum tax, shareholders that have a functional currency other than the U.S. dollar, or holders who hold Genesco common stock as part of a hedge, straddle or a constructive sale or conversion transaction). This discussion does not address the receipt of cash in connection with the cancellation of shares of restricted stock or options to purchase shares of Genesco common stock, or any other matters relating to equity compensation or benefit plans. This discussion also does not address any aspect of state, local or foreign tax laws.

U.S. Holders

The exchange of shares of Genesco common stock for cash pursuant to the merger will be a taxable transaction to U.S. holders for U.S. federal income tax purposes. In general, a U.S. holder whose shares of Genesco common stock are converted into the right to receive cash pursuant to the merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received in exchange for the shares (determined before the deduction of any applicable withholding taxes) and the U.S. holder’s adjusted tax basis in the shares. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction). The gain or loss generally will be long-term capital gain or loss provided that a U.S. holder’s holding period for the shares is more than 12 months at the time of the completion of the merger. Long-term capital gains of individuals are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses. U.S. holders who claim a loss that exceeds certain thresholds may be required to file a disclosure statement with the Internal Revenue Service.

Backup withholding of tax (currently at a rate of 28%) may apply to cash payments to which a non-corporate U.S. holder is entitled under the merger agreement, unless the holder or other payee (i) is an entity that is exempt from backup withholding (generally including corporations, tax-exempt organizations and certain qualified nominees) and, when required, provides appropriate documentation to that effect, (ii) provides a taxpayer identification number (social security number, in the case of individuals, or employer identification number, in the case of other shareholders), certifies that the number is correct and that the holder has not been notified by the Internal Revenue Service that it is subject to backup withholding due to underreporting of interest or dividends, and otherwise complies with applicable requirements of the backup withholding rules. Each U.S. holder should complete and sign the Substitute Form W-9 included as part of the letter of transmittal and return it to the paying agent in order to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying agent.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowable as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

Cash received pursuant to the merger will also be subject to information reporting under certain circumstances unless an exemption applies.

Special Considerations of Holders of Preferred Stock

As discussed above in “The Merger — Preferred Stock” beginning on page 38, holders of preferred stock are not directly affected by the merger. Any holder of preferred stock who converts a share of preferred stock into Genesco common stock pursuant to the terms of the preferred stock prior to the merger should generally be treated as any other holder of Genesco common stock with respect to the converted shares, and the material U.S. federal income tax consequences to the exchange of the common stock for the right to receive cash in the merger generally should be as set forth above. Holders of preferred stock who exercise their right to convert their preferred stock into the merger consideration following the closing of the merger should generally recognize gain or loss for U.S. federal income tax purposes in a similar manner as if they had converted their preferred stock into common stock and exchanged their common stock for the right to receive cash in the merger.

Holders of preferred stock whose preferred stock is redeemed by Finish Line following the merger (as described above in “the Merger — Preferred Stock”), should generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received (including amounts otherwise paid on behalf of the holder) in exchange for the shares (determined before the deduction of any applicable withholding taxes) and the holder’s adjusted tax basis in the shares.

In the event that the charter amendment is not approved and adopted, and a holder of Employees’ Preferred converts a portion but not all of the shares of the Employees’ Preferred owned by such holder into merger consideration after the consummation of the merger, the tax consequences to the holder may be different than those described above. Holders of all outstanding classes and series of preferred stock should consult their own tax advisors.

Non-U.S. Holders

Any gain realized on the receipt of cash pursuant to the merger by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	Genesco is or has been a “United States real property holding corporation” for U.S. federal income tax purposes and the non-U.S. holder owned more than 5% of Genesco’s common stock at any time during the five years preceding the merger.

An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the merger under regular graduated U.S. federal income tax rates. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the merger, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a U.S. person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder will be subject to substantial limitations on its ability to claim a loss as a result of the merger. Non-U.S. holders who claim a loss that exceeds certain thresholds may be required to file a disclosure statement with the Internal Revenue Service. Non-U.S. holders should consult their own tax advisors regarding the tax consequences of the merger.

Genesco believes that it is not and has not been a “United States real property holding corporation” for U.S. federal income tax purposes.

Backup withholding (currently at a rate of 28%) may apply to the cash received by a non-corporate shareholder pursuant to the merger, unless the shareholder or other payee certifies under penalty of perjury that it is a non-U.S. holder in the manner described in the letter of transmittal (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person as defined under the Code) or otherwise establishes an exemption in a manner satisfactory to the paying agent. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder’s U.S. federal income tax liability, if any, provided that such non-U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner. Cash received in the merger will also be subject to information reporting, unless an exemption applies.

The U.S. federal income tax consequences set forth above are not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, each holder should consult the holder’s tax advisor regarding the applicability of the rules discussed above to the holder and the particular tax effects to the shareholder of the merger in light of the holder’s particular circumstances, including the application of state, local and foreign tax laws, and, if applicable, the tax consequences of the receipt of cash in connection with the cancellation of restricted shares or options to purchase shares of Genesco common stock, including the transactions described in this proxy statement relating to our other equity compensation and benefit plans.

Certain Relationships Between Finish Line and Genesco

There are no material relationships between Finish Line and Merger Sub or any of their respective affiliates, on the one hand, and Genesco or any of our affiliates, on the other hand, other than in respect of the merger agreement.

Litigation Related to the Merger

We are aware of one asserted class action lawsuit related to the proposed merger filed against us. On April 24, 2007, a purported class action lawsuit styled Maxine Phillips, on Behalf of Herself and All Others Similarly Situated v. Genesco, Inc., Hal N. Pennington, James S. Beard, Leonard L. Berry, William F. Blaufuss, Jr., James W. Bradford, Robert V. Dale, Matthew C. Diamond, Marty G. Dickens, Ben T. Harris, Kathleen Mason, William A Williamson, Jr., and Robert J. Dennis, was filed in the Chancery Court for the State of Tennessee, Twentieth Judicial District of Nashville (Case No. 07-905-III). The complaint alleges, among other things, that the individual defendants (officers and directors of Genesco) refused to properly consider an initial offer made by Foot Locker to purchase Genesco. Plaintiff asserts that, instead of attempting to negotiate with Foot Locker to obtain the highest price reasonably available for Genesco and its shareholders, the individual defendants initially refused to respond to the offer, and subsequently rejected the offer without allowing for the possibility of further negotiations or solicitation of a higher purchase price from Foot Locker or other potential buyers. The complaint seeks an order certifying a class, a declaration that the defendants have breached their fiduciary and other duties, and an order requiring the defendants to implement a procedure or process to obtain the highest possible price for shareholders including, but not limited to, reasonable negotiations with Foot Locker. Plaintiff also seeks her costs and attorneys’ fees. The individual defendants and Genesco have not yet filed an answer to the complaint. Following the execution of the merger agreement with Finish Line, plaintiff’s counsel indicated, and continues to indicate, that plaintiff intends to file an amended complaint alleging breach of fiduciary duties by the individual defendants in connection with the board of director’s approval of the merger agreement and the disclosures made in this proxy statement and seeking injunctive relief.

Amendment to Rights Agreement

Immediately prior to the execution of the merger agreement, the Amended and Restated Rights Agreement, dated August 28, 2000, between Genesco and Computershare Trust Company, N.A., as successor to First Chicago Trust Company of New York (the “Rights Agreement”), was amended to render the shareholder rights inapplicable to both the merger agreement and the completion of transactions contemplated under the merger agreement.

Fees and Expenses of the Merger

We estimate that we will incur, and will be responsible for paying, transaction-related fees and expenses, consisting primarily of financial, legal, accounting and tax advisory fees, SEC filing fees and other related charges, totaling approximately $22.3 million. This amount includes the following estimated fees and expenses:

Amount to
Description	be Paid

SEC filing fee	$39,219
Printing, proxy solicitation and mailing expenses	110,000
Financial, legal, accounting and tax advisory fees and expenses	22,000,000
Miscellaneous expenses	125,000

Total	$22,274,219

THE MERGER AGREEMENT
(PROPOSAL NO. 1)

This section of the proxy statement describes the material provisions of the merger agreement but does not purport to describe all of the terms of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Annex A to this proxy statement and incorporated into this proxy statement by reference. We urge you to read the full text of the merger agreement because it is the legal document that governs the merger. It is not intended to provide you with any other factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled “Where You Can Find More Information” below.

The Merger

The merger agreement provides for the merger of Merger Sub with and into Genesco upon the terms, and subject to the conditions, of the merger agreement. The merger will be effective at the time the articles of merger are filed with the Secretary of State of the State of Tennessee (or at a later time, if agreed upon by the parties and specified in the articles of merger). We expect to complete the merger as promptly as practicable after meeting the conditions precedent to the merger, including but not limited to that our shareholders approve the merger agreement.

As the surviving corporation, Genesco will continue to exist following the merger. Upon completion of the merger, the directors of Merger Sub will be the initial directors of the surviving corporation and the officers of Genesco will be the initial officers of the surviving corporation. All officers of the surviving corporation will hold their positions until their successors are duly elected and qualified or until the earlier of their resignation or removal.

Genesco or Finish Line may terminate the merger agreement prior to the completion of the merger in some circumstances, whether before or after the approval of the merger agreement by shareholders. Additional details on termination of the merger agreement are described in “— Termination of the Merger Agreement.”

Common Stock Merger Consideration

Each share of Genesco common stock issued and outstanding immediately before the merger will automatically be cancelled and will cease to exist and will be converted into the right to receive $54.50 in cash, without interest and less any applicable withholding taxes, other than:

•	shares held in treasury or owned by Finish Line or Merger Sub immediately prior to the merger that will be cancelled; and

•	shares held by subsidiaries of Finish Line (other than Merger Sub) or Genesco, which will remain outstanding after completion of the merger.

After the merger is effective, each holder of a certificate representing shares of Genesco common stock will no longer have any rights with respect to such shares, except for the right to receive the merger consideration.

Preferred Stock Treatment

The holders of our preferred stock outstanding upon the completion of the merger will not be entitled to any consideration upon the completion of the merger pursuant to the merger agreement. Each share of Genesco preferred stock issued and outstanding, and not otherwise properly converted to common stock if applicable, immediately before the merger will remain outstanding following the merger. Finish Line has informed us that it intends to redeem all outstanding shares of redeemable preferred stock following the completion of the merger in accordance with our charter, and that it also intends to redeem the outstanding Employees’ Preferred subject to the requisite approval and filing of the proposed charter amendment

(Proposal No. 2). See “The Merger — Preferred Stock” beginning on page 38, for further discussion of the treatment and rights of Genesco preferred stock in connection with the merger.

Treatment of Options and Other Awards

Upon the completion of the merger, all outstanding options to acquire Genesco common stock under our equity incentive plans will become fully vested and immediately exercisable, and each option not exercised prior to the merger will be cancelled and converted into the right to receive a cash payment equal to the number of shares of Genesco common stock underlying the option multiplied by the amount by which $54.50 exceeds the exercise price for each share of Genesco common stock underlying the option, without interest and less any applicable withholding taxes. Additionally, restrictions applicable to all shares of restricted stock will, in connection with the merger, lapse and those shares will be cancelled and converted into the right to receive a cash payment equal to the number of outstanding restricted shares, multiplied by $54.50, without interest and less any applicable withholding taxes.

The effect of the merger upon our employee stock purchase plan and certain other employee benefit plans is described below under “— Employee Benefits” beginning on page 65.

Treatment of Convertible Debentures

The 4.125% Convertible Subordinated Debentures due 2023 (the “Convertible Debentures”) issued by us and under that certain indenture dated as of June 24, 2003, between us and The Bank of New York (the “Indenture”), and outstanding immediately prior to the effective time of the merger, by virtue of the merger and the terms of the Indenture and a supplemental indenture required to be entered into upon the merger under the terms of the Indenture (the “Supplemental Indenture”), will not be convertible at or after the effective time of the merger into shares of our common stock, and following the effective time of the merger, the Convertible Debentures will be convertible, pursuant to the terms of the Indenture and the Supplemental Indenture, into cash in an amount equal to the product of (i) $54.50 (the per share price to be paid for Genesco’s common stock in the merger) and (ii) the number of shares of our common stock into which the Convertible Debentures could have been converted as of the effective time of the merger, including fractional shares. Finish Line has agreed pursuant to the merger agreement that it shall, and shall cause the surviving corporation to, at all times from and after the effective time of the merger maintain sufficient funds to satisfy its obligations to holders of Convertible Debentures upon the conversion thereof as described above.

Payment for the Shares

Before the merger, Finish Line will designate a paying agent reasonably acceptable to us to make payment of the merger consideration as described above. At or prior to the effective time of the merger, Finish Line will deposit, or cause to be deposited, in trust with the paying agent the funds necessary to pay the merger consideration to the applicable shareholders.

Upon the completion of the merger and the settlement of any transfers that occurred prior to the effective time, we will close our common stock ledger. After that time, there will be no further transfer of shares of Genesco common stock.

As soon as reasonably practicable after the completion of the merger, the surviving corporation will send, or cause the paying agent to send, to all common stock holders a form of letter of transmittal and instructions advising how to surrender their common stock certificates in exchange for the merger consideration. The paying agent will pay common stock holders their merger consideration after they have (1) surrendered their common stock certificates to the paying agent and (2) provided to the paying agent their signed letter of transmittal and any other items specified by the letter of transmittal. Interest will not be paid or accrue in respect of the merger consideration. The surviving corporation will reduce the amount of any merger consideration paid to common stock holders by any applicable withholding taxes. YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL, AND YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

If any cash deposited with the paying agent is not claimed within one year following the effective time of the merger, the cash will be returned to the surviving corporation upon demand subject to any applicable unclaimed property laws. Any unclaimed amounts remaining immediately prior to when the amounts would escheat to or become property of any governmental authority will be returned to the surviving corporation free and clear of any prior claims or interest thereto.

If the paying agent is to pay some or all of your merger consideration to a person other than you, as the registered owner of a common stock certificate, you must have your certificates properly endorsed or otherwise in proper form for transfer, and you must pay any transfer or other taxes payable by reason of the transfer or establish to Finish Line’s satisfaction that the taxes have been paid or are not required to be paid.

The transmittal instructions will tell you what to do if you have lost your certificate, or if it has been stolen or destroyed. You will have to provide an affidavit to that fact and, if required by the surviving corporation, post a bond in an amount that the surviving corporation reasonably directs as indemnity against any claim that may be made against it in respect of the certificate.

Representations and Warranties

The merger agreement contains representations and warranties made by us to Finish Line and Merger Sub and representations and warranties made by Finish Line and Merger Sub to us. The assertions embodied in those representations and warranties were made solely for purposes of the merger agreement and may be subject to important qualifications and limitations agreed by the parties in connection with negotiating its terms (including exceptions described in the confidential disclosure schedules to the merger agreement). Moreover, some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality or material adverse effect different from that generally applicable to public disclosures to shareholders or used for the purpose of allocating risk between the parties to the merger agreement rather than establishing matters of fact. For the foregoing reasons, you should not rely on the representations and warranties contained in the merger agreement as statements of factual information.

In the merger agreement, Genesco, Finish Line and Merger Sub each made representations and warranties relating to, among other things:

•	corporate organization and existence;

•	corporate power and authority to enter into and perform its obligations under, and enforceability of, the merger agreement;

•	required regulatory filings and consents and approvals of governmental entities;

•	the absence of conflicts with or defaults under organizational documents, other contracts and applicable laws and judgments;

•	litigation;

•	broker’s fees; and

•	information supplied for inclusion in this proxy statement.

In the merger agreement, Finish Line and Merger Sub also each made representations and warranties relating to solvency, the availability of the funds necessary to perform its obligations under the merger agreement, and the operations of Finish Line and Merger Sub.

Genesco also made representations and warranties relating to, among other things:

•	capital structure;

•	subsidiaries;

•	documents filed with the SEC;

•	undisclosed liabilities;

•	absence of certain changes or events since February 3, 2007;

•	compliance with applicable laws;

•	contracts and other agreements;

•	intellectual property matters;

•	real and leased property matters;

•	insurance matters;

•	tax matters;

•	compliance with the Employee Retirement Income Security Act of 1974, as amended, and other employee benefit matters;

•	labor matters;

•	environmental matters;

•	the absence of any breach of organizational documents, material contracts and applicable laws as a result of the execution, delivery and performance of the merger agreement;

•	board of directors approval of the merger agreement and the transactions contemplated thereby, including the merger, and board of directors recommendation to our shareholders to approve the merger agreement and the transactions contemplated thereby, including the merger;

•	state takeover statutes and our rights plan;

•	the required votes of our shareholders in connection with the merger agreement;

•	our suppliers and vendors;

•	our inventory;

•	the receipt of a fairness opinion from our financial advisor; and

•	affiliate transactions.

Many of Genesco’s representations and warranties are qualified by a material adverse effect standard. For purposes of the merger agreement, “material adverse effect” on Genesco (a “Company Material Adverse Effect”), is defined to mean:

•	any event, circumstance, change or effect that, individually or in the aggregate, is materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of Genesco and Genesco’s subsidiaries, taken as a whole; provided, however, that none of the following shall constitute, or shall be considered in determining whether there has occurred, and no event, circumstance, change or effect resulting from or arising out of any of the following shall constitute, a “material adverse effect” on Genesco:

•	the announcement of the execution of the merger agreement or the pendency of completion of the merger (including the threatened or actual impact on relationships of Genesco and Genesco’s subsidiaries with customers, vendors, suppliers, distributors, landlords or employees (including the threatened or actual termination, suspension, modification or reduction of such relationships));

•	changes in the national or world economy or financial markets as a whole or changes in general economic conditions that affect the industries in which Genesco and Genesco’s subsidiaries conduct their business, so long as such changes or conditions do not adversely affect Genesco and Genesco’s subsidiaries, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the industries or markets in which they operate;

•	any change in applicable law, rule or regulation or generally accepted accounting principles or interpretation thereof after the date of the merger agreement, so long as the changes do not adversely affect Genesco and Genesco’s subsidiaries, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the industries or markets in which they operate;

•	the failure, in and of itself, of Genesco to meet any published or internally prepared estimates of revenues, earnings or other financial projections, performance measures or operating statistics; provided, however, that the facts and circumstances underlying any such failure may, except as provided in any of the other provisions of this definition of material adverse effect, be considered in determining whether a material adverse effect has occurred);

•	a decline in the price, or a change in the trading volume, of Genesco common stock on the NYSE or the CHX;

•	compliance with the terms of, and taking any action required by, the merger agreement, or taking or not taking any actions at the request of, or with the consent of, Finish Line; and

•	acts or omissions of Finish Line or Merger Sub after the date of the merger agreement (other than acts or omissions specifically contemplated by the merger agreement).

Conduct of Business Pending the Merger

We have agreed in the merger agreement that, until the completion of the merger (or the termination of the merger agreement), except as expressly contemplated by the merger agreement or consented to in writing by Finish Line (which consent shall not be unreasonably withheld, conditioned or delayed) or required by applicable law, we and each of our subsidiaries will:

•	conduct our businesses in the ordinary course on a basis consistent with past practice;

•	use reasonable best efforts, on a basis consistent with past practices, to:

•	preserve intact our business organizations, keeping available the services of our current officers, employees and consultants, and preserve our relationships with customers, suppliers, and others having significant business relations with us;

•	advertise, promote, and market Genesco’s products;

•	keep our material properties substantially intact, preserve our goodwill and business, and maintain all physical properties in good repair and condition;

•	perform and comply in all material respects with the terms of our material contracts; and

•	maintain, and comply in all material respects with, all governmental approvals or requirements necessary for the operation of Genesco’s business or the holding of any interest in any of Genesco’s properties;

•	use reasonable best efforts to keep in effect material insurance policies in coverage amounts substantially similar to those in effect as of the date of the merger agreement; and

•	deliver or cause of be timely delivered to (1) the holders of the Company’s 4.125% Convertible Subordinated Debentures due 2023, issued by the Company and under that certain indenture dated as of June 24, 2003, between the Company and The Bank of New York and (2) holders of the Company’s preferred stock, all notices required pursuant to the terms of the indenture and the Company’s charter and bylaws in connection with the merger.

We have also agreed that, until the completion of the merger, except as expressly contemplated or permitted by the merger agreement or consented to in writing by Finish Line (which consent shall not be unreasonably withheld, conditioned or delayed), we will not, and will not permit any of our subsidiaries to:

•	change the compensation payable to any officer, employee, agent or consultant or enter into or amend any employment, change in control, bonus, severance, termination, retention or other agreement or arrangement with any officer, employee, agent or consultant of Genesco or Genesco’s subsidiaries, or adopt or increase the benefits (including fringe benefits), severance or termination pay under, any employee benefit plan or agreement or otherwise, except as required by law or in accordance with existing agreements or employee benefit plans and in the case of compensation for officers (other than executive officers), employees, agents or consultants, in the ordinary course of business consistent with past practice, and other than any separation, retention or incentive agreement entered into after the date of the merger agreement with any non-executive officer of Genesco or any of Genesco’s subsidiaries pursuant to which the aggregate benefits (to the extent additional to existing benefits of a similar nature) do not exceed $250,000 in the aggregate or $25,000 for any person individually, provided Genesco provides Finish Line at least two (2) business days prior written notice;

•	make any prohibited loans or advances to any of its officers, employees, agents or consultants, or make any material change in our existing borrowing or lending arrangements for or on behalf of any persons pursuant to a plan or otherwise; subject to certain exceptions for newly hired employees and for employees in the context of promotions based on job performance or workplace requirements;

•	subject to certain specified exceptions, split, combine or reclassify any of our capital stock or make any change in the number of shares of our capital stock authorized, issued or outstanding or grant, sell or otherwise issue or authorize the issuance of any share of capital stock, any other voting security or any security convertible into, or any option, warrant or other right to purchase (including any equity-based award), or convert any obligation into, shares of our capital stock or any other voting security, declare, set aside, make or pay any dividend or other distribution with respect to any shares of our capital stock, sell or transfer any shares of our capital stock, or acquire, redeem or otherwise repurchase any shares of our capital stock or any rights, warrants or options to purchase any of our capital stock, or any securities convertible into or exchangeable for any such shares;

•	amend, or otherwise alter or modify in any respect, the charter or bylaws of Genesco or any Genesco subsidiary;

•	except as provided in Genesco’s financial budget and plans previously made available to Finish Line, sell or transfer or mortgage, pledge, lease, license, terminate any lease or license, or otherwise dispose of or encumber any tangible or intangible asset or related assets with a value in excess of $3,000,000, other than sales and non-exclusive licenses of products and services of Genesco and Genesco’s subsidiaries in the ordinary course of business consistent with past practice;

•	except as provided in Genesco’s financial budget and plans previously made available to Finish Line, authorize any single capital expenditure or a series of related expenditures in excess of $3,000,000;

•	except as may be required as a result of a change in law or generally accepted accounting principles (“GAAP”) (or any interpretation thereof), change any of the accounting practices or principles used by Genesco or any of Genesco’s subsidiaries;

•	except as provided in Genesco’s financial budget and plans previously made available to Finish Line, write up, write down or write off the book value of any material assets of Genesco and material Genesco subsidiaries, other than in the ordinary course of business and consistent with past practice or as may be required by GAAP or the Financial Accounting Standards Board;

•	settle or compromise any pending or threatened suit, action or claim which:

•	is material to Genesco and Genesco’s subsidiaries taken as a whole;

•	requires payment to or by Genesco or any of Genesco’s subsidiaries (exclusive of attorneys’ fees, including success fees) in excess of $3,000,000;

•	involves restrictions on the business activities of Genesco that would be material to Genesco and Genesco’s subsidiaries taken as a whole; or

•	would involve the issuance of Genesco securities;

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, or recapitalization of Genesco or any of Genesco’s subsidiaries (other than the merger agreement and the merger);

•	except as required by law or contracts in existence on the date of the merger agreement (subject to certain specified exceptions), establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees of Genesco or any of Genesco’s subsidiaries, pay any discretionary bonuses to any director, officer employee of Genesco or any of Genesco’s subsidiaries, except for the exercise of discretionary elements under compensation, employment or other benefit plans or arrangements existing as of the date of the merger agreement, or change in any material respect the manner in which contributions to any plan or arrangement are made or the basis on which contributions are determined;

•	except in each case as required by applicable law or treasury regulation, make, revoke or change any material tax election, file any amended tax return with respect to any material tax, settle or compromise any material federal, state, local or foreign tax liability, surrender any right to claim a material tax refund, waive any statute of limitations in respect of a material amount of taxes, agree to an extension of time with respect to an assessment or deficiency for a material amount of taxes or change any annual tax accounting period;

•	purposefully and knowingly take any action that would result in any representation or warranty of Genesco becoming untrue in any material respect at the closing of the transactions contemplated by the merger agreement, to the extent such breach would reasonably be expected to cause any closing condition not to be satisfied;

•	enter into any new line of business other than the development and testing of concepts reasonably related to the current businesses of Genesco and Genesco’s subsidiaries, or discontinue any significant and material line of business;

•	acquire (by merger, consolidation, acquisition of stock or assets, joint venture or otherwise or through a direct or indirect ownership interest or investment) any person or division thereof, except that Genesco can engage in such acquisition having a transaction price less than $3,000,000 without obtaining Finish Line’s prior consent;

•	incur, assume or prepay any indebtedness for borrowed money for any indebtedness in an aggregate amount in excess of $3,000,000, except to refund or refinance commercial paper or in the ordinary course of business (including for purposes of funding working capital in the ordinary course of business) consistent with past practice;

•	incur, assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any indebtedness for borrowed money of any other person in an aggregate amount in excess of $3,000,000, except the incurrence of, guarantee with respect to or provision of credit support for, indebtedness of Genesco or any of Genesco’s subsidiaries for borrowed money under Genesco’s or Genesco’s subsidiaries’ existing credit facilities in the ordinary course of business;

•	make any loans, advances or capital contributions to, or investments in, any other person, except in the ordinary course of business consistent with past practice;

•	pledge or otherwise encumber shares of capital stock or other voting securities of any of Genesco’s subsidiaries, other than permitted liens (as defined in the merger agreement);

•	mortgage or pledge any of its material assets, tangible or intangible, or create any lien thereupon (other than permitted liens or liens arising under and created by contracts without any breach thereof or under the merger agreement or default thereunder or under the merger agreement);

•	enter into any material contract other than in the ordinary course of business consistent with past practice to the extent such contract would be material to Genesco and Genesco’s subsidiaries, taken as a whole;

•	voluntarily terminate or modify in any material adverse respect any material contract;

•	enter into material supply agreements with suppliers, except in the ordinary course of business consistent with past practice;

•	enter into any foreign exchange contract or other hedging contract except in the ordinary course of business consistent with past practice; or

•	obligate itself to do any of the above actions.

Notwithstanding the foregoing, nothing contained in the merger agreement shall give Finish Line, directly or indirectly, the right to control or direct Genesco’s or Genesco’s subsidiaries’ operations prior to the effective time of the merger; prior to the effective time of the merger, each of Genesco and Finish Line shall exercise, consistent with the terms and conditions of the merger agreement, complete control and supervision over its and its subsidiaries’ respective operations; and no consent of Finish Line shall be required with respect to any matter set forth above or elsewhere in the merger agreement to the extent the requirement of such consent would be inconsistent with applicable law.

Efforts to Complete the Merger

Upon the terms and subject to the conditions set forth in the merger agreement, each of the parties to the merger agreement has agreed to use its reasonable efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the merger, including: (1) the taking of all acts necessary to satisfy the conditions necessary for the completion of the merger; (2) the obtaining of all necessary actions or non-actions, expirations of all necessary waiting periods, waivers, consents, clearances, approvals, orders and authorizations from governmental entities and any other third parties; (3) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging the merger agreement or the completion of the merger; and (4) the execution or delivery of any additional instruments necessary to consummate the merger.

Finish Line has agreed to use its reasonable best efforts to arrange the debt financing to fund the proposed merger and related transactions contemplated by the debt financing commitment executed in connection with the merger agreement and to cause its financing sources to fund the financing required to consummate the proposed merger. Genesco has agreed to cooperate in connection with the financing. See “The Merger — Financing of the Merger” for a description of the financing arranged by Finish Line to fund the proposed merger and related transactions.

In the event any portion of the debt financing becomes unavailable, Finish Line has also agreed to use its reasonable best efforts to arrange to obtain alternative financing on terms and conditions not materially less favorable to Finish Line in the aggregate (as determined in Finish Line’s good faith reasonable judgment) than those contemplated by the debt financing commitments as promptly as practicable following the occurrence of the event, but no later than the closing.

Conditions to the Merger

Conditions to Each Party’s Obligations.  Each party’s obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	the merger agreement must have been approved by the affirmative vote of the holders of a majority of the votes represented by the outstanding shares of our common stock and our preferred stock, voting together as a single group;

•	no statute, rule, executive order or regulation shall have been enacted, issued, entered or promulgated by any governmental entity which prohibits the completion of the merger, and there shall be no order or preliminary or permanent injunction of a court of competent jurisdiction, including any temporary restraining order, in effect preventing or prohibiting the merger; and

•	any applicable waiting period (and any extension thereof) under the HSR Act or any other applicable foreign competition or merger control laws shall have been terminated or shall have expired, and approvals under all applicable foreign competition or merger control laws shall have been obtained or expired, as the case may be.

Conditions to Finish Line’s and Merger Sub’s Obligations.  The obligations of Finish Line and Merger Sub to complete the merger are subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties made by us in the merger agreement (with certain exceptions) must be true and correct as of the closing date as if made at and as of that time (without regard to materiality qualifiers), except to the extent that the representations and warranties expressly relate to an earlier date, and except where the failure of the representations and warranties to be true and correct, individually or in the aggregate, has not had, individually or in the aggregate, a Company Material Adverse Effect on Genesco;

•	we must have performed and complied in all material respects with all material covenants and agreements we are required by the merger agreement to perform or comply with on or prior to the closing date;

•	we must deliver to Finish Line at closing a certificate with respect to the satisfaction of the foregoing conditions relating to representations, warranties, obligations, covenants and agreements; and

•	there shall not have occurred a Company Material Adverse Effect with respect to Genesco and Genesco’s subsidiaries, considered as a whole, that has not been cured.

Conditions to Genesco’s Obligations.  Our obligation to complete the merger is subject to the satisfaction or waiver of the following further conditions:

•	the representations and warranties of Finish Line and Merger Sub must be true and correct, as of the closing date (without regard to materiality qualifiers), except to the extent that the representations and warranties expressly relate to an earlier date, and except where the failure of the representations and warranties to be true and correct would not reasonably be expected to prevent or materially impede the timely completion of the merger;

•	Finish Line and Merger Sub must have performed and complied in all material respects with all covenants and agreements they are required by the merger agreement to perform or comply with on or prior to the closing date; and

•	Finish Line and Merger Sub must each deliver to Genesco at closing a certificate with respect to the satisfaction of the foregoing conditions relating to representations, warranties, obligations, covenants and agreements.

If a failure to satisfy one of these conditions to the merger is not considered by our board of directors to be material to our shareholders, our board of directors may waive compliance with that condition. Our board of directors is not aware of any condition to the merger that cannot be satisfied. After the merger agreement has been approved by our shareholders, among other limitations, the merger consideration cannot be changed and the merger agreement cannot be altered in a manner adverse to our shareholders without re-submitting the revisions to our shareholders for their approval.

No Solicitations of Other Offers

The merger agreement provides that neither we nor our representatives (as defined in the merger agreement) will directly or indirectly:

•	solicit, initiate or knowingly encourage or take any other action to knowingly facilitate the submission of an acquisition proposal (defined below);

•	enter into any letter of intent, memorandum of understanding, agreement, option agreement or any agreement or arrangement with respect to any acquisition proposal;

•	enter into, continue, participate, engage or knowingly assist in any manner in contracts, negotiations or discussions with, or provide any non-public information or data to, any person (other than Finish Line, Merger Sub or any of their respective affiliates or representatives) relating to any acquisition proposal, or grant any waiver, amendment or release under any standstill; or

•	take any action to

•	other than as contemplated by the merger agreement in connection with the merger, render the rights issued pursuant to the terms of the Rights Agreement inapplicable to an acquisition proposal or the transactions contemplated thereby, exempt or exclude any person from the definition of an acquiring person (as defined in the Rights Agreement) under the terms of the Rights Agreement or allow Genesco’s rights to expire prior to their expiration date; or

•	otherwise amend the Rights Agreement.

However, Genesco may (and may authorize and permit its representatives to) at any time prior to the approval of the merger agreement by its shareholders, in response to an unsolicited takeover proposal (defined below) that is made after the date of the merger agreement and that is a superior proposal (defined below), if its board of directors determines in good faith (after receiving advice of outside counsel) that doing so would be in the best interests of Genesco and Genesco’s shareholders and that the failure to take that action is or would be inconsistent with its board of directors’ fiduciary duties to our shareholders under applicable law and after giving Finish Line oral and written notice (including the material terms of the inquiry, offer, proposal or request, and, in the case of written materials provided to Genesco, copies or written summaries of the written materials) within 48 hours after receiving the proposal:

•	furnish information concerning, and provide access to, our business, properties, employees and assets pursuant to a confidentiality agreement with terms and conditions no less favorable in any material respect to us than the terms of its confidentiality agreement with Finish Line, provided that the information must be provided to Finish Line prior to or substantially concurrent with the time of its provision to the third party to the extent not previously made available to Finish Line; and

•	participate, engage or assist in any manner in negotiations and discussions with the party making a takeover proposal regarding the takeover proposal.

In addition, we have agreed that, except as described below under “— Recommendation Withdrawal/Termination in Connection with a Superior Proposal and Third Party Tender Offers,” neither our board of directors nor any of its committees will:

•	withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to Finish Line or Merger Sub, the approval or recommendation of our board of directors of the merger agreement or the merger or publicly announce that it has resolved to take the action;

•	approve, recommend or adopt or publicly propose to approve, recommend or adopt any acquisition proposal; or

•	approve, recommend, adopt or allow Genesco to enter into any letter of intent, memorandum of understanding, option agreement or similar arrangement with respect to any acquisition proposal.

For purposes of these restrictions, an “acquisition proposal” means any transaction or proposed transaction or series of related transactions involving:

•	any direct or indirect acquisition or purchase by any person or “group” (as defined in Section 13(d) of the Exchange Act) of a 20% interest or more in either the total outstanding shares of equity or voting securities of Genesco or any Genesco subsidiary whose business constitutes 25% or more of the net revenues, net income or assets (based on fair market value) of Genesco and Genesco’s subsidiaries, taken as a whole, (a “Company Subsidiary”), or the total outstanding shares of equity securities of Genesco or a Company Subsidiary;

•	any tender offer or exchange offer that if consummated would result in any person or group beneficially owning 20% or more of the total outstanding shares of equity or voting securities of Genesco or the total outstanding shares of any class of equity securities of Genesco or any Company Subsidiary;

•	any sale or disposition of consolidated assets of Genesco or any Company Subsidiary to any person or group for consideration equal to 15% or more of the aggregate fair market value of all of the outstanding shares of Genesco common stock; or

•	any consolidation, merger, business combination, recapitalization, liquidation, dissolution or similar transaction with respect to Genesco or any Company Subsidiary.

For purposes of these restrictions, a “takeover proposal” means any acquisition proposal or inquiry (other than the transactions contemplated by the merger agreement) that is reasonably likely to lead to an acquisition proposal that:

•	provides for any person or group to acquire, directly or indirectly, a majority of the issued and outstanding shares of Genesco common stock (or a majority of the voting securities of any surviving corporation in a merger or consolidation with Genesco); or

•	provides for the acquisition of all or substantially all of the consolidated assets of Genesco.

For purposes of these restrictions, a “superior proposal” means any takeover proposal:

•	that is unsolicited, and which our board of directors determines in good faith, after consultation with our financial advisor and outside counsel, is a takeover proposal that is more favorable, from a financial point of view to our shareholders, taking into account all of the terms and conditions of the proposal, than the merger agreement (including any binding written and complete proposal to amend the terms of the merger agreement);

•	for which financing, to the extent required, is, or is reasonably likely to be, committed on terms and conditions that our board of directors determines, after consultation with our financial advisor, are reasonably likely to result in disbursement sufficient for the completion of the transactions contemplated by the takeover proposal; and

•	for which, in the good faith opinion of our board of directors (or any committee thereof authorized to act in such capacity), after consultation with outside legal counsel, providing information or access or participating, engaging or assisting in the negotiations or discussions is or would be in the best interests of Genesco and our shareholders and that the failure to take the action is or would be inconsistent with our board of directors’ fiduciary duties to our shareholders under applicable law.

Recommendation Withdrawal/Termination in Connection with a Superior Proposal and Third Party Tender Offers

Our board of directors may also, at any time prior to the approval of the merger agreement by our shareholders, withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to Finish Line, the approval or recommendation of our board of directors of the merger agreement or the merger or announce that it has resolved to take that action or terminate the merger agreement and enter into a definitive agreement with respect to a superior proposal if our board of directors concludes in good faith (after consultation with our financial advisor and outside legal counsel) that failure to do so would be inconsistent with its obligations to comply with its fiduciary duties under applicable law, and only after (i) we give written notice to Finish Line and Merger Sub at least three business days in advance of such action of the superior proposal and the material terms and conditions of the superior proposal, and (ii) we pay to Finish Line the termination fees and expenses described in “— Termination Fees” beginning on page 64.

Nothing described above limits our ability to take and disclose a position recommending rejection with respect to any tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, or from making any similar disclosure to our shareholders with respect to any takeover proposal, if in any such case Genesco’s board of directors determines in good faith (after consultation with its outside legal counsel) that it is required to do so under applicable law.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the completion of the merger, whether before or after our shareholders have approved the merger agreement:

•	by mutual written consent of Genesco and Finish Line;

•	by either Genesco or Finish Line, if:

•	the merger has not been consummated by December 31, 2007, except that this right to terminate will not be available to any party whose action or failure to fulfill any obligation under the merger agreement or failure to act in good faith has been the principal cause of, or resulted in, the failure of the merger to be consummated by that date;

•	a court of competent jurisdiction or other governmental entity has issued a final, non-appealable order, decree or ruling or taken any other action, or there exists any statute, rule or regulation, in each case preventing or otherwise prohibiting the completion of the merger or that otherwise has the effect of making the merger illegal and the party seeking to terminate the merger agreement has used all reasonable efforts to prevent the entry of and to remove the order, decree, ruling, action, or statute, rule or regulation to the extent of its control or influence; or

•	Genesco’s shareholders fail to approve the merger agreement at a duly held meeting; or

•	by Finish Line if:

•	Genesco’s board of directors withdraws or modifies, or publicly proposes to withdraw or modify, in a manner adverse to Finish Line, the approval or recommendation of Genesco’s board of directors of the merger agreement or the merger or publicly announces that it has resolved to take that action;

•	Genesco’s board of directors recommends to its shareholders or approves any alternative acquisition proposal;

•	Genesco’s board of directors fails to include in this proxy statement its recommendation that Genesco’s shareholders approve the merger agreement; or

•	there has been a breach of, or inaccuracy in, any representation, warranty, covenant or agreement of Genesco under the merger agreement which would result in the failure of certain conditions to closing and where the breach or inaccuracy is reasonably incapable of being cured, or is not cured, within 20 business days after Genesco receives written notice of the breach or inaccuracy and neither Finish Line nor Merger Sub is in material breach of its representations, warranties, covenants and obligations under the merger agreement so as to cause the failure of certain conditions to closing; or

•	by Genesco if:

•	Genesco concurrently enters into a definitive agreement with respect to a superior proposal, provided that Genesco has paid, or simultaneously with doing so, pays to Finish Line the termination fees and expenses as described below; or

•	there has been a breach of, or inaccuracy in, any representation, warranty, covenant or agreement of Finish Line or Merger Sub under the merger agreement which would result in the failure of certain conditions to closing and where the breach or inaccuracy is reasonably incapable of being cured, or is not cured, within 20 business days after Finish Line receives written notice of the breach or inaccuracy and Genesco is not in material breach of our representations, warranties, covenants and obligations under the merger agreement so as to cause the failure of certain conditions to closing.

Termination Fees

Genesco has agreed to pay Finish Line a termination fee of $46 million and reimburse Finish Line’s reasonable, actual and documented out-of-pocket expenses and fees (including reasonable attorneys’ fees), up to a limit of $10 million, if:

•	Finish Line terminates the merger agreement because Genesco’s board of directors withdraws or modifies, or publicly proposes to withdraw or modify, in a manner adverse to Finish Line, the approval or recommendation of Genesco’s board of directors of the merger agreement or the merger or publicly announces that it has resolved to take that action;

•	Finish Line terminates the merger agreement because Genesco’s board of directors recommends to our shareholders or approves any alternative acquisition proposal;

•	Finish Line terminates the merger agreement because Genesco’s board of directors fails to include in this proxy statement its recommendation that Genesco’s shareholders approve the merger agreement;

•	Genesco terminates the merger agreement because Genesco has entered into a definitive agreement with respect to a superior proposal and at least three (3) business days have passed since the last notice was given by Genesco to Finish Line of such proposal; or

•	(i) Finish Line terminates the merger agreement because Genesco has breached a representation, warranty, covenant or agreement such that the closing conditions would not be satisfied, the breach has not been cured within the specified time, and Finish Line is not also in material breach of its obligations, or (ii) Finish Line terminates the merger agreement because Genesco’s shareholders fail to approve the merger agreement at a duly held meeting, and in any such case:

•	prior to termination, an acquisition proposal is publicly announced; and

•	within 12 months after the termination, Genesco enters into a definitive agreement with respect to such acquisition proposal (the required payment being the “tail fee payment”).

Solely for purposes of determining whether a tail fee payment is payable by us, an “acquisition proposal” is generally:

•	any direct or indirect acquisition or purchase by any person or “group” (as defined in Section 13(d) of the Exchange Act) of a 75% interest or more in either the total outstanding shares of equity or voting securities of Genesco or any Genesco subsidiary whose business constitutes 25% or more of the net revenues, net income or assets (based on fair market value) of Genesco and Genesco’s subsidiaries, taken as a whole (a “Company Subsidiary”), or the total outstanding shares of equity securities of Genesco or a Company Subsidiary;

•	any tender offer or exchange offer that if consummated would result in any person or group beneficially owning 75% or more of the total outstanding shares of equity or voting securities of Genesco or the total outstanding shares of any class of equity securities of Genesco or any Company Subsidiary;

•	any sale or disposition of consolidated assets of Genesco or any Company Subsidiary to any person or group for consideration equal to 75% or more of the aggregate fair market value of all of the outstanding shares of Genesco common stock; or

•	any consolidation, merger, business combination, recapitalization, liquidation, dissolution or similar transaction with respect to Genesco or any Company Subsidiary,

Genesco has agreed to pay Finish Line a termination fee of $46 million if Genesco or Finish Line terminates the merger agreement because the merger has not been consummated by December 31, 2007, and:

•	prior to termination, an acquisition proposal is publicly announced; and

•	within 12 months after the termination, Genesco enters into a definitive agreement with respect to such acquisition proposal (in each case defined as described above with respect to the tail fee payment).

Genesco has also agreed to reimburse Finish Line’s reasonable, actual and documented out-of-pocket expenses and fees (including reasonable attorneys’ fees), up to a limit of $10 million, if Genesco or Finish Line terminates the merger agreement because Genesco’s shareholders fail to approve the merger agreement at a duly held meeting.

Employee Benefits

The surviving corporation has agreed to pay to each employee who continues as an employee of Genesco and its subsidiaries, as the surviving corporation, during the benefits continuation period (one year from the date the articles of merger are filed with the Secretary of State of the State of Tennessee) salary, wages, cash incentive opportunities, severance, medical benefits and other welfare benefit plans programs and arrangements (with the exception of any equity compensation programs or defined benefit plans) which are at least comparable in the aggregate to those provided by us prior to the closing of the merger; provided, that with respect to continuing employees who are subject to employment agreements or change in control agreements that have not been superseded by agreements with Finish Line, the surviving corporation shall expressly assume such agreements, and fulfill all obligations under such agreements. During the benefits continuation period, the surviving corporation has agreed to pay, subject to the terms and conditions as it shall establish and the terms of applicable employment agreements, any continuing employee whose employment is involuntarily terminated without cause by Finish Line, the surviving corporation or any of their subsidiaries an amount of severance pay in cash equal to the amount of cash severance pay that would have been payable to the continuing employee under the terms of the severance policy applicable to the continuing employee immediately prior to the date of the merger agreement or, if applicable, the continuing employee’s employment agreement.

The merger agreement also provides that the surviving corporation shall:

•	waive any applicable pre-existing condition exclusions and waiting periods with respect to participation and coverage requirements in any replacement or successor welfare benefit plan of the surviving corporation that a continuing employee is eligible to participate in following the effective time of the merger to the extent the exclusions or waiting periods were inapplicable to, or had been satisfied by, the continuing employee immediately prior to the effective time of the merger under the relevant plan in which the continuing employee participated;

•	provide each continuing employee with credit for any co-payments and deductibles paid prior to the effective time (to the extent such credit would have been given under an analogous plan sponsored by us prior to the effective time of the merger agreement) in satisfying any applicable deductible or out-of-pocket requirements; and

•	to the extent that any continuing employee is allowed to participate in any employee benefit plan of Finish Line, the surviving corporation or any of their subsidiaries following the effective time of the merger, cause the plan to recognize the service of the continuing employee with Genesco and our subsidiaries prior to the effective time of the merger for purposes of eligibility to participate, vesting and benefit accrual (but not for benefit accrual under any defined benefit, retiree welfare or similar plan) to the extent of the service; provided, however, that the crediting of service shall not operate to duplicate any benefit or the funding of any the benefit.

Under the merger agreement, we are also required to terminate our Amended and Restated Genesco Employee Stock Purchase Plan dated August 24, 2005 (the “ESPP”) (including all offering periods in progress), immediately prior to the effective time of the merger agreement (or another date prior to the effective time of the merger agreement designated by us for administrative convenience) and ensure that there are no outstanding rights of participants under the ESPP following its termination as of the effective time of the merger (or such other date designated by us). With respect to persons participating in the ESPP on the date on which the offering period under the ESPP ceases and the ESPP terminates (and who have not withdrawn from or otherwise ceased participation in the ESPP prior to that date), if any, all salary amounts withheld on behalf of such participants as of the effective time of the merger agreement (or earlier date designated by us, as described in the previous sentence) will be deemed to have been used to purchase Genesco common stock under the terms of the ESPP, using the effective time of the merger agreement (or such other date designated by us) as the last date of the applicable offering period under the ESPP, and converted into the right to receive, effectively, a cash payment equal to (i) the number of shares deemed purchased under the ESPP multiplied by $54.50, plus (ii) any salary deferrals which remain due to the limitations under the ESPP regarding the purchase of fractional shares.

Employees’ Preferred Tender Offer

The merger agreement provides that Finish Line may commence a tender offer and consent solicitation with respect to the Employees’ Preferred. In the event that Finish Line chooses to commence such tender offer and consent solicitation (and no assurances are given as to whether it will or will not commence such tender offer or consent solicitation), Genesco has agreed to provide all reasonable cooperation reasonably requested by Finish Line. Additionally, the merger agreement provides that any such tender offer and consent solicitation shall provide, as conditions, (i) the prior or simultaneous consummation of the merger and (ii) that the holders of Employees’ Preferred grant their proxies in favor of (A) the merger agreement, (B) the transactions contemplated by the merger agreement including the merger, and (C) the proposed amendment to Genesco’s charter (Proposal No. 2) to allow for the redemption by Genesco of the Employees’ Preferred after the completion of the merger at the price to be paid per share of Genesco common stock in connection with the merger, or $54.50 per share, without interest and net of any unpaid amounts on such shares. Any such tender offer would be made pursuant to an offer to purchase and consent solicitation statement and related letters of transmittal or similar ancillary agreements prepared by Finish Line, all of which are required to be in a form that is reasonably satisfactory to Genesco and in material compliance with applicable laws.

Neither the making of nor completion of such tender offer, nor the approval of Genesco’s shareholders of the charter amendment, is a condition to the closing of the merger for any party. This proxy statement is not intended to constitute a recommendation about whether a holder of Employees’ Preferred should tender their shares in connection with any such tender offer by Finish Line should Finish Line choose to commence such tender offer.

Indemnification and Insurance

The merger agreement provides that the charter and/or bylaws of the surviving corporation shall contain provisions with respect to indemnification not less favorable than those set forth in our charter and bylaws as of the date the merger agreement was signed, and the provisions may not be amended, repealed or otherwise modified for a period of six years from the effective time of the merger in any manner that would adversely affect the rights under those provisions of individuals who at, or prior to, the effective time of the merger were directors or officers of Genesco.

In addition, the merger agreement provides that Genesco shall, for a period of six years after the effective time of the merger, to the fullest extent permitted and not otherwise prohibited under applicable law or under our charter, bylaws or any applicable indemnification agreements, and regardless of whether the merger becomes effective, indemnify, defend and hold harmless, and, after the effective time of the merger, the surviving corporation shall, and Finish Line shall cause the surviving corporation to, to the extent indemnified as of the date of the merger agreement by Genesco pursuant to Genesco’s charter, bylaws and/or indemnification agreements in effect on the date hereof or under applicable law, indemnify, defend and hold harmless each present and former director or officer of Genesco or any of Genesco’s subsidiaries against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any action, whether civil, criminal, administrative or investigative, arising out of or pertaining to (x) the fact that the person is or was an officer, director, employee, agent or other fiduciary of Genesco or any of Genesco’s subsidiaries prior to the effective time of the merger or (y) the merger agreement or with respect to the transactions contemplated by the merger agreement, whether in any case asserted or arising before or after the effective time of the merger. The surviving corporation has agreed to, and Finish Line has agreed to cause the surviving corporation to, advance to the party his or her legal expenses within 20 days after receipt by the surviving corporation of a written request for such advance (including the cost of any investigation and preparation incurred in connection therewith); provided that any person to whom expenses are advanced provides an undertaking, to the extent then required by the Tennessee Business Corporation Act (the “TBCA”), to repay the advances if it is finally judicially determined that the person is not entitled to indemnification.

The merger agreement also provides that Finish Line shall, and Finish Line shall cause the surviving corporation to, honor and fulfill in all respects the obligations of Genesco pursuant to indemnification agreements with Genesco’s directors, officers, employees or agents existing at or prior to the effective time of the merger to the fullest extent permitted by applicable law or under the relevant charter or bylaws.

The merger agreement further provides that the surviving corporation shall obtain a “tail” insurance policy from an insurance carrier with the same or better credit rating as Genesco’s current insurance carrier with respect to directors’ and officers’ liability insurance that provides coverage for the six years following the effective time of the merger at least comparable in amount and scope to the coverage provided under Genesco’s directors and officers insurance policy in effect as of the effective time of the merger for the individuals who are or were directors and officers of Genesco for claims arising from facts or events occurring prior to the effective time of the merger. If Genesco is unable to obtain the “tail” insurance policies, for an amount equal to or less than 200% of the current annual premiums paid by Genesco, Genesco shall be entitled to obtain as much comparable “tail” insurance as possible for an amount equal to that specified amount.

Amendment, Extension and Waiver

The parties may amend the merger agreement at any time; provided, however, that after Genesco’s shareholders approve the merger agreement, there shall be no amendment that by law requires further approval by Genesco’s shareholders without such approval having been obtained. All amendments to the merger agreement must be in writing signed by us, Finish Line and Merger Sub.

At any time before the completion of the merger, each of the parties to the merger agreement may, by written instrument:

•	extend the time for the performance of any of the obligations or other acts of the other parties thereto; or

•	waive compliance with any of the agreements or conditions contained in the merger agreement.

Our board of directors unanimously recommends that you vote “FOR” the approval of the merger agreement.

CHARTER AMENDMENT
(PROPOSAL NO. 2)

On June 17, 2007, as required pursuant to the merger agreement, our board of directors approved and adopted, and recommended that Genesco’s shareholders approve and adopt, the charter amendment. Our board of directors believes that it is in the best interest of Genesco and its shareholders to amend Genesco’s charter as proposed. If Genesco’s shareholders approve this proposal, the charter amendment will become effective upon the filing of articles of amendment with the Secretary of State of the state of Tennessee, which filing is expected to take place as soon as reasonably practicable after the effective time of the merger. However, we will not file the charter amendment in the event the merger is not completed. The following discussion of the proposed charter amendment is qualified in its entirety by reference to the full text of the charter amendment set forth on Annex B.

The proposed charter amendment will provide Genesco with the ability to redeem all of the outstanding Employees’ Preferred in cash at the price per share to be paid to holders of Genesco common stock in the merger (without interest or dividends), or $54.50, subject to, and following the completion of, the merger. This redemption would include shares that are not fully paid, but the amount outstanding and payable on such shares would be withheld from the redemption price for such shares and applied to the unpaid balance on such shares. Currently, fully paid Employees’ Preferred shares are convertible at the option of the holder into one share of Genesco common stock or one share of Genesco Subordinated Cumulative Preferred Stock. Shares that are not fully paid are not currently convertible. Each of our other outstanding classes and series of preferred stock are currently redeemable by Genesco in accordance with our existing charter. If the charter amendment is adopted and approved, the Employees’ Preferred would also be subject to redemption at the option of Genesco, as the surviving corporation, subject to, and following, the effective time of the merger. Finish Line informed us that it intends to cause the surviving corporation to redeem all outstanding preferred stock that has not properly converted to common stock prior to the merger. The charter amendment does not provide for any other conditions that must be met before the Employees’ Preferred can be redeemed by Genesco, other than the notice and procedural requirements described below.

The proposed notice and procedural provisions for the redemption of the Employees’ Preferred are substantially similar to those of the other outstanding classes and series of preferred stock, with the exception that the charter amendment does not allow for Genesco to redeem less than all of the outstanding shares of Employees’ Preferred. Notice is required to be mailed and published 30 to 60 days prior to the date fixed for redemption. Following this redemption date, unless Genesco is in default in the payment of the redemption price, the shares called for redemption will cease to be outstanding and the holders of Employees’ Preferred will cease to be shareholders with respect to the Employees’ Preferred and will have no interest or claim against Genesco other than to receive the redemption price on the redemption date, without interest or dividends, upon surrender of their stock certificates with any necessary endorsement. The charter amendment also provides for the establishment of a trust, if desired, to pay the redemption obligations of Genesco, subject to certain conditions.

We are recommending that you approve and adopt the proposed charter amendment because we agreed to do so in connection with our negotiation of the merger agreement. Approving and adopting the charter amendment will permit Finish Line to deregister the Employees’ Preferred under Section 12(g) of the Exchange Act and to maintain a streamlined capital structure following the completion of the merger. We believe the potential benefits of the proposed charter amendment also include, among others, the following:

•	outstanding shares of Employees’ Preferred will be redeemable by the surviving corporation following the closing for the same per share consideration, or $54.50 in cash, that will be received by the holders of our common stock in connection with the merger;

•	the amendment provides the holders of approximately 8,900 shares of Employees’ Preferred, which are not fully paid and are therefore not convertible into common stock, with the right to receive consideration in connection with the merger by providing for the repayment of any unpaid balances on their shares out of the redemption payment received in connection with such shares; and

•	deregistration of the Employees’ Preferred under Section 12(g) of the Exchange Act upon the redemption of such shares following the approval and adoption of the charter amendment and the consummation of the merger.

Our board of directors unanimously recommends that you vote “FOR” the approval and adoption of the charter amendment.

DISSENTERS’ RIGHTS

Under Tennessee law, if you are a holder of Genesco preferred stock and do not vote in favor of the merger agreement you have the right to seek an appraisal of the fair value of your Genesco preferred stock and to receive a cash payment of such fair value. Genesco shareholders electing to exercise dissenters’ rights must comply with the provisions of Chapter 23 of the TBCA in order to perfect their rights. Genesco will require strict compliance with the statutory procedures. A copy of Chapter 23 of the TBCA is attached as Annex D to this proxy statement. Under Tennessee law, holders of Genesco common stock do not have dissenters’ rights unless our common stock is delisted from the NYSE and the CHX prior to completion of the merger.

The following is intended as a brief summary of the material provisions of the Tennessee statutory procedures required to be followed by a shareholder in order to dissent from the merger and perfect the shareholder’s appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Chapter 23 of the TBCA, the full text of which appears as Annex D to this proxy statement.

Holders of Genesco preferred stock who do not want to accept the merger consideration, who do not vote in favor of (or who abstain from voting on) the merger agreement, and who perfect their dissenters’ rights by complying with the provisions of Chapter 23 of the TBCA, will have the right to receive cash payment for the “fair value” of their preferred stock.

In order to be eligible to exercise the right to dissent, a shareholder must file with Genesco a written objection to the merger, stating that the shareholder intends to dissent if the merger is effected. Such statement must be filed before the vote is taken at the special meeting, and it must be addressed as follows: Corporate Secretary, Genesco Inc., 1415 Murfreesboro Road, Nashville, Tennessee 37217. It is not necessary for a dissenting shareholder to vote against the merger agreement to preserve dissenters’ rights; however, such rights will be lost if the shareholder votes in favor of the merger agreement.

If the merger agreement is approved, Genesco will deliver a written notice to dissenting shareholders no later than ten days after approval of the merger agreement, unless the merger agreement is terminated and abandoned. The notice will set forth where the dissenting shareholders’ payment demands must be sent and where and when stock certificates must be deposited. The notice will also supply a form for dissenting shareholders to use in demanding payment. A dissenting shareholder must deliver his payment demand to Genesco no later than the date set forth in such notice, which date may not be fewer than one nor more than two months after the written notice is delivered. Merely abstaining from or voting against the merger will not satisfy the two requirements that the shareholder (i) object in writing to the merger and (ii) file a written demand for payment within such two-month period. Failure of a shareholder to take the required action during the two-month period binds such shareholder to the terms of the merger and precludes exercise of dissenters’ rights.

Within the two-month period, a dissenting shareholder must submit the shareholder’s stock certificates representing the shareholder’s shares of Genesco preferred stock to Genesco in accordance with the terms of notice of Genesco. As soon as practicable after the merger is effected, or upon receipt of a dissenting shareholder’s payment demand, whichever is later, Genesco shall pay each dissenting shareholder the fair value of the shareholder’s shares, plus accrued interest.

If a dissenting shareholder believes that the amount paid by Genesco is less than the fair value of the shares or that interest due was incorrectly calculated, the dissenting shareholder must, within one month after Genesco has made payment to the dissenting shareholder, demand payment of the shareholder’s estimate of the fair value. If a demand for payment remains unsettled, Genesco must commence a suit in a court having equity jurisdiction located in Davidson County, Tennessee, within two months after receiving the dissenting shareholder’s payment demand. All dissenting shareholders will be made a party to the proceeding and will be served with a copy of the petition. The court shall determine the dissenting shareholder’s right to receive payment or the fair value of his shares or both. The costs and expenses of such proceedings shall be assessed against Genesco unless the court shall find the actions of a dissenting shareholder who is party to the suit to be arbitrary, vexatious or not in good faith. If Genesco fails to bring such a suit within such time, it shall pay each dissenting shareholder whose demand remains unsettled the amount demanded.

Section 48-23-101 of the TBCA provides that the “fair value” of a dissenter’s shares shall be determined immediately before the effectuation of the merger, “excluding any appreciation or depreciation of shares in anticipation of the corporate action.” The value so determined could be more or less than the redemption value of the Genesco preferred stock or the merger consideration that would be received if the Genesco preferred stock were converted into common stock before the merger or converted into the merger consideration after the merger.

Any holder of Genesco preferred stock contemplating the exercise of dissenters’ rights should carefully review Chapter 23 of the TBCA, a copy of which is attached to this proxy statement as Annex D. A shareholder who fails to comply with all requirements of such Chapter 23 will forfeit such holder’s dissenters’ rights and, following the completion of the merger, will likely have their Genesco preferred stock redeemed by Genesco, as the surviving corporation. See “The Merger — Preferred Stock” beginning on page 38.

A dissenting shareholder must not convert the shareholder’s Genesco preferred stock into common stock before the merger or into the merger consideration after the merger. Conversion of a dissenting shareholder’s Genesco preferred stock into common stock before the merger or into the merger consideration after the merger will result in the loss of the shareholder’s dissenters’ rights, and the shareholder will be entitled only to the merger consideration.

Under Tennessee law, holders of the Employees’ Preferred who do not vote in favor of the approval and adoption of the charter amendment will also have the right to dissent, if the amendment becomes effective, subject to substantially similar requirements and procedures to those described above; provided, however, that holders of Employees’ Preferred will in no event be entitled to more than one payment with respect to their shares.

In view of the complexity of Chapter 23, holders of Genesco preferred stock who may wish to pursue dissenters’ rights should consult their legal advisors. The above summary is qualified in its entirety by reference to Chapter 23 of the TBCA, a copy of which is reprinted in full as Annex D to this proxy statement.

MARKET PRICE OF GENESCO’S COMMON STOCK

Genesco’s common stock is listed on the NYSE (Symbol: GCO) and the CHX. The following table sets forth for the periods indicated the high and low sales prices of the common stock on the NYSE during the calendar period indicated:

	High	Low

FISCAL YEAR ENDED JANUARY 28, 2006
First Quarter	$31.50	$25.16
Second Quarter	41.10	25.80
Third Quarter	40.27	33.41
Fourth Quarter	42.89	35.61
FISCAL YEAR ENDED FEBRUARY 3, 2007
First Quarter	$42.60	$37.33
Second Quarter	43.72	25.50
Third Quarter	38.73	26.05
Fourth Quarter	42.15	35.46
FISCAL YEAR ENDED FEBRUARY 2, 2008
First Quarter	$51.30	$34.57
Second Quarter	54.15	47.09

The closing sale price of Genesco common stock on the NYSE on June 15, 2007, the last trading day prior to the announcement of the merger, was $49.60 per share. The $54.50 per share to be paid for each share of Genesco common stock pursuant to the merger represents a premium of 48.7% to the closing price reported by the NYSE on March 9, 2007, the last trading day prior to market speculation about potential interest by Foot Locker, Inc. in an acquisition of Genesco, a premium of 37.7% to the average closing price reported by the NYSE for the three months prior to March 9, 2007, and a premium of 50.0% to the average closing price reported by the NYSE for the one year prior to March 9, 2007. On August 6, 2007, the most recent practicable date before this proxy statement was printed, the closing price for Genesco common stock as reported by the NYSE was $46.56 per share. You are encouraged to obtain current market quotations for Genesco common stock in connection with voting your shares.

Genesco has not paid cash dividends in respect of its common stock since 1973. Genesco’s ability to pay cash dividends in respect of its common stock is subject to various restrictions, including that we are currently restricted by the merger agreement from paying cash dividends on our common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Shareholders

The following table sets forth, as of the dates indicated below, the ownership of the entities which, according to the most recent SEC filings and amendments thereto, as applicable, own beneficially more than 5% of Genesco’s common stock and the entities which, according to Genesco’s stock transfer records, own more than 5% of any of the other outstanding classes and series of our preferred stock.

			Percent of
Name and Address of Beneficial Owner	Class of Stock	No. of Shares	Class (1)

FMR Corp. (2)	Common	2,914,826	12.8%
Edward C. Johnson 3d 82 Devonshire Street Boston, Massachusetts 02109
A group consisting of Octavian Master Fund, L.P. (3)	Common	1,450,000	6.4%
Octavian Special Master Fund, L.P.
Octavian Global Partners, LLC
Octavian Management, LLC
Octavian Advisors, LP
Octavian Asset Management, LLC
Greg Racz
Richard Hurowitz
650 Madison Avenue, 26th Floor
New York, NY 10022

Citadel Limited Partnership (4)
Citadel Investment Group, L.L.C.	Common	1,435,654	6.3%
Kenneth Griffin Citadel Equity Fund Ltd. Citadel Derivatives Group LLC 131 S. Dearborn Street, 32nd Floor Chicago, Illinois 60603
A group consisting of Barclays Global Investors, NA (5)(6)	Common	1,137,451	5.0%
Barclays Global Fund Advisors, Barclays Global Investors, Ltd., Barclays Global Investors Japan Trust and Banking Company Limited, Barclays Global Investors Japan Limited
Michael A. Roth and Brian J. Stark (7)	Common	1,347,500	5.9%
3600 South Lake Drive, St. Francis, Wisconsin 53235
Hazel Grossman	Subordinated	1,074	7.4%
355 Blackstone Boulevard, Apt. 552	Serial
Providence, Rhode Island 02906	Preferred, Series 3
Barbara F. Grossman	Subordinated	1,048	7.3%
4903 Pieta Ct.	Serial
Las Vegas, Nevada 89135	Preferred, Series 3
James H. Cheek, Jr	Subordinated	2,413	8.0%
11 Burton Hills Boulevard, Apt. 407	Cumulative
Nashville, Tennessee 37215	Preferred

(1)	Percentages are calculated based on 22,788,798 shares of common stock, 14,447 shares of Subordinated Serial Preferred, Series 3 and 30,017 shares of Subordinated Cumulative Preferred outstanding as of August 6, 2007.

(2)	Number of shares from Schedule 13G filed on February 14, 2007, reporting sole voting power with respect to 103,800 shares and sole investment power with respect to 2,914,826 shares.

(3)	Number of shares from Schedule 13G filed on August 6, 2007, reporting that Octavian Master Fund, L.P. and Octavian Special Master Fund, L.P. beneficially own with sole voting and dispositive power 64,000 and 1,386,000 shares of common stock, respectively; and Octavian Global Partners, LLC, Octavian Management, LLC, Octavian Advisors, LP, Octavian Asset Management, LLC, Mr. Greg Racz and Mr. Richard Hurowitz may be deemed to own with sole voting and dispositive power 1,450,000 shares of common stock.

(4)	Number of shares from Schedule 13G filed on February 13, 2007, reporting sole voting and investment power with respect to 1,435,654 shares.

(5)	Barclays Global Investors, N.A. and Barclays Global Fund Advisors, 45 Fremont Street, San Francisco, California 94105; Barclays Global Investors, Ltd., Murray House, 1 Royal Mint Court, London EC3N 4HH; Barclays Global Investors Japan Trust and Banking Company Limited and Barclays Global Investors Japan Limited, Ebisu Prime Square Tower 8th Floor, 1-1-39 Hiroo Shibuya-Ku, Tokyo 1550-0012 Japan.

(6)	Number of shares from Schedule 13G filed on January 23, 2007, reporting that Barclays Global Investors, NA may be deemed to own with sole voting and dispositive power 376,744 and 458,009 shares of common stock, respectively; Barclays Global Fund Advisors may be deemed to own with sole voting and dispositive power 665,130 shares of common stock; and Barclays Global Investors, Ltd. may be deemed to own with sole voting and dispositive power 14,312 shares of common stock.

(7)	Number of shares from Schedule 13G filed on June 14, 2007, reporting shared voting and investment power with respect to 1,347,500 shares.

Security Ownership of Directors and Management

The following table sets forth information as of August 6, 2007, regarding the beneficial ownership of Genesco’s common stock by each of Genesco’s current directors, the persons named in Genesco’s summary compensation table in Genesco’s annual meeting proxy statement filed with the SEC on May 18, 2007 and the current directors and executive officers as a group. None of such persons owns any equity securities of Genesco other than common stock. Percentages reflected in the table are based on 22,788,798 shares of Genesco common stock outstanding on August 6, 2007.

Name (1)	No. of Shares (2)(3)

James S. Beard	3,334
Leonard L. Berry	27,572
William F. Blaufuss, Jr.	5,262
James S. Bradford	3,334
Robert V. Dale	21,436
Robert J. Dennis	103,798
Matthew C. Diamond	10,285
Marty G. Dickens	6,906
Ben T. Harris	58,921
Kathleen Mason	41,030
Hal N. Pennington	301,529
William A. Williamson, Jr.	71,995
Jonathan D. Caplan	77,250
James C. Estepa	42,623
James S. Gulmi	214,191
Current Directors and Executive Officers as a Group (21 Persons)	1,173,213	(4)

(1)	The address of our directors, nominees and executive officers is c/o Genesco Inc., 1415 Murfreesboro Road, Nashville, Tennessee 37217.

(2)	Each director, director nominee and officer owns less than 1% of the outstanding shares of the Company’s common stock, except for Mr. Pennington, who owns 1.3%.

(3)	Unless otherwise noted, the indicated owner has sole voting power and investment power. Includes shares that may be purchased within 60 days of August 6, 2007 upon the exercise of options granted under the Company’s common stock option plans, as follows: Mr. Pennington — 208,578; Mr. Caplan — 57,214; Mr. Dennis — 52,063; Mr. Estepa — 1,644; Mr. Gulmi — 94,163; Mr. Dale — 12,000; Ms. Mason and Messrs. Berry and Williamson — 16,000 each; current executive officers and directors as a group — 593,555.

(4)	Constitutes approximately 5.1% of the outstanding shares of the Company’s common stock.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements of Genesco and our management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report on Form 10-K for the year ended February 3, 2007, incorporated by reference in this proxy statement, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in their reports appearing in the Annual Report on Form 10-K.

ADJOURNMENT OF THE SPECIAL MEETING
(PROPOSAL NO. 3)

We may ask our shareholders to vote on a proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the merger agreement or the charter amendment. We currently do not intend to propose adjournment at our special meeting with respect to Proposal No. 1 if there are sufficient votes to approve the merger agreement at the date the special meeting is initially convened and the shareholders will take final action at that meeting to approve the merger agreement, regardless of whether or not we adjourn the special meeting to solicit additional proxies to approve and adopt the charter amendment (Proposal No. 2). If the proposal to adjourn our special meeting for the purpose of soliciting additional proxies for either Proposal No. 1 or Proposal No. 2, or both proposals if necessary, is submitted to our shareholders for approval, the approval requires that the votes cast in favor of adjournment exceed the votes cast against adjournment.

Our board of directors recommends that you vote “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies to approve the merger agreement or the charter amendment.

OTHER MATTERS

Other Matters for Action at the Special Meeting

As of the date of this proxy statement, our board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

Future Shareholder Proposals

If the merger is consummated and we are able to deregister the Employees’ Preferred under the Exchange Act, we will not have public shareholders and there will be no public participation in any future meeting of shareholders. However, if the merger is not completed or we are not able to deregister the Employees’ Preferred under the Exchange Act, we anticipate that we will hold a 2008 annual meeting of shareholders. Proposals of shareholders intended for inclusion in the proxy material for the 2008 annual meeting of shareholders must be received at Genesco’s offices at Genesco Park, 1415 Murfreesboro Road, Nashville, Tennessee 37217, attention of the secretary, no later than January 18, 2008. In addition, Genesco’s Bylaws contain an advance notice provision requiring that, if a shareholder’s proposal is to be brought before and considered at the next annual meeting of shareholders, such shareholder must provide timely written notice thereof to the secretary of Genesco. In order to be timely, the notice must be delivered to or mailed to the secretary of Genesco and received at the principal executive offices of Genesco not less than sixty days nor more than ninety days prior to the meeting (or, if less than seventy days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made). In the event that a shareholder proposal intended to be presented for action at the next annual meeting is not received timely, then the persons designated as proxies in the proxies solicited by the board of directors in connection with the annual meeting will be permitted to use their discretionary voting authority with respect to the proposal, whether or not the proposal is discussed in the proxy statement for the annual meeting.

WHERE YOU CAN FIND MORE INFORMATION

Genesco and Finish Line file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document Genesco or Finish Line files at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Genesco’s and Finish Line’s SEC filings are also available to the public at the SEC’s website at http://www.sec.gov; provided that the information provided in Finish Line’s SEC filings (or available on Finish Line’s website) is not part of this proxy statement and is not incorporated by reference. You also may obtain free copies of the documents Genesco files with the SEC by going to the “Investors Relations” section of our website at www.genesco.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

Statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference regarding the contents of any contract or other document, are not necessarily complete and each statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting:

Genesco Filings:	Periods

Annual Report on Form 10-K	Year ended February 3, 2007
Proxy Statement on Form 14A	May 18, 2007
Quarterly Reports on Form 10-Q	Quarter ended May 5, 2007
Current Reports on Form 8-K	Filed February 22, 2007, March 7, 2007, March 12, 2007, April 23, 2007, May 17, 2007, May 31, 2007, June 18, 2007, and July 27, 2007

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this proxy statement.

You may request a copy of the documents incorporated by reference into this proxy statement, excluding certain exhibits, by writing to or telephoning us. Requests for documents should be directed to the Corporate Secretary, Genesco Inc., 1415 Murfreesboro Road, Nashville, Tennessee 37217. If you would like to request documents from us, please do so at least five business days before the date of the special meeting in order to receive timely delivery of those documents prior to the special meeting.

While the information provided in Finish Line’s SEC filings is not part of this proxy statement and is not incorporated by reference, the following are the most recent Finish Line SEC filings for your reference:

Finish Line Filings:	Periods

Annual Report on Form 10-K	Year ended March 3, 2007
Proxy Statement on Form 14A	June 19, 2007
Quarterly Reports on Form 10-Q	Quarter ended June 2, 2007
Current Reports on Form 8-K	Filed June 18, 2007, July 16, 2007, and July 23, 2007

Requests for copies of Finish Line documents should be directed to The Finish Line, Inc., 3308 North Mitthoeffer Road, Indianapolis, Indiana 46235; Attention: Corporate Secretary.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE A PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED AUGUST 13, 2007. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
THE FINISH LINE, INC.,
HEADWIND, INC.
AND
GENESCO INC.
DATED AS OF JUNE 17, 2007

A-i

A-ii

Page

Section 9.9	Specific Enforcement	A-44
Section 9.10	Interpretation	A-44
Section 9.11	No Waiver of Rights	A-45
Section 9.12	Counterparts; Facsimile Signatures	A-45
Index of Defined Terms		Annex A

Exhibits:
Exhibit A — Bylaws of Surviving Corporation

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of June 17, 2007, is by and among The Finish Line, Inc. (“Parent”), an Indiana corporation, Headwind, Inc. (“Merger Sub”), a newly-formed Tennessee corporation and a direct wholly-owned subsidiary of Parent, and Genesco Inc. (the “Company”), a Tennessee corporation.

WHEREAS, the Board of Directors of the Company (the “Company Board of Directors”) has (i) determined that it is in the best interests of the Company and the shareholders of the Company, and has approved and declared it advisable for the Company, to enter into this Agreement with Parent and Merger Sub providing for the merger of Merger Sub with and into the Company in accordance with the Tennessee Business Corporation Act (the “TBCA”), upon the terms and subject to the conditions set forth herein, and (ii) resolved to recommend adoption of this Agreement by the shareholders of the Company;

WHEREAS, the Boards of Directors of Parent and Merger Sub have each approved and declared it advisable to enter into this Agreement providing for the Merger in accordance with the Indiana Business Corporation Law and the TBCA, upon the terms and conditions set forth herein;

WHEREAS, as a condition and material inducement to the Company’s willingness to enter into this Agreement, Parent and the Lender have delivered to the Company the Commitment Letter with respect to the Financing; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the other transactions contemplated hereby and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants, agreements, representations and warranties herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1.  The Merger.

Section 1.1  The Merger; Effects of the Merger.

(a) At the Effective Time, upon the terms and subject to the conditions of this Agreement, and in accordance with the TBCA and other applicable Tennessee law, the Company and Merger Sub shall consummate a merger (the “Merger”) pursuant to which Merger Sub shall be merged with and into the Company, and the Company shall continue as the surviving corporation of the Merger (sometimes hereinafter referred to as, the “Surviving Corporation”).

(b) The Merger shall have the effects set forth in the Articles of Merger and in the applicable provisions of the TBCA and this Agreement. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time: (i) Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease; (ii) the Surviving Corporation shall continue to be governed by the laws of the State of Tennessee; (iii) the corporate existence of the Surviving Corporation with all its property, rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger; and (iv) all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

(c) The charter of the Company in effect at the Effective Time shall be the charter of the Surviving Corporation until thereafter changed or amended as provided therein, by the TBCA or pursuant to any amendment approved by the shareholders of the Company at the Company Shareholders Meeting, consistent with the obligations set forth in Section 6.5.

(d) The bylaws of Merger Sub, as in effect immediately prior to the Effective Time and substantially in the form attached hereto as Exhibit A, shall be the bylaws of the Surviving Corporation, except as to the name of the Surviving Corporation, until thereafter amended as provided by the TBCA, the charter of the Surviving Corporation and such bylaws, consistent with the obligations set forth in Section 6.5.

Section 1.2  Closing.  The closing of the Merger (the “Closing”) will take place at 11:00 a.m. (New York time) on a date to be specified by the parties, such date to be no later than the second business day after satisfaction or waiver of all of the conditions set forth in Section 7 capable of satisfaction prior to the Closing (it being understood that the occurrence of the Closing shall remain subject to the satisfaction or waiver of the conditions that by their terms are to be satisfied at Closing), at the offices of Bass, Berry & Sims PLC, 315 Deaderick Street, Suite 2700, Nashville, Tennessee 37238, unless another time, date and/or place is agreed to in writing by the parties hereto. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.3  Effective Time.  At the Closing, Parent, Merger Sub and the Company shall cause the Merger to be consummated by executing and filing articles of merger (the “Articles of Merger”) with the Secretary of State of the State of Tennessee as provided in the TBCA. The Merger shall become effective at the time and date on which the Articles of Merger have been duly filed with the Secretary of State of the State of Tennessee or such later time and date as is specified in the Articles of Merger, such time referred to herein as the “Effective Time.” Parent, Merger Sub and the Company shall make all other filings or recordings required under the TBCA or other applicable Tennessee law in connection with the Merger.

Section 1.4  Directors and Officers of the Surviving Corporation.  The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, in each case until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s charter and bylaws.

Section 2.  Conversion of Securities.

Section 2.1  Conversion of Securities.  At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any shares of outstanding common stock of the Company, par value $1.00 per share (“Company Common Stock”), or the other securities described below:

(a) Conversion of Shares of Company Common Stock. Each issued and outstanding share of Company Common Stock (other than shares of Company Common Stock to be cancelled in accordance with Section 2.1(d)), together with the associated Company Rights, shall be cancelled and converted into the right to receive $54.50 in cash, without interest (the “Per Share Price”), payable to the holder thereof (the “Merger Consideration”), upon the surrender in accordance with Section 2.4 of the certificate that formerly evidenced such shares, or as otherwise specified for Book-Entry Shares. From and after the Effective Time, all such shares of Company Common Stock, including the associated Company Rights, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of Book-Entry Shares or a certificate representing any such shares of Company Common Stock, including the associated Company Rights, shall cease to have any rights with respect thereto, except the right, subject to Section 2.4 and Section 2.5, to receive the applicable Merger Consideration therefor.

(b) Merger Sub Common Stock. Each issued and outstanding share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into, be exchanged for and become 1,000,000 validly issued, fully paid and nonassessable shares of common stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(c) Preferred Stock. Each issued and outstanding share of Company Preferred Stock outstanding immediately prior to the Effective Time, including those subject to a Company redemption notice with a redemption date after the Effective Time, shall remain issued and outstanding with the same designation, rights, privileges and preferences as set forth in the Surviving Corporation’s charter.

(d) Cancellation of Company and Parent-Owned Stock. All shares of Company Common Stock and Company Preferred Stock that are owned by the Company or any Company Subsidiary as treasury stock and any shares of Company Common Stock owned by Parent or Merger Sub immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(e) Adjustments. So long as such transaction is otherwise permitted pursuant to the terms of this Agreement, the Per Share Price shall be appropriately adjusted for any stock dividend (other than the payment or accrual of regular quarterly cash dividends), stock split, recapitalization, reclassification or like transaction affecting the Company Common Stock after the date hereof and prior to the Effective Time.

(f) Convertible Debentures. The 4.125% Convertible Subordinated Debentures due 2023 (the “Convertible Debentures”) issued by the Company and under that certain indenture dated as of June 24, 2003, between the Company and The Bank of New York (the “Indenture”), and outstanding immediately prior to the Effective Time, by virtue of the Merger and the terms of the Indenture and a supplemental indenture required to be entered into upon the Merger under the terms of the Indenture (the “Supplemental Indenture”), will not be convertible at or after the Effective Time into shares of Company Common Stock, and following the Effective Time, the Convertible Debentures will be convertible, pursuant to the terms of the Indenture and the Supplemental Indenture, into cash in an amount equal to the product of (i) the Per Share Price times (ii) the number of shares of Company Common Stock into which the Convertible Debentures could have been converted as of the Effective Time, including fractional shares. Parent shall, and shall cause the Surviving Corporation to, at all times from and after the Effective Time maintain sufficient funds to satisfy its obligations to holders of Convertible Debentures upon the conversion thereof as described in this Section 2.1(f).

Section 2.2  Dissenting Shares.

(a) Notwithstanding anything in this Agreement to the contrary, shares of Company Preferred Stock that are issued and outstanding immediately prior to the Effective Time and which are held by holders of shares of Company Preferred Stock who are entitled to demand and who have properly demanded and perfected their rights to be paid the “fair value” of such shares in accordance with Title 48, Chapter 23 of the TBCA (the “Dissenting Shares”) shall be entitled to only such rights, if any, as are granted by Title 48, Chapter 23 of the TBCA; provided, however, that if any such holder shall fail to perfect or shall effectively waive, withdraw or lose such holder’s rights under Title 48, Chapter 23 of the TBCA, such holder’s shares of Company Preferred Stock shall thereupon cease to be Dissenting Shares.

(b) The Company shall give Parent (i) prompt notice of any appraisal demands received by the Company, withdrawals thereof and any other instruments served pursuant to the applicable section of the TBCA and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to the exercise of appraisal rights under the TBCA. The Company shall not, except with the prior written consent of Parent or as otherwise required by applicable Law, make any payment with respect to or settle or offer to settle any such demands.

(c) Dissenters’ rights under the TBCA are not available to the holders of Company Common Stock for the transactions contemplated by this Agreement.

Section 2.3  Company Options, Restricted Shares and ESPP.  Except to the extent otherwise agreed in writing by the Company and Parent prior to the Effective Time:

(a) The Company shall take all action necessary to ensure that, (i) immediately prior to the Effective Time, each outstanding option to acquire shares of Company Common Stock (“Company Options”) granted under the Company’s Amended and Restated 1996 Stock Incentive Plan and 2005 Equity Incentive Plan (collectively, the “Equity Incentive Plans”), shall become fully vested and exercisable (without regard to whether the Company Options are then vested or exercisable), (ii) at the Effective Time, all Company Options not theretofore exercised shall be cancelled and, in exchange therefor, converted into the right to receive a cash payment from the Surviving Corporation in an amount equal to the product of (x) the excess, if any, of the Per Share Price over the exercise price of each such Company

Option and (y) the number of shares of Company Common Stock subject to such option to the extent not previously exercised (such payment, if any, to be net of applicable Taxes withheld pursuant to Section 2.5), and (iii) after the Effective Time, any such cancelled Company Option shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to the payment described in subsection (ii) without interest.

(b) The Company shall take all action necessary to ensure that, (i) immediately prior to the Effective Time, each share of Company Common Stock granted subject to vesting or other lapse restrictions pursuant to any Equity Incentive Plan (collectively, “Restricted Shares”) which is outstanding immediately prior to the Effective Time shall vest and become free of such restrictions (without regard to whether the Restricted Shares are then vested or the applicable restrictions have then lapsed) and (ii) at the Effective Time, the holder thereof shall be entitled to receive the Per Share Price with respect to each such Restricted Share, less any applicable Taxes withheld pursuant to Section 2.5.

(c) The Company shall take all action necessary to ensure that, (i) the Company’s Amended and Restated Employee Stock Purchase Plan (the “ESPP” and, together with the Equity Incentive Plans, the “Equity Plans”) is, and that all offering periods in progress under the ESPP are, terminated immediately prior to the Effective Time (or another date prior to the Effective Time date designated by the Company for administrative convenience), (ii) with respect to persons participating in the ESPP on the date on which the offering periods cease and the ESPP terminates (and who have not withdrawn from or otherwise ceased participation in the ESPP prior to such date), accumulated contributions will be deemed to have been applied on such date to the purchase of Company Common Stock in accordance with the ESPP’s terms (treating the date of termination as the last day of the relevant offering period), and each such share of Company Common Stock will be deemed to have been cancelled and converted into the right to receive the Merger Consideration, such that, as of the Effective Time, on a net basis, each participant shall be entitled to receive, without interest and less any applicable Taxes withheld pursuant to Section 2.5, (A) a refund by the Company of all deferrals made to the ESPP by the participant during the applicable existing salary deferral periods, to the extent such deferrals have not been applied to the purchase of Company Common Stock in accordance with the ESPP’s terms, and (B) an amount in cash equal to the excess of (1) the product of (x) the number of shares of Company Common Stock that the participant is deemed to have acquired pursuant to the terms of the ESPP and (y) the Per Share Price, over (2) the aggregate amount of the participant’s purchase price deemed to have been paid in connection with the deemed purchase, and (iii) there are no outstanding rights of participants under the ESPP following the Effective Time. The aggregate amount specified in Sections 2.3(a), (b) and (c) with respect to the Company Options, Restricted Shares and “Options” pursuant to the ESPP (“ESPP Options”) is referred to herein as the “Cash Out Amount.”

(d) The Company shall take all action necessary to ensure that, as of the Effective Time, the Equity Plans shall terminate and that no person shall have any right under the Equity Plans, except as set forth herein.

(e) At or promptly after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, deliver the applicable Cash Out Amount to the holders of Company Options, Restricted Shares and ESPP Options, without interest and less any applicable withholding Taxes. If for any reason the Surviving Corporation does not have adequate freely available and unrestricted cash to pay the aggregate Cash Out Amount, (i) Parent shall promptly fund the Surviving Corporation with additional cash sufficient to make all required payments to the holders of Company Options, Restricted Shares and ESPP Options in respect of the Cash Out Amount and (ii) Parent and the Surviving Corporation shall in any event be liable for payment thereof. Parent shall, and shall cause the Surviving Corporation to, at all times from and after the Effective Time maintain sufficient funds to satisfy its obligations to holders of Company Options, Restricted Shares and ESPP Options in respect of the Cash Out Amount pursuant to this Section 2.3.

Section 2.4  Exchange of Certificates and Book-Entry Shares.

(a) Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to Company to act as paying agent for the holders of shares of Company Common Stock, including associated Company Rights, in connection with the Merger (the “Paying Agent”) and to receive the funds to which holders of shares of Company Common Stock will become entitled pursuant to Section 2.1. At or prior to the Effective Time, Parent shall provide, or shall cause to be provided, to the Paying Agent cash necessary to pay for the shares of Company Common Stock to be converted into the right to receive the Merger Consideration (such cash being hereinafter referred to as the “Exchange Fund”). If for any reason the Exchange Fund is inadequate to pay the amounts to which holders of shares of Company Common Stock shall be entitled under Section 2.1, Parent shall, or shall cause the Surviving Corporation to, promptly deposit additional cash with the Paying Agent sufficient to make all payments of Merger Consideration, and Parent and the Surviving Corporation shall in any event be liable for payment thereof.

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause to be mailed to each (i) record holder, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented shares of the Company Common Stock (the “Certificates”) or (ii) holder, as of the Effective Time, of shares of Company Common Stock represented by book-entry (“Book-Entry Shares”), a form of letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such person shall pass, only, subject to Section 2.4(c), upon delivery of the Certificates to the Paying Agent) and/or instructions for use in effecting the surrender of the Certificates or Book-Entry Shares for payment of the Merger Consideration therefor. Upon surrender to the Paying Agent of a Certificate or Book-Entry Shares for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and/or such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration for each share formerly represented by such Certificate or Book-Entry Shares, as applicable, and such Certificate or applicable book-entry shall then be canceled. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable in respect of the Certificates or Book-Entry Shares.

Until surrendered for cancellation as contemplated by this Section 2.4(b), each Certificate and each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration as contemplated by this Section 2.

(c) Lost Certificates. If any Certificate has been lost, stolen, defaced or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen, defaced or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such amount as the Surviving Corporation may reasonably direct as indemnity against any claim that may be made against it or Parent with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto without interest.

(d) Transfer Books; No Further Ownership Rights in Shares of Company Common Stock. At the Effective Time, the stock transfer books of the Company with respect to the Company Common Stock will be closed and thereafter there will be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, the holders of Book-Entry Shares and the holders of Certificates evidencing ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock, except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be cancelled against delivery of the Merger Consideration as provided in this Section 2 without interest.

(e) Termination of Exchange Fund. At any time following the date that is one year after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Paying Agent and not disbursed (or for which disbursement is pending subject only to the Paying Agent’s routine administrative procedures) to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or similar Laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates or Book-Entry Shares, without any interest thereon.

(f) No Liability. None of Parent, the Surviving Corporation or the Paying Agent shall be liable to any holder of a Certificate or a Book-Entry Share for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 2.5  Withholding.  Each of Parent, Company and the Surviving Corporation is entitled to deduct and withhold, or cause the Paying Agent to deduct and withhold, from any amounts payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of shares of Company Common Stock (including Restricted Shares), Company Options or ESPP Options such amounts as are required to be deducted or withheld therefrom under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign Tax Law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

Section 2.6  Transfer Taxes.  If payment of the Merger Consideration payable to a holder of shares of Company Common Stock pursuant to the Merger is to be made to a person other than the person in whose name the surrendered Certificate or Book-Entry Share is registered, it shall be a condition of payment that the Certificate or Book-Entry Share so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid all transfer and other Taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate or Book-Entry Share surrendered (or shall have established to the reasonable satisfaction of Parent that such Tax either has been paid or is not applicable).

Section 3.  Representations and Warranties of Company.  Except (i) as set forth in the disclosure schedule delivered by the Company to Parent on the date hereof (the “Company Disclosure Schedule”) or (ii) as disclosed in reasonable detail in any form, report, schedule, registration, statement, certification or other document filed with, or furnished to, the SEC prior to the date hereof, the Company hereby makes the representations and warranties set forth in this Section 3 to Parent and Merger Sub. The section numbers of the Company Disclosure Schedule are numbered to correspond to the section numbers of this Agreement to which they refer. Any information set forth in one section of the Company Disclosure Schedule will be deemed to apply to each other section or subsection of this Agreement to which its relevance is reasonably apparent.

Section 3.1  Organization and Qualification.

(a) Each of the Company and each subsidiary of the Company (all such Company subsidiaries being, collectively, the “Company Subsidiaries”) is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the federal, state, local or foreign laws, statutes, regulations, rules, ordinances, judgments, decrees, orders, writs and injunctions (collectively, “Laws”) of any court or any nation, government, state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government (“Governmental Entity”) of its jurisdiction of organization and has the requisite corporate or similar power and authority to own, lease and operate its properties and assets it purports to own and to carry on its business as now being conducted, except as has not had, individually or in the aggregate, a Company Material Adverse Effect. The Company and each Company Subsidiary is qualified or otherwise authorized to transact business as a foreign corporation or other organization in all jurisdictions where the nature of their business or the ownership, leasing or operation of their properties make such qualification or authorization necessary, except for jurisdictions in which the failure to be so qualified or authorized has not had, individually or in the aggregate, a Company Material Adverse Effect. “Company Material Adverse Effect” shall mean any event, circumstance, change or effect that, individually or in the aggregate, is materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that none of the following shall constitute, or shall be considered in determining whether there has occurred, and no event, circumstance, change or effect resulting from or arising out of any of the following shall constitute, a Company Material Adverse Effect: (A) the announcement of the execution of this Agreement or the pendency of consummation of the Merger (including the threatened or actual impact on relationships of the Company and the Company Subsidiaries with customers, vendors, suppliers, distributors, landlords or employees (including the threatened or actual termination, suspension, modification or reduction of such relationships)); (B) changes in the national or world economy or financial markets as a whole or changes in general economic conditions that affect the industries in which the Company and the Company Subsidiaries conduct their business, so long as such changes or conditions do not adversely affect the Company and the Company Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the industries or markets in which they operate; (C) any change in applicable Law, rule or regulation or GAAP or interpretation thereof after the date hereof, so long as such changes do not adversely affect the Company and the Company Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the industries or markets in which they operate; (D) the failure, in and of itself, of the Company to meet any published or internally prepared estimates of revenues, earnings or other financial projections, performance measures or operating statistics; provided, however, that the facts and circumstances underlying any such failure may, except as may be provided in subsection (A), (B), (C), (E), (F) and (G) of this definition, be considered in determining whether a Company Material Adverse Effect has occurred; (E) a decline in the price, or a change in the trading volume, of the Company Common Stock on the New York Stock Exchange (“NYSE”) or the Chicago Stock Exchange (“CHX”); (F) compliance with the terms of, and taking any action required by, this Agreement, or taking or not taking any actions at the request of, or with the consent of, Parent; and (G) acts or omissions of Parent or Merger Sub after the date of this Agreement (other than actions or omissions specifically contemplated by this Agreement).

(b) The Company has made available to Parent true, correct and complete copies of the charter and bylaws, or other organizational documents, of the Company and each Company Subsidiary set forth in Section 3.4(a) of the Company Disclosure Schedule as presently in effect. The Company is not in violation of its charter or bylaws. The Company Subsidiaries are not in violation of their respective articles of organization, charter, bylaws or other organizational documents.

Section 3.2  Authority.  The Company has all necessary corporate power and authority to enter into, execute and deliver this Agreement and each instrument required hereby to be executed and delivered by it at the Closing and, subject in the case of consummation of the Merger to the adoption of this Agreement by the requisite holders of Company Common Stock and the Company Preferred Stock, to perform its obligations hereunder and thereunder and consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement and each instrument required hereby to be executed and delivered at the Closing by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereby (other than approval of this Agreement by the requisite holders of Company Common Stock and the Company Preferred Stock and the filing with the Secretary of State of the State of Tennessee of the Articles of Merger as required by the TBCA). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent that enforcement of the rights and remedies created hereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar Laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 3.3  Capitalization.

(a) The authorized capital stock of the Company consists of (i) 80,000,000 shares of Company Common Stock, of which, as of June 2, 2007, 22,773,767 shares (including an aggregate of 400,994 Restricted Shares for which the restrictions have not lapsed) were issued and outstanding, net of any shares held in the treasury of the Company, and (ii) 13,503,315 shares of Company preferred stock (collectively, “Company Preferred Stock”), of which, as of June 2, 2007, 147,896 shares were issued and outstanding and no shares were held in the treasury of the Company. Section 3.3(a) of the Company Disclosure Schedule sets forth, as of June 2, 2007, the classes and series and number of authorized shares of each class and series of Company Preferred Stock, the number of issued and outstanding shares of each class and series of Company Preferred Stock, and, as of June 2, 2007, the per share redemption amount and conversion ratio of each class and series of issued and outstanding Company Preferred Stock. Except as set forth in Section 3.3(a) of the Company Disclosure Schedule, all of the issued and outstanding shares of Company Common Stock and Company Preferred Stock are duly authorized, validly issued, fully paid and nonassessable, and, other than Company Rights, were issued free of any preemptive (or similar) rights. Except as set forth in Section 3.3(a) of the Company Disclosure Schedule, as of the date of this Agreement, the Company has no pending redemption notices in connection with any shares of the Company Preferred Stock.

(b) As of June 2, 2007, there is $86,250,000 in aggregate principal amount of Convertible Debentures outstanding (excluding those Convertible Debentures that are held by the Company). As of June 2, 2007, each $1,000 in aggregate principal amount of Convertible Debentures is entitled to be converted to 45.2080 shares of Company Common Stock.

(c) As of June 2, 2007, the Company has reserved 2,153,361 shares of Company Common Stock for issuance pursuant to all of the Equity Incentive Plans, of which Company Options to purchase 1,147,916 shares of Company Common Stock were outstanding as of June 2, 2007, and 394,199 shares remain available for grant as of such date. The maximum remaining number of shares of Company Common Stock authorized for purchase under the ESPP, as of June 2, 2007, is 333,722 shares. All shares of Company Common Stock reserved for issuance as specified above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable and, other than Company Rights, will not be issued subject to any preemptive (or similar) rights. To the extent any Company Options were exercised after June 2, 2007 and before the date of this Agreement, the Company has received the exercise price (or other applicable consideration) for such exercised Company Options in accordance with the terms of such Company Options.

(d) At the Effective Time, there will not be any shares of Company Common Stock, Company Preferred Stock or Restricted Shares issued and outstanding, except for (i) shares of Company Common Stock, Company Preferred Stock and Restricted Shares indicated in Section 3.3(a) as issued and outstanding as of June 2, 2007, (ii) shares of Company Common Stock issued after June 2, 2007 upon the exercise of Company Options or ESPP Options outstanding as of June 2, 2007 and (iii) shares of Company Common Stock issued after June 2, 2007 upon the conversion of any shares of Company Preferred Stock or any of the Convertible Debentures that were issued and outstanding as of June 2, 2007. Except as set forth on Section 3.3(d) of the Company Disclosure Schedule, since June 2, 2007, (x) no Company Options or Restricted Shares have been issued and (y) there has been no change in the conversion ratios of any of the Company Preferred Stock or the Convertible Debentures.

(e) No registration rights involving the Company Common Stock will survive consummation of the Merger.

(f) There are not authorized or outstanding any subscriptions, options, conversion or exchange rights, warrants, calls, repurchase or redemption agreements, or other agreements, instruments, contracts, claims or commitments of any nature whatsoever obligating the Company or any Company Subsidiary to issue, transfer, deliver, sell, repurchase or redeem, or cause to be issued, transferred, delivered, sold, repurchased or redeemed, additional shares of the Company Common Stock or other securities of the Company or to make payments with respect to the value of any of the foregoing or obligating the Company to grant, extend or enter into any such agreement or commitment, other than (i) Company Options and ESPP Options outstanding on June 2, 2007, (ii) the rights (the “Company Rights”) issued pursuant to the Amended and Restated Rights Agreement, dated as of August 28, 2000 (the “Company Rights Agreement”), between the Company and Computershare Trust Company, N.A. as successor to First Chicago Trust Company of New York, as rights agent, in respect of which no Distribution Date (as defined in the Company Rights Agreement) has occurred, (iii) the Convertible Debentures outstanding on June 2, 2007, and (iv) Company Preferred Stock outstanding on June 2, 2007 having the rights, privileges and preferences as set forth in the Company’s charter. There are no stockholder agreements, voting trusts, proxies or other agreements or instruments with respect to the voting of the capital stock of the Company to which the Company or any of its officers or directors are a party and, to the knowledge of the Company, no other party is a party to any stockholder agreements, voting trusts, proxies or other agreements or instruments with respect to the voting of the capital stock of the Company.

(g) The Company has no outstanding bonds, debentures, notes or other indebtedness that have the right to vote (or which is convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders may vote, other than the Convertible Debentures.

(h) The Company Common Stock, Employees’ Subordinated Convertible Preferred Stock, Subordinated Serial Preferred Stock, Series 1 and the Company Rights constitute the only classes of securities of the Company registered under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”).

Section 3.4  Company Subsidiaries.

(a) Section 3.4(a) of the Company Disclosure Schedule sets forth a complete list of the names and jurisdictions of organization of each Company Subsidiary. All issued and outstanding shares or other equity interests of each Company Subsidiary have been duly authorized, validly issued, are fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of any pledges, charges, liens, encumbrances, restrictions on the transfer, voting or dividend rights, rights of first offer or first refusal, security interests or adverse rights or claims of any nature whatsoever (“Liens”), except for (i) Liens for current taxes and assessments not yet past due or that are being contested in good faith, (ii) Liens imposed by applicable Law that would not, individually or in the aggregate, have a Company Material Adverse Effect, or (iii) Liens imposed or granted pursuant to or in connection with the Company’s existing credit facilities or other indebtedness. None of the Company Subsidiaries owns any shares of Company Common Stock.

(b) There are not any authorized or outstanding subscriptions, options, conversion or exchange rights, warrants, calls, repurchase or redemption agreements, or other agreements, claims, contracts or commitments of any nature whatsoever obligating any Company Subsidiary to issue, transfer, deliver, sell, register, repurchase or redeem, or cause to be issued, transferred, delivered, sold, repurchased or redeemed, additional shares of the capital stock or other securities of the Company Subsidiary or to make payments with respect to the value of any foregoing or obligating the Company Subsidiary to grant, extend or enter into any such agreement.

Section 3.5  SEC Filings; Financial Statements; Undisclosed Liabilities.

(a) The Company has filed all forms, reports, registrations, statements, certifications and other documents required to be filed by it with, or furnished by the Company to, the United States Securities and Exchange Commission (the “SEC”) for all periods beginning on or after January 31, 2004 (the “Company SEC Reports”). The Company SEC Reports were prepared in accordance with the applicable requirements of the Exchange Act and the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”), and did not, as of their respective dates, contain any untrue statement of a material fact or omit to state a material fact required to be stated or incorporated by reference therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC. As of the date hereof, to the Company’s knowledge, none of the Company SEC Reports is the subject of ongoing SEC review. No Company Subsidiary is required to file any form, report, registration, statement or other document with the SEC.

(b) The consolidated financial statements contained in the Company SEC Reports (including the related notes, where applicable) (the “Financial Statements”) (i) present fairly, in all material respects, the consolidated financial condition and results of operations and cash flows and statements of shareholders equity of the Company and its consolidated subsidiaries as of and for the periods presented therein (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments and, with respect to pro forma financial statements, to the qualifications stated therein), (ii) have been prepared in all material respects in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved, except as otherwise indicated therein or, in the case of the unaudited quarterly financial statements as permitted by Form 10-Q, and (iii) when filed complied as to form in all material respects with the rules and regulations of the SEC with respect thereto. Since February 3, 2007, there has been no material change in the Company’s accounting methods or principles that would be required to be disclosed in the Company’s financial statements in accordance with GAAP, except as described in the notes to such financial statements. Except as would not be material to the Company and its Subsidiaries, taken as a whole, (i) management of the Company has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including the consolidated Company Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities, and (ii) the Company’s principal executive officer and principal financial officer have disclosed, based on their most recent evaluation of internal control over financial reporting, to the Company’s auditors and the audit committee of the Company Board of Directors (or persons performing the equivalent functions): (A) all significant deficiencies and material weaknesses within their knowledge in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; and (B) any fraud that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company’s principal executive officer and principal financial officer have made, with respect to the Company SEC Reports, all certifications required by the Sarbanes-Oxley Act of 2002 and any related rules and regulations promulgated by the SEC. As of the date hereof, the Company has not identified any material weaknesses in the design or operation of the internal controls over financial reporting except as disclosed in the Company SEC Reports filed prior to the date hereof. As of the date hereof, neither the Company nor any of the Company Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers of the Company or any Company Subsidiaries within the meaning of Section 402 of the Sarbanes-Oxley Act of 2002.

(c) Neither the Company nor any Company Subsidiary has any liabilities, whether accrued, absolute, contingent or otherwise, other than liabilities and obligations (i) reflected or reserved against on the Financial Statements in accordance with GAAP or reasonably apparent from the notes or management’s discussion and analysis related thereto, (ii) incurred in connection with the transactions contemplated herein or since the date of the most recently audited Financial Statements in the ordinary course of business consistent with past practice, (iii) discharged or paid prior to the date of this Agreement, or (iv) that are not, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

Section 3.6  Absence of Certain Changes or Events.  Since February 3, 2007 through the date hereof, except as specifically contemplated by this Agreement or set forth on Section 3.6 of the Company Disclosure Schedule, (i) there have not been any changes, events or circumstances of which the Company has knowledge that have had, individually or in the aggregate, a Company Material Adverse Effect, and (ii) the Company and each Company Subsidiary has conducted its respective business in the ordinary course of business, except for such actions as have not had, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.7  Compliance with Laws.

(a) The Company and the Company Subsidiaries have obtained each federal, state, county, local or foreign governmental consent, license, permit, registration, order, grant or other authorization of a Governmental Entity that is required for the operation of the business of the Company or any of the Company Subsidiaries or the holding of any interest in any of its properties (collectively referred to herein as, the “Permits”), except where the failure to have, or the suspension or cancellation of, any Permit has not had, individually or in the aggregate, a Company Material Adverse Effect. Except as has not had, individually or in the aggregate, a Company Material Adverse Effect, (i) all of such Permits are valid and in full force and effect and neither the Company nor any Company Subsidiary has violated the terms of such Permits, and (ii) no proceeding is pending or, to the knowledge of the Company, threatened in writing to revoke, suspend, cancel, terminate, or adversely modify any Permit.

(b) Except as has not had, individually or in the aggregate, a Company Material Adverse Effect, the Company and the Company Subsidiaries are in compliance with, are not in default or violation of, and have not, to the knowledge of the Company, received any notice of non-compliance, default or violation with respect to, any Laws applicable to the business of the Company and the Company Subsidiaries or to which any of its or their properties are bound.

(c) Neither the Company nor any Company Subsidiary is a party to, or has a legally binding commitment to enter into, any joint venture, off balance sheet partnership or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among the Company or the Company Subsidiary, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any Company Subsidiary in the Company’s published financial statements or other Company SEC Reports.

Section 3.8  Claims, Actions and Proceedings.  There are no outstanding orders, writs, judgments, injunctions, decrees or other requirements of any court or arbitrator against the Company, any Company Subsidiary or any of their respective securities, assets or properties that would have, individually or in the aggregate, a Company Material Adverse Effect. There are no actions, suits, claims, investigations, arbitrations, legal or administrative proceedings (collectively, “Actions”) or any governmental investigations or inquiries pending or, to the knowledge of the Company, threatened, against the Company, the Company Subsidiaries or any of their respective securities, assets or properties, except as would not have, individually or in the aggregate, a Company Material Adverse Effect and other than Actions challenging this Agreement or the transactions contemplated hereby, or seeking to prohibit the Merger or transactions contemplated hereby. As of the date hereof, there are no Actions pending or, to knowledge of the Company, overtly threatened, against the Company or any Company Subsidiary challenging this Agreement or the transactions contemplated hereby, or seeking to prohibit the Merger.

Section 3.9  Contracts and Other Agreements.

(a) Except for this Agreement, or as set forth in Section 3.9(a) of the Company Disclosure Schedule or in the exhibit lists of any form, report, schedule, registration, statement, certification or other document filed with, or furnished to, the SEC, neither the Company nor any Company Subsidiary is a party to or bound by any note, bond, mortgage, indenture, contract, agreement, lease, license, Permit or other instrument or obligation (each, a “Contract”): (i) that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed on Form 8-K; (ii) that would obligate the Company or any Company Subsidiary to file a registration statement under the Securities Act, which filing has not yet been made; (iii) that relates to indebtedness for borrowed money, guarantees of indebtedness for borrowed money, lines of credit (whether or not drawn), letters of credit, capitalized lease or surety bonds that (x) have an outstanding principal amount in excess of $3,000,000 in the aggregate or (y) impose any Lien on any shares of the Company Common Stock, Company Preferred Stock or Restricted Shares; (iv) that involves acquisition or disposition, directly or indirectly, of assets of the Company or any other Person for aggregate consideration in excess of $3,000,000 and that involves continuing or contingent obligations of the Company or the Company Subsidiaries that are material to the Company and the Company Subsidiaries taken as a whole or is not yet consummated; (v) that involves acquisition or disposition, directly or indirectly (by merger or otherwise), of capital stock or other voting securities or equity interests of the Company or any other Person for aggregate consideration in excess of $3,000,000 that involves continuing or contingent obligations of the Company or the Company Subsidiaries that are material to the Company and the Company Subsidiaries taken as a whole or is not yet consummated; (vi) under which the Company or any Company Subsidiary has advanced or loaned any funds in excess of $3,000,000 or has guaranteed any obligations of another person in excess of $3,000,000, other than extensions of credit to customers or vendors in the ordinary course of business consistent with past practice; (vii) that relates to any single or series of related capital expenditures by the Company or any Company Subsidiary in excess of $3,000,000 (other than purchase orders for the purchase of inventory or real property leases); (viii) to which the Company or any

Company Subsidiary is a party constituting a general or limited partnership, a limited liability company or a joint venture (whether limited liability or other organizational form) or material alliance or similar arrangement that is material to the business of the Company and the Company Subsidiaries, taken as a whole; and (ix) except as set forth on Section 3.14 of the Company Disclosure Schedule, that relates to the issuance, offering, voting or pledge of any shares of the Company Common Stock, Company Preferred Stock or Restricted Shares. Each such Contract described in clauses (i) through (ix) of this Section 3.9(a) is referred to herein as a “Material Contract.”

(b) Except as has not had, individually or in the aggregate, a Company Material Adverse Effect, each of the Material Contracts is in full force and effect and is valid and binding on the Company and each Company Subsidiary that is a party thereto and, to the knowledge of the Company, each other party thereto, enforceable against such parties in accordance with their terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(c) Except as has not had, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any Company Subsidiary has breached, is in default under, or has received written notice of any breach of or default under, any Material Contract, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any Company Subsidiary, and (ii) to the Company’s knowledge, no other party to any Material Contract to which the Company or any Company Subsidiary is a party is in breach or violation of, or default under, such Material Contract. A complete and correct copy, subject to redaction if required pursuant to the terms thereof or if required by applicable Law, of each Material Contract has previously been made available by the Company to Parent or filed by the Company with the SEC.

Section 3.10  Intellectual Property.

(a) “Intellectual Property” means all intellectual property rights arising from or associated with the following, whether protected, created, or arising under the laws of the United States or of any other jurisdiction: (i) trade names, trademarks and service marks (registered and unregistered), logos, designs and other indicia of origin, domain names and other Internet addresses or identifiers, trade dress and similar rights, and applications (including intent to use applications) to register any of the foregoing (collectively, “Trademarks”); (ii) patents and patent applications, including continuation, divisional, continuation-in-part, reexamination and reissue patent applications, and any patents issuing therefrom (collectively, “Patents”); (iii) works of authorship (whether published or unpublished), copyrights and registrations and applications therefor (collectively, “Copyrights”); (iv) know-how, inventions, discoveries, improvements, concepts, ideas, methods, processes, designs, plans, schematics, technical data, specifications, research and development information, technology and product roadmaps, compilations, databases, and other proprietary or confidential information, including customer lists, excluding any Patents or Copyrights that may cover or protect any of the foregoing (collectively, “Trade Secrets”); (v) software, computer programs, algorithms, and related documentation; and (vi) moral rights, publicity rights, and any other proprietary, intellectual or industrial property rights of any kind or nature.

(b) Section 3.10(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all registered Trademarks, Patents, and Copyrights, including any pending applications to register any of the foregoing, owned (in whole or in part) by or exclusively licensed to the Company, identifying for each whether it is owned by or exclusively licensed to the Company, and in each case currently used or held for use and material to the operations of the Company (collectively, “Company Registered IP”). Either the Company or a Company Subsidiary owns, or is licensed or otherwise possesses adequate rights to use, all Intellectual Property, and all applications and registrations, used or held for use in their respective businesses as currently conducted. Except as set forth on Section 3.10(c) of the Company Disclosure Schedule, the Company has not received any written notice or claim challenging the Company’s ownership of any of the Intellectual Property owned (in whole or in part) by the Company. The Company has not received any written notice or claim challenging the validity or enforceability of any of the Company Registered IP. As of the date of this

Agreement, all necessary filing fees, maintenance fees, license fees annuities and similar fees due in connection with the Company Registered IP have been paid.

(c) To the knowledge of the Company, as of the date of this Agreement, the development, manufacture, sale, distribution and other commercial exploitations of products or services by or on behalf of the Company or any of the Company Subsidiaries has not (except as to matters that have been fixed, resolved or settled) or does not infringe, misappropriate, or otherwise violate any intellectual property rights of any person that would be expected to result in liability that is material to the Company and the Company Subsidiaries taken as a whole, and, to the knowledge of the Company, there are no claims pending or threatened in writing, by any person alleging such infringement or misappropriation. Except as set forth on Section 3.10(c) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries has made any claim of a violation, misappropriation or infringement by others of its rights to or in connection with the material Intellectual Property of the Company or any of the Company Subsidiaries and, to the knowledge of the Company, no person is infringing, misappropriating or otherwise violating any material Intellectual Property of the Company or any of the Company Subsidiaries.

(d) The Company has taken commercially reasonable actions to protect the security of its software, systems and networks, to protect its rights in its Intellectual Property and to maintain the confidentiality of all information that constitutes or constituted a Trade Secret of the Company. Except as set forth on Section 3.10(d) of the Company Disclosure Schedule, and except as had not had a Company Material Adverse Effect, all current and former employees, consultants and contractors of the Company who developed or created any material Intellectual Property for, on behalf of, the Company have executed and delivered proprietary information, confidentiality and invention assignment agreements substantially in the Company’s standard form.

(e) The Intellectual Property owned by or licensed to the Company constitutes all of the Intellectual Property rights necessary for the conduct of the business as currently conducted in all material respects. To the knowledge of the Company, no loss or expiration of any of the material Intellectual Property used by the Company or the Company Subsidiaries in the conduct of the business, as presently conducted, is threatened or pending.

Section 3.11  Property.  Except as has not, individually or in the aggregate, had a Company Material Adverse Effect, the Company or a Company Subsidiary owns and has good and valid title to all of its owned real property and good title to all of its personal property and has valid leasehold interests in all of its leased properties, sufficient to conduct their respective businesses as currently conducted, free and clear of all Liens (other than (i) Liens for current taxes and assessments not yet past due or being contested in good faith, (ii) inchoate Liens for construction in progress, (iii) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company or such Company Subsidiary consistent with past practice for sums not yet delinquent or being contested in good faith by appropriate proceedings, (iv) Liens imposed or granted pursuant to or in connection with the Company’s existing credit facilities or other indebtedness, and (v) all Liens and other imperfections of title (including matters of record) and encumbrances that do not materially interfere individually or in the aggregate with the conduct of the business of the Company and the Company Subsidiaries, taken as a whole, materially detract from the value or use of the real property or have, individually or in the aggregate, a Company Material Adverse Effect (collectively, “Permitted Liens”)), assuming the timely discharge of all obligations owing under or related to the owned real property, the personal property and the leased property. Except in each case as has not, individually or in the aggregate, had a Company Material Adverse Effect, all leases under which the Company or any of the Company Subsidiaries lease any real or personal property (each a “Lease” and, collectively, the “Leases”) are valid and in full force and effect against the Company or any of the Company Subsidiaries and, to the Company’s knowledge, the counterparties thereto, in accordance with their respective terms (except to the extent that enforcement of the rights and remedies under the Leases are subject to bankruptcy, insolvency, reorganization, moratorium and other similar Laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law)), and there is not, under any of such Leases, any existing default by the Company or any Company Subsidiaries which, with notice or lapse of time or both, would become a default by the Company or any of the Company Subsidiaries. Section 3.11 of the Company Disclosure Schedule sets forth a correct and complete list, as of the date indicated on such schedule, of all of the Leases under which the Company or any Company Subsidiary leases any real property used for commercial purposes.

Section 3.12  Insurance.  Except as has not had, individually or in the aggregate, a Company Material Adverse Effect, (a) the Company and the Company Subsidiaries maintain insurance in such amounts and against such risks as is (i) customary in relation to the business, assets and liabilities of the Company and the Company Subsidiaries, and (ii) sufficient to comply with applicable Law, (b) all policies or binders of material fire, liability, product liability, workers’ compensation, vehicular, directors’ and officers’ and other material insurance held by or on behalf of the Company and the Company Subsidiaries (collectively, the “Company Insurance Policies”) are (i) except for policies that have expired under their terms, in full force and effect and, to the knowledge of the Company, valid and enforceable in accordance with their terms and (ii) all premiums due thereon have been paid in full, (c) neither the Company nor any Company Subsidiary is in breach or default with respect to any provision contained in any such policy or binder and (d) neither the Company nor any Company Subsidiary has (i) received notice of actual or threatened modification or termination of any material Company Insurance Policy, or (ii) received notice of cancellation or non-renewal of any such Company Insurance Policy, other than in connection with ordinary renewals. Section 3.12 of the Company Disclosure Schedule contains a complete and accurate list of all material Company Insurance Policies.

Section 3.13  Tax Matters.

(a) For purposes of this Agreement, the term “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means all United States federal, state and local, and all foreign, income, profits, franchise, gross receipts, payroll, transfer, sales, employment, social security, unemployment insurance, workers’ compensation, use, property, excise, value added, ad valorem, estimated, stamp, alternative or add-on minimum, recapture, environmental, capital gain, withholding taxes, any other taxes, and any fees, assessments, liabilities, levies, charges, duties, tariffs, impositions or assessments in the nature of taxes, together with all interest, penalties, fines and additions imposed on or with respect to such amounts, whether disputed or not, including any liability for taxes of a predecessor entity. “Tax Return” (and, with correlative meaning, “Tax Returns”) means any return, declaration, report, claim for refund or information return or similar statement filed or required to be filed with any taxing authority or any other Governmental Entity in connection with Taxes, including any attachments thereto and any amendments thereof.

(b) Except as has not had a Company Material Adverse Effect or as set forth in Section 3.13(b) of the Company Disclosure Schedule:

(i) All Tax Returns required to be filed by or with respect to the Company and the Company Subsidiaries have been filed or will be filed with the appropriate Tax authority within the time and in the manner prescribed by Law. All such Tax Returns of the Company and all Company Subsidiaries are true, correct and complete in all respects, and all Taxes owed by the Company or the Company Subsidiaries, whether or not shown on any Tax Return, have been timely paid to the appropriate Tax authority or fully reserved for on the Financial Statements in accordance with GAAP. No claim (which has not been settled and paid or accrued) has ever been made in writing by any Tax authority in any jurisdiction in which any of the Company or the Company Subsidiaries does not file a Tax Return that any of the Company or the Company Subsidiaries is or may be subject to taxation by that jurisdiction. No adjustment relating to any Tax Return of the Company or any Company Subsidiary have been proposed in writing by any Tax authority (insofar as such adjustment relates to the activities or income of the Company or any Company Subsidiary).

(ii) There are no Liens with respect to Taxes upon any of the assets or properties of the Company or the Company Subsidiaries, other than with respect to Taxes not yet due and payable.

(iii) No audit, assessment, examination, dispute, investigation or judicial or administrative proceeding is currently pending with respect to any Tax Return or Taxes of the Company or any of the Company Subsidiaries with respect to which the Company or a Company Subsidiary has been notified in writing. No deficiency for any Taxes has been proposed or assessed in writing against the Company or any of the Company Subsidiaries, which deficiency has not been paid or accrued in full. All Tax deficiencies determined as a result of any past completed audit with respect to Taxes of the Company and the Company Subsidiaries have been paid.

(iv) There are no outstanding requests, agreements, waivers or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to the Company or the Company Subsidiaries for any taxable period. No power of attorney granted by or with respect to the Company or the Company Subsidiaries relating to Taxes is currently in force.

(v) With respect to any period ending on or before the date of the latest balance sheet included in the Financial Statements for which Tax Returns have not yet been filed, or for which material Taxes are not yet due or owing, the Company and the Company Subsidiaries have, in accordance with and to the extent required by GAAP, made accruals for such Taxes in their Financial Statements.

(vi) All withholding and payroll Tax requirements required to be complied with by the Company and the Company Subsidiaries (including requirements to deduct, withhold and pay over amounts to any Governmental Entity and to comply with associated reporting and record keeping requirements) have been satisfied or accrued.

(vii) Neither the Company nor any Company Subsidiary has any liability for the Taxes of any other person (other than the Company and the Company Subsidiaries) under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign Law) by contract or as a transferee or successor, by contract, or otherwise. No person has any right to any payment from the Company or any Company Subsidiary with respect to any Tax refunds received or due to be received by the Company or any Company Subsidiary.

(viii) The Company has delivered or made available to Parent complete copies of all Tax Returns of the Company with respect to 2004 and 2005.

(ix) Neither the Company nor any Company Subsidiary has participated in a “listed transaction” within the meaning of Section 6707A(c)(2) of the Code.

(x) Neither the Company nor any Company Subsidiary is a party to any material joint venture, partnership, or other arrangement that the parties treat as a partnership for federal or applicable state, local or foreign Tax purposes.

(xi) Except as disclosed in its Tax Returns, neither the Company nor any Company Subsidiary (x) has received approval to make or agreed to a change in any accounting method or has any written application pending with any Tax authority requesting permission for any such change, (y) has agreed to or is required to make any adjustment under Section 481 of the Code that will require an adjustment to taxable income for any period following the Closing Date, or (z) has received written notification that the Internal Revenue Service is proposing any adjustment under Section 481 of the Code.

(xii) Neither the Company nor any Company Subsidiary has been a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) (x) in a transaction occurring within the past five years or (y) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(xiii) Neither the Company nor any Company Subsidiary is party to or bound by any active and material closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign Law) or offer in compromise with any Tax authority.

(xiv) Neither the Company nor any of the Company Subsidiaries is a party to any indemnification, allocation, sharing or similar agreement, with respect to Taxes that would give rise to a payment or indemnification obligation.

(xv) Neither Company nor any Company Subsidiaries is, nor has been at any time during the 5-year period ending with the Closing Date, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(xvi) Neither Company nor any of its Subsidiaries is, or has been, a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return (other than a group the common parent of which was Company).

(xvii) Neither Company nor any Company Subsidiaries (u) has participated in or cooperated with an international boycott within the meaning of Section 999 of the Code, (v) has an unrecaptured overall foreign loss within the meaning of Section 904(f) of the Code, (w) will be required to include any amounts in income in the taxable year that includes the Closing Date pursuant to Section 951 of the Code, (x) has had the amount of its Subpart F income limited in any year pursuant to Section 952(c)(1)(a) of the Code, (y) has been a passive foreign investment company within the meaning of Section 1297 of the Code, or (z) has had any dual consolidated losses within the meaning of Section 1504 of the Code or has entered into any agreement with any Tax authority regarding the use or availability of such losses.

(xviii) (i) All returns, declarations, and reports required to be filed by the Company or any Company Subsidiary pursuant to any applicable abandoned property, escheat or similar Law have been filed with the appropriate Governmental Entity within the time and in the manner prescribed by Law and (ii) the Company and all Company Subsidiaries have properly delivered to a public official or Governmental Entity all amounts so required to be delivered pursuant to any applicable abandoned property, escheat or similar Law within the time and in the manner prescribed by Law.

Section 3.14  Employee Benefit Plans.

(a) With respect to each pension, savings, profit sharing, retirement, deferred compensation, employment, welfare, fringe benefit, insurance, short and long term disability, medical, death benefit, incentive, bonus, stock, other equity-based, vacation pay, severance pay, cafeteria plan and other plan, program and arrangement for the benefit of any current or former employee, director or consultant of the Company or any Company Subsidiary (collectively, the “Company Employees”), or their beneficiaries, including each “employee benefit plan” (as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) that is not a Foreign Plan, and that is sponsored or maintained by Company and/or by one or more Company Subsidiaries or to which the Company and/or one or more Company Subsidiaries has any present or future liability (each, a “Plan”), the Company has delivered or made available (or will make available) to Parent current, accurate and complete copies of each of the following together with, when applicable, all amendments: (i) the Plan, or, if the Plan has not been reduced to writing, a written summary of its material terms, (ii) if the Plan is subject to the disclosure requirement of Title I of ERISA, the summary plan description, and in the case of each other Plan, any similar employee summary, (iii) if the Plan is intended to be qualified under Section 401(a) of the Code, the most recent determination letter (or opinion letter upon which the Company or any Company Subsidiary is entitled to rely) issued by the Internal Revenue Service (“IRS”), (iv) if the Plan is subject to the requirement that a Form 5500 series annual report/return be filed, the three most recently filed annual reports/returns, (v) all related trust agreements, group annuity contracts and administrative services agreements, (vi) for each Plan that is funded, the three most recent financial statements and actuarial reports for each such Plan, and (vii) since January 1, 2005, any material communications received from or sent to the IRS or the U.S. Department of Labor relating to an audit or similar process involving the Plan. Section 3.14(a) of the Company Disclosure Schedule sets forth a list of all material Plans.

(b) There is no entity (other than the Company or any Company Subsidiary) that, together with the Company or any Company Subsidiary, was, during the five years preceding the date of this Agreement, or currently would be, treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA (an “ERISA Affiliate”).

(c) Each Plan has been established and administered in all material respects in accordance with its terms and the provisions of applicable Law, including ERISA and the Code (and the rules and regulations thereunder). None of the Plans is currently under examination by the IRS or the U.S. Department of Labor. All contributions, premiums and expenses, if any, due under each Plan have been timely made. Each Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (or opinion letter upon which the Company or any Company Subsidiary may rely) from the IRS that it is so qualified, and to the knowledge of the Company nothing has occurred since the date of such letter that adversely affected the qualified status of or reasonably would be expected to disqualify such Plan. Each trust created under any such Plan is exempt from Tax under Section 501(a) of the Code. Except as set forth on Section 3.14(c) of the Company Disclosure Schedule, no Plan is or has been subject to Section 302 of ERISA or Section 412 of the Code. To the knowledge of the Company, no event has occurred and no condition exists that would subject the Company or any Company Subsidiary either directly or by reason of their affiliation with any member of their “Controlled Group” (defined as any organization that is a member of a controlled group of organizations within the meaning of Sections 414 (b), (c), (m) or (o) of the Code), to any Tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws, rules or regulations which could result in any material liability on the part of the Company or any Company Subsidiary.

(d) Except for continuation of health coverage described in Section 4980B of the Code or Section 601 et seq. of ERISA (“COBRA”) and, except as provided on Section 3.14(d) of the Company Disclosure Schedule, no Plan provides for medical, dental, life insurance coverage or any other welfare benefits after termination of employment or for other post-employment welfare benefits.

(e) No material Action (other than routine claims for benefits in the ordinary course) is pending or, to the knowledge of the Company, threatened against any Plan (including any audit or other administrative proceeding by the U.S. Department of Labor, the IRS or other Governmental Entities).

(f) Except as set forth on Section 3.14(f) of the Company Disclosure Schedules, neither the Company nor any of the Company Subsidiaries nor any ERISA Affiliate has ever maintained, sponsored, contributed to, been required to contribute to, or incurred any liability under any defined benefit pension plan subject to Title IV of ERISA, including without limitation any multi-employer plan as defined in Section 3(37) or Section 4001(a)(3) of ERISA or any multiple employer plan as defined in Section 413(c) of the Code, or any plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063(a) of ERISA.

(g) Neither the Company nor any Company Subsidiary, nor, to the knowledge of the Company, any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transactions in connection with any Plan that would result in the imposition on the Company or any Company Subsidiary of a material penalty pursuant to Section 502 of ERISA, damages pursuant to Section 409 of ERISA or a material tax pursuant to Section 4975 of the Code.

(h) Each non-governmental plan maintained, or contributed to, by or on behalf of the Company or any Company Subsidiary applicable to Company Employees located outside of the United States (a “Foreign Plan”) and each material non-governmental welfare benefit plan maintained or contributed to by or on behalf of or applicable to the Company Employees located outside of the United States (a “Foreign Welfare Plan”), has been administered in material compliance with its terms and the requirements of all applicable Laws and regulations, and all required contributions to each Foreign Plan and Foreign Welfare Plan have been made. All Foreign Plans that are required to be funded are funded to the extent required under applicable Law in all material respects. There are no Actions (other than routine benefit claims) pending or, to the knowledge of the Company, threatened against any Foreign Plan or Foreign Welfare Plan, or, to the Company’s knowledge, no facts or circumstances exist that could give rise to any such Actions, except in each case as has not resulted in liability that is material to the Company and the Company Subsidiaries taken as a whole.

(i) Except as required by applicable Law or as set forth on Section 3.14(i) of the Company Disclosure Schedule, no Plan exists that, as a result of the execution of this Agreement, shareholder approval of this Agreement, or the consummation of the transactions contemplated by this Agreement, would (i) result in severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement (except as required by the Code or ERISA), (ii) except as contemplated by Section 2 with respect to Options, Restricted Shares and ESPP Options, accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any Plan, or (iii) limit or restrict the right of the Company to merge, amend or terminate any of the Plans.

(j) No deduction for federal income tax purposes has been nor is any such deduction expected by the Company to be disallowed for remuneration paid by the Company or any Company Subsidiary by reason of Section 162(m) of the Code solely by reason of the transactions contemplated hereby.

(k) To the Company’s knowledge, each Plan that is a non-qualified deferred compensation plan or arrangement subject to Section 409A of the Code has been operated and administered in good faith compliance with Section 409A of the Code, IRS Notice 2005-1 and other applicable IRS guidance from the period beginning January 1, 2005 through the date hereof, except in each case as has not resulted in liability that is material to the Company and the Company Subsidiaries taken as a whole.

Section 3.15  Labor Matters.  Neither the Company nor any of the Company Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. Neither the Company nor any of the Company Subsidiaries is subject to a dispute, strike or work stoppage except as has not, individually or in the aggregate, had a Company Material Adverse Effect. To the knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving any Company Employees.

Section 3.16  Environmental Matters.

(a) Except as set forth on Section 3.16(a) of the Company Disclosure Schedule or has not had, individually or in the aggregate, a Company Material Adverse Effect, (i) none of the Company or any of the Company Subsidiaries is in violation of any Environmental Law or, except for any violation that has been fully resolved, has violated in the past any Environmental Law; (ii) to the knowledge of the Company, there is and has been no Release of Hazardous Substances, on or under any of the properties currently owned, leased, occupied or operated by the Company or any of the Company Subsidiaries or, during the period of the Company’s or the Company Subsidiaries’ ownership, lease, occupation or operation thereof, formerly owned, leased, occupied or operated by the Company or any of the Company Subsidiaries that would reasonably be expected to result in a liability to the Company or any of the Company Subsidiaries that would be material the Company and the Company Subsidiaries taken as a whole; (iii) the Company and the Company Subsidiaries have obtained and are in compliance with all required Environmental Permits and, except for any noncompliance that has been fully resolved, have been in the past in compliance with such permits; (iv) there are no Actions, orders, written claims or written notices pending or, to the knowledge of the Company, issued to or threatened against the Company or any of the Company Subsidiaries alleging violations of or liability under any Environmental Law or otherwise concerning the Release or management of Hazardous Substances or with respect to any matter concerning the protection of the environment or pollution, including natural resources; and (v) the Company and any of the Company subsidiaries has made (or will make) accessable to Parent and Merger Sub copies of all environmental assessments, audits, studies, and other environmental reports in its possession related to the Company, any of the Company subsidiaries, or any of its current or former properties or operations.

(b) Parent and Merger Sub acknowledge that (i) the representations and warranties contained in this Section 3.16 are the only representations and warranties being made with respect to compliance with or liability under Environmental Laws related to the Company or to the Company Subsidiaries or to this Agreement or to its subject matter and (ii) no other representation or warranty contained in this Agreement (including pursuant to Section 3.7) shall apply to any such matters and no other representation or warranty, express or implied, is being made with respect thereto.

(c) For purposes of this Agreement:

(i) “Environmental Laws” means any Laws (including common law) of the United States federal, state, local, non-United States, or any other Governmental Entity, relating to (A) Releases or threatened Releases of Hazardous Substances or materials containing Hazardous Substances; (B) the presence, production, manufacture, handling, transport, use, treatment, storage, emission, discharge, distribution, labeling, testing, processing, control, cleanup or disposal of Hazardous Substances or materials containing Hazardous Substances; or (C) pollution or protection of the environment, including natural resources, or of human health as such is affected by Hazardous Substances or materials containing Hazardous Substances.

(ii) “Environmental Permits” means any permit, consent, license, registration, approval, notification or any other authorization pursuant to any Environmental Law.

(iii) “Hazardous Substances” means (A) those substances, materials or wastes defined as toxic, hazardous, acutely hazardous, pollutants or contaminants, in, or regulated under, the following United States federal statutes and any analogous foreign or state statutes, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act or any other Environmental Law; (B) petroleum and petroleum products, including crude oil and any fractions thereof; (C) natural gas, synthetic gas, and any mixtures thereof; and (D) polychlorinated biphenyls, asbestos, radioactive materials, radon and molds that would reasonably be expected to have an adverse effect on human health, and urea formaldehyde foam insulation.

(iv) “Release” means any release, spilling, leaking, pumping, pouring, discharging, emitting, emptying, escaping, leaching, injecting, dumping, disposing or migrating into or through the indoor or outdoor environment.

Section 3.17 No Breach.

(a) The execution, delivery and performance of this Agreement do not and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement will not (i) violate any provision of the charter or bylaws of the Company or the comparable organizational documents of a Company Subsidiary, (ii) violate, conflict with or result in the breach of any of the terms or conditions of, result in modification of or the cancellation or loss of a benefit under, require any consent, notice or other action under, or otherwise give any other contracting party the right to terminate, accelerate obligations under or receive payment or additional rights under or constitute (or with notice or lapse of time, or both, constitute) a default under, any Material Contract (excluding Permits), (iii) assuming expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), violate any Law applicable to the Company or any of the Company Subsidiaries or by which any of the Company’s or the Company Subsidiaries’ assets or properties is bound, (iv) violate any material Permit, (v) except for (a) filings with the SEC under the Exchange Act, (b) filings pursuant to the TBCA as contemplated herein, (c) the filing of a pre-merger notification report under the HSR Act, and any merger control, competition or fair trade Law filings in foreign jurisdictions if and to the extent required, (d) filings required with, and approvals required by, the NYSE and the CHX rules and regulations, and (e) the notifications and consents listed on Section 3.17(a) of the Company Disclosure Schedule, require any registration or filing with, notice to, or Permit, order, authorization, consent or approval of, any Governmental Entity or any third party pursuant to a Material Contract, or (vi) result in the creation of any Lien on the assets or properties of the Company or a Company Subsidiary (other than Permitted Liens), excluding from the foregoing clauses (ii), (iii), (iv), (v) and (vi) violations, conflicts, breaches, accelerations, rights or entitlements, defaults and Liens which, and filings, registrations, notices, Permits, orders, authorizations, consents and approvals the absence of which has not had, individually or in the aggregate, a Company Material Adverse Effect. Notwithstanding the foregoing, for all purposes of the Agreement, the Company does not make any representation or warranty (pursuant to this Section 3.17 or elsewhere in this Agreement) regarding the effect of the applicable antitrust, merger control, competition or fair trade Laws on its ability to execute, deliver, or perform its obligations under this Agreement or to consummate the Merger as a result of the enactment, promulgation, application, or threatened or actual judicial or administrative investigation or litigation under, or enforcement of, any antitrust, merger control, competition or fair trade Law with respect to the consummation of the Merger.

(b) As of the date of this Agreement, the Company does not have knowledge that any landlord or licensor has notified the Company that it would withhold any consent required upon the consummation of the

Merger with respect to the agreements listed on Section 3.17(b) of the Company Disclosure Schedule, except to the extent that the failure to obtain such consents would not have a Company Material Adverse Effect.

Section 3.18  Board Approvals; Anti-Takeover; Vote Required.

(a) The Company Board of Directors has (i) duly and validly approved and adopted resolutions addressing all corporate action required to be taken by the Company Board of Directors to authorize and adopt this Agreement and the Merger and (ii) subject to the other terms and conditions of this Agreement, resolved to submit this Agreement to the shareholders of the Company and to recommend that the shareholders of the Company approve and adopt this Agreement and the Merger.

(b) Except to the extent addressed in Section 3.18(e), assuming the accuracy of the representations and warranties set forth in Section 4.7(c), the Company and the Company Board of Directors has taken all action necessary such that no restrictions contained in any “anti-takeover,” “fair price,” “moratorium,” “control share acquisition,” “business combination” or similar Law, including the Tennessee Business Combination Act or provision in the Company’s charter or bylaws will apply to or prohibit the execution, delivery or performance of or compliance with this Agreement or the Merger.

(c) The Company Board of Directors has taken such action as is necessary to amend the Company Rights Agreement such that the execution, delivery or performance of or compliance with this Agreement and the Merger will not: (i) result in Parent becoming an “Acquiring Person” under the Company Rights Agreement or (ii) result in the grant of any rights to any person under the Company Rights Agreement or enable, require or cause the Company Rights to become exercisable, be exercised or deemed exercised, or be distributed or otherwise triggered.

(d) Assuming the accuracy of the representations and warranties set forth in Section 4.7(c), the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock and Company Preferred Stock voting together as a single group (the “Company Shareholder Approval”) is the only vote of the Company’s shareholders necessary to approve or adopt this Agreement and the Merger.

(e) Assuming the accuracy of the representations and warranties set forth in Section 4.7(c), and further assuming that Parent conducts the Employee Preferred Stock Tender Offer in accordance with the terms set forth in Section 5.4 and it otherwise meets the requirements of Section 48-103-102(10)(B)(v) of the Tennessee Investor Protection Act, the Company Board of Directors has taken or will take (prior to the commencement of the Employee Preferred Stock Tender Offer) such action as is necessary (including recommending in favor of the Employee Preferred Stock Tender Offer to the holders of the Employee Preferred Stock) to assure that none of the transactions contemplated by this Agreement, including the Merger and the Employee Preferred Stock Tender Offer, will, to the Company’s knowledge, be a “takeover offer” under the Tennessee Investor Protection Act.

(f) As of the date of this Agreement, Dissenters’ rights under the TBCA are not available to the holders of Company Common Stock for the transactions contemplated by this Agreement, including the Merger.

Section 3.19 Financial Advisor.

(a) The Company Board of Directors has received the opinion of Goldman Sachs & Co. substantially to the effect that, as of the date hereof, and based upon and subject to the factors and assumptions set forth therein, the Per Share Price to be received by the holders of shares of Company Common Stock pursuant to this Agreement is fair from a financial point of view to such holders, a signed copy of which will be shown to Parent promptly after it is available following the date hereof. It is agreed and understood that such opinion is for the benefit of the Company Board of Directors and may not be relied on by Parent or Merger Sub.

(b) Other than Goldman Sachs & Co., no broker, investment banker, financial advisor, finder, agent or similar intermediary has acted on behalf of the Company or any Company Subsidiary in connection with this Agreement or the transactions contemplated hereby, and there are no other brokerage commissions, finders’ fees, financial advisor’s fees or similar fees or commissions payable in connection herewith based on any agreement, arrangement, commitment or understanding with the Company or any Company Subsidiary, or any action taken by or on behalf of the Company or any Company Subsidiary. The Company has made available to Parent a true, complete and correct copy of the Company’s engagement letter with Goldman Sachs & Co.

Section 3.20  Information in the Proxy Statement.  The proxy statement to be provided to the Company’s shareholders in connection with the Company Shareholders Meeting (such proxy statement, inclusive of any amendment thereof or supplement thereto, the “Proxy Statement”) on the date mailed to the Company’s shareholders and at the time of any meeting of the Company’s shareholders to be held in connection with the Merger, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made therein based on information supplied in writing by or related to, or the sufficiency of disclosures related to, Parent or Merger Sub. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

Section 3.21  Affiliate Transactions.  No executive officer or director of the Company or any Company Subsidiary or any person owning 5% or more of the Company Common Stock or, to the Company’s knowledge, any affiliate or family member of any such officer, director or owner (an “Affiliated Party”) is a party to any Contract with or binding upon the Company or any Company Subsidiary or has any material interest in any property or assets owned by the Company or any Company Subsidiary or has engaged in any transaction (other than those related to employment or incentive arrangements) with the Company that is material to the Company within the last 12 months, in each case, of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

Section 3.22  Suppliers and Vendors.  Set forth in Section 3.22 of the Company Disclosure Schedule is a list of the twenty largest merchandise vendors of the Company and the Company Subsidiaries based on the dollar value of materials or products purchased by the Company and the Company Subsidiaries for the fiscal year ended February 3, 2007. As of the date of this Agreement, the existing suppliers of the Company are adequate for the operation of the business of the Company and the Company Subsidiaries as presently conducted. Except as would not have a Company Material Adverse Effect, since February 3, 2007 and through the date hereof, (a) the Company has not received any written notice or threat of any material change in relations with any of the major suppliers of the Company or the Company Subsidiaries, the result of which would be material and adverse to the Company and the Company Subsidiaries taken as a whole, and (b) the Company has not received from any of the major suppliers of the Company or any Company Subsidiaries any written notices of termination or material alteration of any Contract or business relationship governed thereby and, to the Company’s knowledge, no other party to any such Contract intends or has indicated in writing an intent to (i) terminate, (ii) not renew or extend (if contemplated by the terms thereof and requested by the Company), (iii) seek to amend or modify, or (iv) not fully perform its obligations under any Contract.

Section 3.23  Inventory.  Except as would not have a Company Material Adverse Effect, as of the date hereof, all inventory of the Company and the Company Subsidiaries, whether or not reflected in the latest balance sheet included in the Company SEC Reports, consist of a quality and quantity usable and saleable in the Company’s and the Company Subsidiaries’ ordinary course of business, except for obsolete items and items of below-standard quality, all of which have been or will be written-off or written-down to net realizable value on the balance sheet included in the Company’s SEC Reports, and except for inventory items having an aggregate value not to exceed $3,000,000.

Section 3.24  No Other Representations or Warranties; Investigation by Parent.  Parent and Merger Sub each acknowledges and agrees that (a) it has had an opportunity to discuss the business of the Company and the Company Subsidiaries with the management of the Company, (b) it has had reasonable access to (i) the books and records of the Company and the Company Subsidiaries and (ii) the electronic dataroom maintained by the Company through Merrill Corporation for purposes of the transactions contemplated by this Agreement, (c) it has been afforded the opportunity to ask questions of and receive answers from officers of the Company and (d) except for the representations and warranties contained in this Section 3, and any certificates delivered by the Company in connection with Closing, neither Parent nor Merger Sub have relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to the Company or with respect to any information provided to or made available to Parent or Merger Sub in connection with the transaction contemplated hereunder. Neither the Company nor any other person will have or be subject to any liability or indemnification obligation to Parent, Merger Sub or any other person resulting from the distribution to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub in certain data rooms or management presentations in expectation of the transactions contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in this Section 3 or in the corresponding section of the Company Disclosure Schedule.

Section 4.  Representations and Warranties of Parent.

Except as set forth in the disclosure schedule delivered by Parent to the Company on the date hereof (the “Parent Disclosure Schedule”), Parent and Merger Sub hereby jointly and severally make the representations and warranties set forth in this Section 4 to the Company. The section numbers of the Parent Disclosure Schedule are numbered to correspond to the section numbers of this Agreement to which they refer. Any information set forth in one section of the Parent Disclosure Schedule will be deemed to apply to each other section or subsection of this Agreement to which its relevance is reasonably apparent.

Section 4.1  Organization.  Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Parent and Merger Sub are duly qualified or otherwise authorized to transact business as a foreign corporation or organization in each jurisdiction where the character of the properties owned, leased or operated by them or the nature of their business makes such qualification or authorization necessary, except for such failures to be so qualified or licensed and in good standing that would not reasonably be likely to prevent or materially delay Parent and Merger Sub’s ability to consummate the transactions contemplated hereby (a “Parent Material Adverse Effect”). Parent has made available to the Company a complete and correct copy of the articles of incorporation, charter, bylaws or other applicable governing instruments of Parent and Merger Sub.

Section 4.2  Authority to Execute and Perform Agreement.  Parent and Merger Sub have the necessary corporate power and authority to enter into, execute and deliver this Agreement and to perform fully their obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, except to the extent that enforcement of the rights and remedies created hereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). No vote of holders of capital stock of Parent is necessary to approve this Agreement and the Merger and other transactions contemplated hereby.

Section 4.3  No Conflict; Required Filings and Consents.

(a) The execution and delivery by Parent and Merger Sub of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, (i) violate (A) any provision of the articles of incorporation, charter, bylaws or other organizational documents of Parent or Merger Sub, (B) subject to the filings and other matters referred to in Section 4.3(b), any Law applicable to Parent or Merger Sub or their properties or assets, or (C) any Contract to which Parent or Merger Sub is a party or by which their respective assets or properties are bound in any material respect, or (ii) require the consent of, or registration, declaration or filing with, any third party under any Contract to which Parent or Merger Sub is a party or by which their respective assets or properties are bound, except, in the case of clauses (i)(B), (i)(C) and (ii) above, for such violations, consents, registrations, declarations and filings that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(b) No consent of, or registration, declaration or filing with, any third party or Governmental Entity is required to be obtained or made by or with respect to Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) filing of a pre-merger notification report under the HSR Act, (ii) the filing with the SEC of such reports under Section 13 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iii) the filing of the Articles of Merger with the Secretary of State of the State of Tennessee and any appropriate documents with the relevant authorities of the other jurisdictions in which Parent or Merger Sub is qualified to do business, (iv) compliance with and filings under the merger control, competition or fair trade Laws of any foreign jurisdiction, if and to the extent required, (v) as set forth in Section 4.3 of the Parent Disclosure Schedule and (vi) such items that have not had and are not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.4  Information in the Proxy Statement.  The information supplied in writing by Parent and Merger Sub expressly for inclusion in the Proxy Statement will not contain at the time it is first mailed to the shareholders of the Company or at the time of the Company Shareholders Meeting, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 4.5  Litigation.  As of the date hereof, there is no Action pending or, to the knowledge of Parent, threatened, against Parent or any of its affiliates before any Governmental Entity that would or seeks to delay or prevent the consummation of the Merger. As of the date hereof, neither Parent nor any of its affiliates is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Parent, continuing investigation by, any Governmental Entity, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Entity that would or seeks to delay or prevent the consummation of the Merger.

Section 4.6  Financing.  Parent has delivered to the Company a true and complete copy of the Debt Commitment Letter, dated as of the date hereof (the “Commitment Letter”), made by UBS Loan Finance LLC and UBS Securities LLC (together, the “Lender”), and accepted by Parent, pursuant to which the Lender has committed to provide the debt financing (the “Financing”) to Parent that is necessary to consummate the transactions contemplated hereby. The Commitment Letter is, as of the date of this Agreement, in full force and effect in the form so delivered. The Commitment Letter has not been amended in any respect that could reasonably be expected to impair or delay the availability of the financing contemplated thereby on the Closing Date. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in or contemplated by the Commitment Letter (the “Disclosed Conditions”), and no Person (including, without limitation, the Lender) has any contractual right to impose (i) any condition precedent to such funding other than the Disclosed Conditions or (ii) any reduction to the aggregate amount available under the Commitment Letter on the Closing Date (or any term or condition which would have the effect of reducing the aggregate amount under the Commitment Letter on the Closing Date). Parent has fully paid all commitment fees required to be paid prior to the Closing Date in connection with the Commitment Letter. The aggregate proceeds contemplated by the Commitment Letter, together with other sources of capital available to Parent, will be sufficient when funded for Parent and the Surviving Corporation to pay the aggregate Merger Consideration (including any applicable Merger Consideration in consideration of the conversion of the Company Preferred Stock and the Convertible Debentures) and the Cash Out Amount, to refinance any outstanding indebtedness of the Company contemplated hereby to be so refinanced, to redeem the Company Preferred Stock (if applicable), to consummate the Employee Preferred Stock Tender Offer (if applicable), and to pay all fees and expenses payable by Parent in connection with the Financing, the Merger or any other transactions contemplated by this Agreement. As of the date of this Agreement, Parent does not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to Merger Sub on the Closing Date. For avoidance of doubt, it shall not be a condition to Closing for Parent or Merger Sub to obtain the Financing or any alternative financing.

Section 4.7  Parent and Merger Sub.

(a) Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein.

(b) As of the date hereof and through and including the Effective Time, Parent shall own all of the equity securities of Merger Sub.

(c) Each of Parent, Merger Sub and their respective affiliates do not own (directly or indirectly, beneficially or of record) and is not a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of the Company (other than as contemplated by this Agreement). There are no Contracts between Parent, Merger Sub or any affiliate thereof, on the one hand, and any member of the Company’s management or directors, on the other hand, as of the date hereof that relate in any way to the Company or the transactions contemplated by this Agreement. Prior to the Company Board of Directors approving this Agreement, the Merger and the other transactions contemplated hereby for purposes of the applicable provisions of the Tennessee Business Combination Act, neither Parent nor Merger Sub, alone or acting together with any other person as a group, was at any time, or became, an “interested shareholder” of the Company thereunder or has taken any action that would cause any anti-takeover statute under the Tennessee Business Combination Act to be applicable to this Agreement.

(d) Parent has filed all forms, reports, registrations, statements, certifications and other documents required to be filed by it with, or furnished by Parent to, the SEC for all periods beginning on or after January 1, 2004, including each document required to be filed by Parent with the SEC in connection with the Merger and the related transactions (the “Parent SEC Reports”). The Parent SEC Reports were prepared in accordance with the applicable requirements of the Exchange Act and the Securities Act, and did not, as of their respective dates, contain any untrue statement of a material fact or omit to state a material fact required to be stated or incorporated by reference therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC. To the knowledge of Parent, as of the date hereof, none of the Parent SEC Reports is the subject of ongoing SEC review.

Section 4.8  Brokers.  Other than UBS Investment Bank and Peter J. Solomon Securities Company, LLC, no broker, finder, agent or similar intermediary has acted on behalf of Parent or Merger Sub in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders’ fees or similar fees or commissions payable in connection herewith based on any agreement, arrangement or understanding with Parent or Merger Sub or any of their respective affiliates, or any action taken by Parent or Merger Sub or any of their respective affiliates.

Section 4.9  Solvency.  As of the Effective Time, immediately after giving effect to all of the transactions contemplated by this Agreement, including the Financing, any alternative financing and the payment of the aggregate Merger Consideration (including any applicable Merger Consideration in consideration of the conversion of the Company Preferred Stock and the Convertible Debentures) and the Cash Out Amount, the redemption of the Company Preferred Stock (or the funding of a trust for such purpose), amounts required to consummate the Employee Preferred Stock Tender Offer (if applicable), any other repayment or refinancing of debt that may be contemplated in the Commitment Letter, and payment of all related fees and expenses, the Surviving Corporation and Parent will be Solvent. For purposes of this Section 4.9, the term “Solvent” with respect to the Surviving Corporation and Parent means that, as of any date of determination, (a) the amount of the fair saleable value of the assets of Parent and the Surviving Corporation and their respective Subsidiaries, taken as a whole, exceeds, as of such date, each of (i) the value of all liabilities of Parent and the Surviving Corporation and their respective Subsidiaries, taken as a whole, including contingent and other liabilities, as of such date, as such terms are generally determined in accordance with the applicable Tennessee, Indiana and federal Laws governing determinations of the solvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of Parent, the Surviving Corporation and their respective Subsidiaries, taken as a whole, on their existing debts (including contingent liabilities) as such debts become absolute and matured; (b) Parent and the Surviving Corporation will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which they are engaged or proposed to be engaged following such date; (c) Parent and the Surviving Corporation will be able to pay their respective liabilities, including contingent and other liabilities, as they mature in the ordinary course of business; and (d) the satisfaction of any other solvency requirement set forth in the TBCA or pursuant to Indiana or federal Laws applicable to Parent or the Surviving Corporation. It is agreed and understood that Parent will obtain an opinion or opinions of a firm experienced in rendering such opinions as to the solvency of Parent following the transactions contemplated hereby. Parent will make available to the Company (for the Company’s reference but not reliance) a true, complete and correct copy of the solvency opinions referred to in the immediately preceding sentence promptly after delivery thereof to Parent.

Section 4.10  No Other Representations or Warranties.  Except for the representations and warranties contained in this Section 4, and any certificate delivered by Parent or Merger Sub in connection with Closing, the Company acknowledges and agrees that none of Parent, Merger Sub or any other person on behalf of Parent or Merger Sub makes, nor has the Company relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided to or made available to the Company in connection with the transactions contemplated hereunder. Except as provided in Section 6.8, neither Parent, Merger Sub nor any other person will have or be subject to any liability or indemnification obligation to the Company or any other person resulting from the distribution to the Company, or the Company’s use of, any such information, including any information, documents, projections, forecasts or other material made available to the Company in certain data rooms or management presentations in expectation of the transactions contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in this Section 4 or in the corresponding section of the Parent Disclosure Schedule.

Section 5.  Conduct of Business Pending the Merger; No Solicitation; Employee Matters.

Section 5.1  Conduct of Business.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company and each Company Subsidiary shall, except as required by Law, as contemplated by this Agreement, as set forth on Section 5.1 of the Company Disclosure Schedule or to the extent that Parent shall otherwise consent in writing (not to be unreasonably withheld, conditioned or delayed), conduct their respective businesses in the ordinary course on a basis consistent with past practice. Without limiting the generality of the foregoing, and to the extent consistent therewith, without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), during the period from the date hereof and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company shall observe the following covenants, in each case except as required by Law or as contemplated by this Agreement or as set forth on Section 5.1 of the Company Disclosure Schedule:

(a) Affirmative Covenants Pending Closing. The Company shall:

(i) Preservation of the Business; Maintenance of Properties, Material Contracts. Use reasonable best efforts, on a basis consistent with past practices, to (A) preserve the business of the Company and the Company Subsidiaries, including without limitation, keeping available the services of the current officers, employees and consultants of the Company and the Company Subsidiaries and to preserve the present relationships of the Company and the Company Subsidiaries with customers, suppliers and other persons with which the Company or any Company Subsidiary has significant business relations, (B) advertise, promote and market the Company’s products, (C) keep the Company’s and the Company Subsidiaries’ material properties substantially intact, preserve their goodwill and business, and maintain all physical properties in good repair and condition, (D) perform and comply in all material respects with the terms of the Material Contracts, and (E) maintain, and comply in all material respects with, all material Permits;

(ii) Insurance. Use reasonable best efforts to keep in effect general liability, casualty, product liability, worker’s compensation, directors’ and officers’ liability and other material insurance policies in coverage scope and amounts substantially similar to those in effect at the date hereof;

(iii) Convertible Debentures and Preferred Stock. Deliver or cause to be timely delivered to the holders of Convertible Debentures and the Company Preferred Stock all notices required pursuant to the terms of the Indenture and the Company’s charter and bylaws in connection with the Merger; and

(b) Negative Covenants Pending Closing. The Company shall not and shall cause the Company Subsidiaries not to:

(i) Compensation. (1) Change the compensation payable to any officer, employee, agent or consultant or enter into or amend any employment, change in control, bonus, severance, termination, retention or other agreement or arrangement with any officer, employee, agent or consultant of the Company or a Company Subsidiary, or adopt, or increase the benefits (including fringe benefits), severance or termination pay under, any employee benefit plan or agreement or otherwise, except (A), in each case, as required by Law or in accordance with existing agreements or Plans, (B) in the case of compensation for officers (other than executive officers), employees, agents or consultants, in the ordinary course of business consistent with past practice, and (C) other than any separation, retention or incentive agreement entered into after the date hereof with any non-executive officer of the Company or any Company Subsidiary pursuant to which the aggregate benefits (to the extent additional to existing benefits of a similar nature) do not exceed $250,000 in the aggregate or $25,000 for any person individually, provided the Company provides Parent at least two (2) business days prior written notice, or (2) make any prohibited loans or advances to any of its officers, employees, agents or consultants, or make any material change in its existing borrowing or lending arrangements for or on behalf of any such persons pursuant to a Plan or otherwise; provided, however, that, subject to the remaining provisions of Section 5.1(b), the foregoing clauses (1) and (2) shall not restrict the Company or any of the Company Subsidiaries from entering into or making available to newly hired employees or to employees in the context of promotions based on job performance or workplace requirements, in each case in the ordinary course of business, plans, agreements, benefits and compensation arrangements (including incentive grants, but excluding any plans, Contracts, benefits or arrangements that could result in the obligation on the part of the Surviving Corporation to make any material payments in connection with the consummation of the Merger or the termination of such person’s employment after the consummation of the Merger) that have a value that is consistent with the past practice of making compensation and benefits available to newly hired or promoted employees in similar positions;

(ii) Capital Stock. Split, combine or reclassify any of its capital stock or make any change in the number of shares of its capital stock authorized, issued or outstanding or grant, sell or otherwise issue or authorize the issuance of any share of capital stock, any other voting security or any security convertible into, or any option, warrant or other right to purchase (including any equity-based award), or convert any obligation into, shares of its capital stock or any other voting security, declare, set aside, make or pay any dividend or other distribution with respect to any shares of its capital stock, sell or transfer any shares of its capital stock, or acquire, redeem or otherwise repurchase any shares of its capital stock or any rights, warrants or options to purchase any of its capital stock, or any securities convertible into or exchangeable for any such shares; provided, however, that the foregoing clause shall not restrict: (1) the exercise of Company Options and ESPP Options outstanding as of the date hereof and the Company’s obligation to issue shares of Company Common Stock upon any such exercise, (2) the repurchase or cancellation of Restricted Shares or other shares of Company Common Stock in accordance with the terms of the applicable award agreements or similar arrangements to satisfy withholding obligations upon the vesting of Restricted Shares or the exercise of Company Options, or (3) the conversion or redemption of Company Preferred Stock in accordance with the Company’s charter, and the Company’s obligation to issue shares of Company Common Stock upon any such conversion, (4) the conversion of any of the Convertible Debentures in accordance with the terms of such securities and the Indenture as of the date hereof, the Company’s obligation to issue shares of Company Common Stock upon any such conversion and the Company’s right to deliver, in lieu of shares of Company Common Stock, cash or a combination of cash and shares of Company Common Stock upon such conversion or (5) the payment of regular quarterly cash dividends with respect to the Company Preferred Stock in accordance with the Company’s charter;

(iii) Charter, By Laws and Directors. Amend, or otherwise alter or modify in any respect, the charter or bylaws of the Company or any Company Subsidiary;

(iv) Disposition of Assets. Except as provided in the Company financial budget and plans previously made available to Parent, sell or transfer, or mortgage, pledge, lease, license, terminate any lease or license, or otherwise dispose of or encumber any tangible or intangible asset or related assets of the Company with a value in excess of $3,000,000, other than sales and non-exclusive licenses of products and services of the Company and the Company Subsidiaries in the ordinary course of business consistent with past practice and other than Permitted Liens;

(v) Capital Expenditures. Except as provided in the Company financial budget and plans previously made available to Parent, authorize any single capital expenditure, or a series of related expenditures, in excess of $3,000,000;

(vi) Accounting Policies. Except as may be required as a result of a change in Law or GAAP (or any interpretation thereof), change any of the accounting practices or principles used by the Company or by any Company Subsidiary;

(vii) Writing Up or Down Assets. Except as provided in the Company financial budget and plans previously made available to Parent, write up, write down or write off the book value of any material assets of the Company and the Company Subsidiaries, other than (i) in the ordinary course of business and consistent with past practice or (ii) as may be required by GAAP or the Financial Accounting Standards Board;

(viii) Legal. Settle or compromise any pending or threatened Action that (a) is material to the Company and the Company Subsidiaries taken as a whole, (b) requires payment to or by the Company or any Company Subsidiary (exclusive of attorney’s fees, including success fees) in excess of $3,000,000, (c) involves restrictions on the business activities of the Company that would be material to the Company and the Company Subsidiaries taken as a whole, or (d) would involve the issuance of Company securities;

(ix) Extraordinary Transactions. Adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, or recapitalization of the Company or any of the Company Subsidiaries (other than this Agreement and the Merger);

(x) Plans. Except as required by Law (including Section 409A of the Code) or Contracts (including Plans) in existence on the date hereof or as set forth on Section 5.1(b)(x) of the Company Disclosure Schedule, establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees of the Company or any Company Subsidiary, pay any discretionary bonuses to any director, officer or employee of the Company or any Company Subsidiary, except for the exercise of discretionary elements under existing Plans or arrangements, or change in any material respect the manner in which contributions to any such Plan or arrangement are made or the basis on which such contributions are determined;

(xi) Taxes. Except in each case as required by Law or Treasury Regulation, make, revoke or change any material Tax election, file any amended Tax Return with respect to any material Tax, settle or compromise any material federal, state, local or foreign Tax liability, surrender any right to claim a material Tax refund, waive any statute of limitations in respect of a material amount of Taxes, agree to an extension of time with respect to an assessment or deficiency for a material amount of Taxes or change any annual Tax accounting period;

(xii) Representations and Warranties. Purposefully and knowingly take any action that would result in any representation or warranty of the Company and the Company Subsidiaries becoming untrue in any material respect at the Closing, to the extent such breach would reasonably be expected to cause any condition set forth in Section 7 not to be satisfied at the Closing.

(xiii) New Line of Business. Enter into any new line of business other than the development and testing of concepts reasonably related to the current businesses of the Company and the Company Subsidiaries, or discontinue any significant and material line of business.

(xiv) Other. (A) Acquire (by merger, consolidation, acquisition of stock or assets, joint venture or otherwise or through a direct or indirect ownership interest or investment) any Person or division thereof, except that the Company can engage in such acquisition having a transaction price less than $3,000,000 without obtaining Parent’s prior consent; (B) incur, assume or prepay any indebtedness for borrowed money for any indebtedness in an aggregate amount in excess of $3,000,000, except to refund or refinance commercial paper or in the ordinary course of business (including for purposes of funding working capital in the ordinary course of business) consistent with past practice; (C) incur, assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any indebtedness for borrowed money of any other Person in an aggregate amount in excess of $3,000,000, except the incurrence of, guarantee with respect to or provision of credit support for, indebtedness of the Company or any of Company Subsidiary for borrowed money under the Company’s or Company Subsidiaries’ existing credit facilities in the ordinary course of business; (D) make any loans, advances or capital contributions to, or investments in, any other Person, except in the ordinary course of business consistent with past practice; (E) pledge or otherwise encumber shares of capital stock or other voting securities of any of the Company’s Subsidiaries, other than Permitted Liens; (F) mortgage or pledge any of its material assets, tangible or intangible, or create any Lien thereupon (other than Permitted Liens or Liens arising under and created by the Contracts without any breach thereof or hereof or default thereunder or hereunder); (G) enter into any Material Contract other than in the ordinary course of business consistent with past practice to the extent such Contract would be material to the Company and the Company Subsidiaries, taken as a whole; (H) voluntarily terminate or modify in any material adverse respect any Material Contract; (I) enter into material supply agreements with suppliers, except in the ordinary course of business consistent with past practice; or (J) enter into any foreign exchange contract or other hedging contract except in the ordinary course of business consistent with past practice;

(xv) Obligations. Obligate itself to do any of the foregoing.

(c) No Control of the Company’s Business. Parent acknowledges and agrees that: (i) nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or the Company Subsidiaries’ operations prior to the Effective Time, (ii) prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations, and (iii) notwithstanding anything to the contrary set forth in this Agreement, no consent of Parent shall be required with respect to any matter set forth in Section 5.1 or elsewhere in this Agreement to the extent the requirement of such consent would be inconsistent with applicable Law.

Section 5.2  No Solicitation.

(a) The Company has ceased and caused to be terminated all existing solicitations, discussions, contacts and negotiations with any persons with respect to any inquiry, offer or proposal from any person or group other than Parent or any of its affiliates relating to any transaction or proposed transaction or series of related transactions involving: (A) any direct or indirect acquisition or purchase by any person or “group” (as defined under Section 13(d) of the Exchange Act) of a twenty percent (20%) interest or more in either the total outstanding shares of equity or voting securities of the Company or any Company Subsidiary or the total outstanding shares of any class of equity securities of the Company or any Company Subsidiary, or any tender offer or exchange offer that if consummated would result in any person or “group” beneficially owning twenty percent (20%) or more of the total outstanding shares of equity or voting securities of the Company or the total outstanding shares of any class of equity securities of the Company or any Company Subsidiary, (B) any sale or disposition of consolidated assets of the Company (including for this purpose the outstanding assets, rights and equity securities of the Company Subsidiaries) to any person or “group” for consideration equal to fifteen percent (15%) or more of the aggregate fair market value of all of the outstanding shares of Company Common Stock, or (C) any consolidation, merger, business combination, recapitalization, liquidation, dissolution or similar transaction with respect to the Company or any Company Subsidiary (any of the foregoing inquiries, offers or proposals being an “Acquisition Proposal”). Except as provided in Section 5.2(b), (c) or (d), from the date hereof, until the earlier of the termination of this Agreement or the Effective Time, the Company shall not and shall not authorize or permit its officers, directors, employees, investment bankers, attorneys, accountants, consultants, financial or other advisors or other agents or those of any Company Subsidiary (collectively, “Representatives”) to, directly or indirectly, (i) solicit, initiate or knowingly encourage or take any other action to knowingly facilitate the submission of an Acquisition Proposal, (ii) enter into any letter of intent, memorandum of understanding, agreement, option agreement or any agreement or arrangement with respect to any Acquisition Proposal, (iii) enter into, continue, participate, engage or knowingly assist in any manner in contacts, negotiations or discussions with, or provide any non-public information or data to, any person (other than Parent, Merger Sub or any of their respective affiliates or Representatives) relating to any Acquisition Proposal, or grant any waiver, amendment or release under any standstill, or (iv) take any action to, other than as contemplated by this Agreement in connection with the Merger, render the Company Rights issued pursuant to the terms of the Company Rights Agreement inapplicable to an Acquisition Proposal or the transactions contemplated thereby, exempt or exclude any person from the definition of an Acquiring Person (as defined in the Company Rights Agreement) under the terms of the Company Rights Agreement or allow the Company Rights to expire prior to their expiration date or otherwise amend the Company Rights Agreement. For purposes of this Section 5.2 only, “Company Subsidiary” means any Subsidiary of the Company whose business constitutes 25% or more of the net revenues, net income or assets (based on fair market value) of the Company and the Company Subsidiaries taken as a whole.

(b) Notwithstanding the foregoing, prior to obtaining the Company Shareholder Approval, the Company (i) may (and may authorize and permit its Representatives to), pursuant to a confidentiality agreement, which shall contain provisions no less favorable in any material respect to the Company than the Confidentiality Agreement (except for such changes as are necessary to allow the Company to comply with the terms of this Agreement), furnish information concerning, and provide access to, its business, properties, employees and assets to any Person (and its Representatives acting in such capacity) that has made an Acquisition Proposal, provided that any such information must be provided to Parent prior to or substantially concurrent with the time of its provision to such third party to the extent not previously made available to Parent, and (ii) may participate, engage or assist in any manner in negotiations and discussions with any Person (and its Representatives acting in such capacity) that has made an Acquisition Proposal with respect to such Acquisition Proposal or inquiry if, but only if, in the case of both clause (i) and (ii): (x) such Acquisition Proposal provides for any Person or group to acquire, directly or indirectly, a majority of the issued and outstanding shares of Company Common Stock (or a majority of the voting securities of any surviving corporation in a merger or consolidation with the Company) or provides for the acquisition of all or substantially all of the consolidated assets of the Company (a “Takeover Proposal”); (y) such Takeover Proposal was not solicited or initiated in violation of Section 5.2(a) by the Company or by any of its Representatives, and the Company Board of Directors (or any committee thereof authorized to act in such capacity) determines in good faith, after consultation with its financial advisor and outside counsel, that such Takeover Proposal is more favorable than the Merger, from a financial point of view, to the Company’s shareholders taking into account all of the terms and conditions of such proposal and this Agreement (including any binding written and complete proposal (including all schedules and exhibits) to amend the terms of this Agreement) and for which financing, to the extent required, is, or is reasonably likely to be, committed on terms and conditions that the Company Board of Directors (or any committee thereof authorized to act in such capacity) determines, after consultation with its financial advisor, are reasonably likely to result in disbursement sufficient for consummation of the transactions contemplated by the Takeover Proposal; and (z) in the good faith opinion of the Company Board of Directors (or any committee thereof authorized to act in such capacity), after consultation with outside legal counsel, providing such information or access or participating, engaging or assisting in such negotiations or discussions is or would be in the best interests of the Company and its shareholders and that the failure to take such action is or would be inconsistent with the Company Board of Directors’ fiduciary duties to the Company’s shareholders under applicable Law (a Takeover Proposal which satisfies clauses (x), (y) and (z) being referred to herein as a “Superior Proposal”). The Company shall promptly, and in any event within 48 hours after receipt of any bona fide inquiries, proposals or offers received by, any request for information from, or any negotiations sought to be initiated or continued with, either the Company or its Representatives concerning an Acquisition Proposal, notify Parent orally and in writing and disclose the material terms of such inquiry, offer, proposal or request and, in the case of written materials provided to the Company, provide Parent copies or written summaries of such materials as promptly as reasonably practicable. The Company will keep Parent informed on a reasonably prompt basis of the status and any discussions or negotiations (including amendments and proposed amendments) relating to any Takeover Proposal or other bona fide inquiry, offer, proposal or request.

(c) Except as set forth in this subsection (c), neither the Company Board of Directors nor any committee thereof shall (i) withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval or recommendation of the Company Board of Directors of this Agreement or the Merger or publicly announce that it has resolved to take such action (any such action under this clause (i), a “Change in Recommendation”), (ii) approve, recommend or adopt or publicly propose to approve, recommend or adopt any Acquisition Proposal or (iii) approve, recommend, adopt or allow the Company to enter into any letter of intent, memorandum of understanding, option agreement or similar arrangement with respect to any Acquisition Proposal. Notwithstanding the foregoing, in response to a Takeover Proposal that did not arise from a breach by the Company of Section 5.2(a), prior to the Company Shareholder Approval (x) the Company Board of Directors (or any committee thereof authorized to act in such capacity) shall be permitted to make a Change in Recommendation if it determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with the Company Board of Directors’ fiduciary duties to the Company’s shareholders under applicable Law and (y) the Company may enter into a definitive agreement with respect to such Takeover Proposal if the Company Board of Directors (or a committee thereof authorized to act in such capacity) has made the determination in clause (x), has determined in good faith, after consultation with its financial advisor and outside legal counsel, that such Takeover Proposal constitutes a Superior Proposal and, concurrently with entering into such definitive agreement, terminates this Agreement pursuant to Section 8.1(g) and immediately pays the applicable termination fee as a condition to such termination. The Company shall not be entitled to terminate pursuant to Section 8.1(g), effect a Change in Recommendation or enter into an agreement with respect to a Superior Proposal unless and until (A) after the third business day following Parent’s receipt of a written notice (a “Notice of Superior Proposal”) from the Company advising Parent that the Company intends to take such action and specifying the reasons therefor, including the material terms and conditions of the Superior Proposal that is the basis of such action in such Notice of Superior Proposal and stating that the Company intends to terminate this Agreement pursuant to Section 8.1(g) or effect a Change in Recommendation, as applicable (it being understood and agreed that (1) in determining whether to cause or permit the Company to so terminate this Agreement, the Company Board of Directors (or a committee thereof authorized to act in such capacity) shall take into account any changes to the financial terms of this Agreement proposed by Parent to the Company in any binding written and complete proposal (including all schedules and exhibits and any necessary amendments to the terms of this Agreement) in response to a Notice of Superior Proposal or otherwise, and (2) any material amendment to the financial terms of such Superior Proposal shall require a new Notice of Superior Proposal and a new three business day period), (B) the Company has complied in all material respects with this Section 5.2 and (C) in the case of a termination pursuant to Section 8.1(g) or entrance into an agreement for a Superior Proposal, the Company has paid, or caused to be paid to, Parent all amounts due Parent pursuant to Section 8.2 of this Agreement as a result of a termination pursuant to Section 8.1(g).

(d) Nothing contained in this Section 5.2 or any other provision of this Agreement shall prohibit the Company or the Company Board of Directors (or any committee thereof authorized to act in such capacity) from making a Change in Recommendation, or from taking and disclosing to the Company’s shareholders a position with respect to any tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any similar disclosure to the Company’s shareholders with respect to any Takeover Proposal, if in any such case the Company’s Board of Directors (or any committee thereof authorized to act in such capacity) determines in good faith (after consultation with its outside legal counsel) that it is required to do so under applicable Law, provided that any such disclosure (other than a recommendation of rejection of such tender or exchange offer or other Takeover Proposal or a

“stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a Change in Recommendation if it satisfies the definition thereof under Section 5.2(c)(i), unless the Company Board of Directors expressly reaffirms its recommendation of the Merger at least two business days prior to the Company Shareholders Meeting.

Section 5.3  Employee Matters.

(a) Except as provided in Section 5.3(a) of the Company Disclosure Schedule, from the Effective Time to the date that is twelve (12) months after the Effective Time (the “Benefits Continuation Period”), the Surviving Corporation shall pay or cause to be paid to each employee who continues as an employee of the Company, the Company Subsidiaries or the Surviving Corporation during the Benefits Continuation Period (the “Continuing Employees”) salary, wages, cash incentive opportunities, severance, medical benefits and other welfare benefit plans programs and arrangements which are at least comparable in the aggregate to those provided prior to the Closing Date under the Plans or otherwise (including the bonus programs previously approved for fiscal 2008), excluding any equity-based plans; provided, that with respect to Continuing Employees who are subject to employment and/or change in control agreements or arrangements that have not been superseded by agreements with Parent (the “Employment Agreements”), the Surviving Corporation shall expressly assume such Employment Agreements and fulfill all obligations thereunder; provided, further, that, except for those Continuing Employees that are party to the Employment Agreements, neither this Section 5.3(a) nor any other provision of this Agreement shall be deemed a guarantee of employment for such Continuing Employees with the Company or any Company Subsidiary. The Surviving Corporation shall expressly assume the Company’s Deferred Income Plan dated as of July 1, 2000, as amended, and fulfill all obligations thereunder. During the Benefits Continuation Period, the Surviving Corporation shall pay, subject to such terms and conditions as it shall establish and the terms of applicable Employment Agreements, any such Continuing Employee whose employment is involuntarily terminated by Parent, the Surviving Corporation or any of their Subsidiaries without cause an amount of severance pay in cash equal to the amount of cash severance pay that would have been payable to such Continuing Employee under the terms of the severance policy maintained by the Company and applicable to such Continuing Employee immediately prior to the date of this Agreement or, if applicable, such Continuing Employee’s Employment Agreement.

(b) The Surviving Corporation shall (i) waive any applicable pre-existing condition exclusions and waiting periods with respect to participation and coverage requirements in any replacement or successor welfare benefit plan of the Surviving Corporation that a Continuing Employee is eligible to participate in following the Effective Time to the extent such exclusions or waiting periods were inapplicable to, or had been satisfied by, such Continuing Employee immediately prior to the Effective Time under the relevant Plan in which such Continuing Employee participated, (ii) provide each such Continuing Employee with credit for any co-payments and deductible paid prior to the Effective Time (to the same extent such credit was given under the analogous Plan prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements and (iii) to the extent that any Continuing Employee is allowed to participate in any employee benefit plan of Parent, the Surviving Corporation or any of their subsidiaries following the Effective Time, cause such plan to recognize the service of such Continuing Employee with the Company and the Company Subsidiaries prior to the Effective Time for purposes of eligibility to participate, vesting and benefit accrual (but not for benefit accrual under any defined benefit, retiree welfare or similar plan) to the extent of such service. Parent will make arrangements with its insurance carriers prior to Closing to ensure the results specified in this Section 5.3(b).

(c) Parent and Company acknowledge and agree that the provisions contained in this Section 5.3 shall not interfere with the right of Parent or the Surviving Corporation to amend, modify or terminate any Plan (subject to the provisions of Section 5.3(a) and (b) above) or to terminate the employment of any Continuing Employee for any reason, subject to the terms of applicable Employment Agreements.

(d) Prior to the Effective Time, the Company shall take all such steps as may be reasonably necessary (to the extent permitted under applicable Law) to cause any dispositions of the Company Common Stock (including derivative securities with respect to the Company Common Stock) resulting from the Merger or the other transactions contemplated by Section 2 of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

(e) Nothing in this Section 5.3 shall give any Company Employee any right under this Agreement.

Section 5.4  Employee Preferred Stock Tender Offer.

(a) The Company agrees to provide all reasonable cooperation reasonably requested by Parent, at Parent’s sole expense, in connection with a tender offer and consent solicitation (the “Employee Preferred Stock Tender Offer”) conducted by Parent in respect of the outstanding shares of the Company’s Employees’ Subordinated Convertible Preferred Stock (the “Employee Preferred Stock”). If this Agreement is terminated prior to the Effective Time, Parent shall (or shall cause Merger Sub to), promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or the Company Subsidiaries in connection with such cooperation. If this Agreement is terminated prior to the Effective Time, Parent and Merger Sub shall, on a joint and several basis, indemnify and hold harmless the Company, the Company Subsidiaries and their respective Representatives for and against any and all losses suffered or incurred by them in connection with the Employee Preferred Stock Tender Offer.

(b) The Employee Preferred Stock Tender Offer shall provide for a per share offer at an amount of cash equal to the Per Share Price and shall provide, as conditions, (i) the prior or simultaneous consummation of the Merger and (ii) that the holders of Employee Preferred Stock grant their proxies to vote in favor of approval of (A) this Agreement, (B) the transactions contemplated hereby including the Merger, (C) an amendment to the Company’s charter to allow for the redemption of the Employee Preferred Stock following the consummation of the Merger at an amount of cash equal to the Per Share Price, and (D) any other matters included by the Company in the Proxy Statement for the Company Shareholders Meeting, (the “Employee Preferred Stock Consents”). The Employee Preferred Stock Tender Offer shall be made pursuant to an Offer to Purchase and Consent Solicitation Statement and related letters of transmittal and similar ancillary agreements prepared by Parent in connection with the Employee Preferred Stock Tender Offer in form and substance reasonably satisfactory to the Company and in compliance as to form in all material respects with applicable SEC requirements and in accordance with all requirements under the Tennessee Investor Protection Act as applicable. The Company and its counsel shall be given a reasonable opportunity to review and comment on any materials that are to be provided holders of Employee Preferred Stock in connection with the Employee Preferred Stock Tender Offer, and Parent shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company and its counsel. Parent will not waive the conditions regarding the prior or simultaneous consummation of the Merger or the Employee Preferred Stock Consents to the Employee Preferred Stock Tender Offer without the prior written consent of the Company.

(c) If at any time prior to the acceptance of Employee Preferred Stock pursuant to the Employee Preferred Stock Tender Offer any event should occur that is required by applicable Law to be set forth in an amendment of, or a supplement to, the Employee Preferred Stock Tender Offer Documents, Parent will prepare and disseminate such amendment or supplement; provided, however, that prior to such dissemination, Parent shall consult with Parent with respect to such amendment or supplement and shall afford the Company and its counsel reasonable opportunity to comment thereon. Parent will notify the Company at least 48 hours prior to the dissemination of the Employee Preferred Stock Tender Offer documents, or 24 hours prior to the mailing of any amendment or supplement thereto, to the Employee Preferred Stockholders.

(d) For avoidance of doubt, neither the making nor consummation of the Employee Preferred Stock Tender Offer, nor the approval of the Company shareholders of the amendment to the Company’s charter referred to in Section 5.4(b)(C), shall be a condition to Closing for the Company, Parent or Merger Sub.

Section 6.  Additional Agreements.

Section 6.1 Proxy Statement. The Company shall, as soon as practicable following the date hereof, prepare and file with the SEC the Proxy Statement in preliminary form, and each of the Company, Parent and Merger Sub shall use their reasonable efforts to respond as promptly as practicable to any comments of the SEC or its staff with respect thereto. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company’s shareholders as promptly as practicable after filing with the SEC. If at any time prior to receipt of the Company Shareholder Approval there shall occur any event that should, upon the advice of the Company’s outside legal counsel, be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the Company shall promptly prepare, file with the SEC and mail to its shareholders such an amendment or supplement. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement or any other SEC filing required in connection with the transactions contemplated hereby (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the party responsible for filing or mailing such document shall provide the other party an opportunity to review and comment on such document or response and shall include in such document or response comments reasonably proposed by the other party. At the request of Parent, the Company shall include in the Proxy Statement a proposal to amend the Company’s charter to allow for the redemption of the Employee Preferred Stock following the consummation of the Merger at an amount of cash equal to the Per Share Price.

Section 6.2  Company Shareholders Meeting.  The Company shall, as soon as practicable following the date hereof, duly call, give notice of, convene and hold a meeting of its shareholders (the “Company Shareholders Meeting”) for the purpose of seeking the Company Shareholder Approval. Subject to Section 5.2(c), the Company’s Board of Directors (or any committee thereof authorized to act in such capacity) shall recommend adoption and approval of this Agreement and the Merger by the shareholders of the Company and include such recommendation in the Proxy Statement. Unless such recommendation shall have been modified or withdrawn in accordance with Section 5.2(c), the Company shall take all action that is both reasonable and lawful to solicit from its shareholders proxies in favor of the proposal to adopt and approve this Agreement and the Merger and shall take all other reasonable actions necessary or advisable to secure the vote or consent of the shareholders of the Company that are required by the NYSE or CHX rules or the TBCA. Notwithstanding anything to the contrary in the preceding sentence and for avoidance of doubt, at any time prior to the Company Stockholder Approval, the Company may adjourn, postpone or cancel the Company Stockholders Meeting following a Change in Recommendation or in response to an Acquisition Proposal if the Company Board of Directors (or any committee thereof authorized to act in such capacity) determines in good faith after consultation with its outside legal counsel that there is a reasonable likelihood that such Acquisition Proposal could lead to a Superior Proposal and that failure to take such action would be inconsistent with its fiduciary duties under applicable Law or, in any event, if this Agreement is terminated before that meeting is held.

Section 6.3  Access to Information, Confidentiality.  Prior to the Effective Time, except as otherwise prohibited by applicable Law or the terms of any Contract to which the Company or any Company Subsidiary is a party, as would materially interfere with the conduct of the business of the Company or any Company Subsidiary, or as would be reasonably expected to violate the attorney-client privilege of the Company or a Company Subsidiary (it being agreed that the parties shall use their reasonable efforts to cause such information to be provided in a manner that does not cause such violation), the Company shall, and shall cause the Company Subsidiaries to, afford to Parent, Merger Sub and their directors, employees, representatives, financial advisors, consultants, lenders, legal counsel, accountants and other advisors and representatives, to have such access to the books and records, financial, operating and other data, assets, properties, facilities, plants, offices, auditors, authorized representatives, business and operations of the Company and the Company Subsidiaries as is reasonably necessary or appropriate in connection with Parent’s investigation of the Company and the Company Subsidiaries with respect to the transactions contemplated hereby. Any such investigation and examination shall be conducted at reasonable times upon reasonable advance notice and under reasonable circumstances so as to minimize disruption to or impairment of the Company’s business. In order that Parent may have a full opportunity to make such investigation and, provided such persons are bound by the confidentiality agreement, dated as of May 7, 2007 between Parent and the Company (the “Confidentiality Agreement”), or have otherwise agreed to be bound to the provisions of such agreement applicable to representatives, the Company shall furnish the representatives of Parent during such period with all such information and copies of such documents concerning the affairs of the Company as such representatives may reasonably request. The information and documents so provided shall be subject to the terms of the Confidentiality Agreement.

Section 6.4  Regulatory Filings; Reasonable Efforts.

(a) As promptly as practicable after the date hereof, each of Parent, Merger Sub and the Company shall use reasonable best efforts to make and shall cause their affiliates to use reasonable best efforts to make all filings, notices, petitions, statements, registrations, submissions of information, application or submission of other documents required by any Governmental Entity or any foreign labor organization or works council in connection with the Merger, including: (i) the filings identified on Section 3.17 of the Company Disclosure Schedule that are required to be made with a Governmental Entity, (ii) pre-merger notification reports to be filed with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) as required by the HSR Act, (iii) filings required by the merger notification or control Laws, and any other applicable antitrust or fair trade Law, of any applicable foreign jurisdiction or filings required by any foreign labor organization or works council, (iv) any filings required under the Securities Act, the Exchange Act, any applicable state securities or “blue sky” laws and the securities laws of any foreign country, or (v) any other applicable Laws or rules and regulations of any Governmental Entity relating to, and material to the consummation of, the Merger.

(b) Subject to restrictions required by Law, each of Parent, Merger Sub, and the Company shall promptly supply, and shall cause their affiliates or owners promptly to supply, the others with any information which may be reasonably required in order to make any filings or applications pursuant to Section 6.4(a).

(c) Subject to applicable confidentiality restrictions or restrictions required by Law, each of Parent, Merger Sub and the Company will notify the others promptly upon the receipt of: (i) any comments or questions from any officials of any Governmental Entity in connection with any filings made pursuant hereto or the Merger itself and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to any applicable Laws and rules and regulations of any Governmental Entity or answers to any questions, or the production of any documents, relating to an investigation of the Merger by any Governmental Entity. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 6.4(a), Parent, Merger Sub or the Company, as the case may be, will promptly inform the others of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement. Without limiting the generality of the foregoing, each party shall provide to the other parties (or their respective advisors) copies of all correspondence between such party and any Governmental Entity relating to the Merger. The parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other under this Section as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials. In addition, to the extent reasonably practicable, all discussions, telephone calls, and meetings with a Governmental Entity regarding the Merger shall include representatives of Parent, Merger Sub, and the Company. Subject to applicable Law, the parties will consult and cooperate with each other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, and proposals made or submitted to any Governmental Entity regarding the Merger by or on behalf of any party.

(d) Upon the terms and subject to the conditions set forth in this Agreement, each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, agrees to use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the Merger, including using its reasonable efforts to accomplish the following: (i) the causing of all of the conditions set forth in Section 7 to the other parties’ obligations to consummate the Merger to be satisfied and to consummate and make effective the Merger and the other transactions contemplated hereby, (ii) the obtaining of all necessary actions or non-actions, expirations of all necessary waiting periods, waivers, consents, clearances, approvals, orders and authorizations from Governmental Entities required by it and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) required by it, (iii) the obtaining of all necessary consents, approvals or waivers from third parties (provided, however, in no event shall obtaining any such consent, approval, or waivers be required as a condition to Closing hereunder), (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger to which it is a party, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (v) the execution or delivery of any additional instruments necessary to consummate the Merger, and to carry out fully the purposes of, this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of the Surviving Corporation and Parent shall use all reasonable efforts to take, or cause to be taken, all such necessary actions. Without limiting the foregoing, the parties shall request and shall use reasonable efforts to obtain early termination of the waiting period provided for in the HSR Act. Notwithstanding anything herein to the contrary, Parent agrees to take, and to cause its affiliates and owners to take, whatever action may be necessary to resolve as promptly as possible any objections relating to the consummation of the Merger as may be asserted under the HSR Act or any other applicable merger control, antitrust, competition or fair trade Laws with respect to the Merger.

(e) If the Company Shareholders Meeting is held, Parent shall vote (or consent with respect to) or cause to be voted (or a consent to be given with respect to) any shares of Company Common Stock or Company Preferred Stock and any shares of common stock of Merger Sub beneficially owned by it or any of its Subsidiaries or with respect to which it or any of its Subsidiaries has the power (by agreement, proxy or otherwise) to cause to be voted (or to provide a consent), in favor of the adoption and approval of this Agreement at any meeting of stockholders of the Company or Merger Sub, respectively, at which this Agreement shall be submitted for adoption and approval and at all adjournments or postponements thereof (or, if applicable, by any action of shareholders of either the Company or Merger Sub by consent in lieu of a meeting). If the Company Shareholders Meeting is held, Parent shall vote (or consent with respect to) or cause to be voted (or a consent to be given with respect to) any shares of Company Preferred Stock to which it obtained a proxy in connection with the Employee Preferred Tender Offer in favor of the adoption and approval of this Agreement at any meeting of stockholders of the Company or Merger Sub, respectively, at which this Agreement shall be submitted for adoption and approval and at all adjournments or postponements thereof (or, if applicable, by any action of shareholders of either the Company or Merger Sub by consent in lieu of a meeting).

Section 6.5  Directors and Officers Indemnification and Insurance.

(a) The charter and/or bylaws of the Surviving Corporation shall contain provisions with respect to indemnification not less favorable than those set forth in the charter and bylaws of the Company as of the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at, or prior to, the Effective Time were directors or officers of the Company.

(b) For a period of six years after the Effective Time, the Company, to the fullest extent permitted and not otherwise prohibited under applicable Law or under the Company’s charter, bylaws or any applicable indemnification agreements, and regardless of whether the Merger becomes effective, shall indemnify, defend and hold harmless, and, after the Effective Time, the Surviving Corporation shall and Parent shall cause the Surviving Corporation, to the extent indemnified as of the date of this Agreement by the Company pursuant to the Company’s charter, bylaws and/or indemnification agreements in effect on the date hereof or under applicable Law, to indemnify, defend and hold harmless, each present and former director or officer of the Company or any of the Company Subsidiaries (collectively, the “Indemnified Parties”) against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to (x) the fact that the Indemnified Party is or was an officer, director, employee, agent or other fiduciary of the Company or any Company Subsidiary prior to the Effective Time or (y) this Agreement or with respect to the transactions contemplated by this Agreement, whether in any case asserted or arising before or after the Effective Time. Without limiting the generality of the foregoing, if any Indemnified Party becomes involved in any actual or threatened Action with respect to which such Indemnified Party is entitled to indemnification pursuant to this Section 6.5 after the Effective Time, the Surviving Corporation shall and Parent shall cause the Surviving Corporation to, to the fullest extent permitted as of the date of this Agreement by the Company pursuant to the Company’s charter, bylaws and/or indemnification agreements in effect on the date hereof or under applicable Law, advance to such Indemnified Party within twenty (20) days after receipt by the Surviving Corporation of a written request for such advance, his or her legal expenses (including the cost of any investigation and preparation incurred in connection therewith); provided that any person to whom expenses are advanced provides an undertaking, to the extent then required by the TBCA, to repay such advances if it is finally judicially determined that such person is not entitled to indemnification. Any determination required to be made, for purpose of this Section 6.5 in advance of final judicial determination, with respect to whether an Indemnified Party’s conduct complied with the standards set forth under Tennessee Law, the Company’s charter, bylaws or indemnification agreements, as the case may be, shall be made by independent counsel mutually acceptable to Parent and the Indemnified Party.

(c) Parent shall and shall cause the Surviving Corporation to honor and fulfill in all respects the obligations of the Company pursuant to indemnification agreements with the Company’s directors, officers, employees or agents existing at or prior to the Effective Time to the fullest extent permitted by applicable Law or, subject to Section 6.5(a), under the relevant charter or bylaws. Neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any threatened or actual claim for which indemnification could be sought by an Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such claim or such Indemnified Party otherwise consents in writing to such settlement, compromise or consent. The Surviving Corporation shall cooperate with an Indemnified Party in the defense of any matter for which such Indemnified Party could seek indemnification hereunder.

(d) At or prior to the Effective Time, the Surviving Corporation shall obtain a “tail” insurance policy from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance that provides coverage for the six years following the Effective Time at least comparable in amount and scope to the coverage provided under the Company’s directors and officers insurance policy in effect as of the Effective Time for the individuals who are or were directors and officers of the Company for claims arising from facts or events occurring prior to the Effective Time, provided, however, that in no event shall the Surviving Corporation be required to expend in excess of 200% of the annual premium currently paid by the Company for such coverage. If the Surviving Corporation is unable to obtain the “tail” insurance described in the first sentence of this Section 6.5(d) for an amount equal to or less than the maximum premium specified in the preceding sentence, the Surviving Corporation shall obtain as much comparable “tail” insurance as possible for an amount equal to such maximum premium.

(e) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company, the Company Subsidiaries or any of their respective officers or directors, it being understood and agreed that the indemnification provided for in this Section 6.5 is not prior to or in substitution for any such claims under such policies.

(f) This Section shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, the Surviving Corporation and the Indemnified Parties, shall be binding on all successors and assigns of Parent and the Surviving Corporation and shall be enforceable by the Indemnified Parties. In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall expressly assume and succeed to the obligations set forth in this Section 6.5.

Section 6.6  Director Resignations.  The Company shall obtain and deliver to Parent at the Closing evidence reasonably satisfactory to Parent of the resignation, effective as of the Effective Time, of those directors of the Company or any Company Subsidiary designated by Parent to the Company in writing at least ten (10) business days prior to the Closing.

Section 6.7  Conduct of Business of Parent and Merger Sub Pending the Merger.  Each of Parent and Merger Sub agrees that, between the date of this Agreement and the Effective Time, it will not, directly or indirectly, take any action (a) to cause its representations and warranties set forth in Section 4 to be untrue in any material respect or as would constitute a Parent Material Adverse Effect; or (b) that would, or would reasonably be expected, individually or in the aggregate, (i) to prevent, materially delay or impede the ability of Parent or Merger Sub to borrow under the Commitment Letter in connection with the consummation of the Merger or the other transactions contemplated by this Agreement, (ii) to prevent, materially delay or impede the ability of Parent or Merger Sub to consummate the Merger or the other transactions contemplated by this Agreement or (iii) to constitute a Parent Material Adverse Effect. Merger Sub agrees that, between the date of this Agreement and the Effective Time, it shall not engage in any business activities and will incur no liabilities or obligations other than as expressly contemplated by this Agreement.

Section 6.8  Financing.

(a) Parent shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to arrange the Financing on the terms and conditions described in the Commitment Letter, including using reasonable best efforts to: (i) maintain in effect the Commitment Letter, (ii) satisfy, on a timely basis, all conditions applicable to Parent and Merger Sub to obtaining the Financing set forth therein (including the payment of any commitment, engagement or placement fees required as a condition to the Financing), (iii) enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Commitment Letter (including the flex provisions related to the Financing) or on other terms reasonably acceptable to Parent (to the extent the other terms would not adversely affect the ability of Parent or Merger Sub to timely consummate the transactions contemplated hereby), and (iv) consummate the Financing at or prior to Closing. In the event any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letter, Parent shall use its reasonable best efforts to arrange to obtain alternative financing from alternative sources in an amount sufficient to consummate the transactions contemplated by this Agreement on terms and conditions not materially less favorable to Parent in the aggregate (as determined in the good faith reasonable judgment of Parent) than the Financing as promptly as practicable following the occurrence of such event but in all cases at or prior to Closing. Parent shall give the Company prompt notice of any material breach by any party to the Commitment Letter of which Parent or Merger Sub becomes aware or any termination of the Commitment Letter. Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Financing.

(b) The Company agrees to provide all reasonable cooperation in connection with the arrangement of the Financing as is customary and may be reasonably requested by Parent (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and the Company Subsidiaries), including (i) participation in meetings and marketing presentations at times reasonably acceptable to the Company, (ii) furnishing customary information (including financial statements) reasonably required to be included in the preparation of offering memoranda, private placement memoranda, prospectuses and similar documents in connection with financings similar in scope and nature to the Financing contemplated by the Commitment Letter (provided such memoranda or documents need not be issued by the Company or any Company Subsidiaries), (iii) cooperation in the preparation of any pledge and security documents, other definitive financing documents, including customary comfort letters of accountants and legal opinions as may be reasonably requested by Parent, and (iv) execution of a customary representation letter in respect of information provided by the Company or the Company Subsidiaries in writing expressly for use in connection with the Financing or the syndication thereof, for the benefit of the arrangers of the Financing and lenders and proposed lenders to Parent and Merger Sub in the Financing; provided that Parent and Merger Sub may not and hereby disclaim any reliance by either of them upon such a representation letter; provided further that none of the Company or any Company Subsidiary shall be required to pay any commitment or other similar fee or incur any other liability (other than in respect of such representation letter) in connection with the Financing prior to the Effective Time except for any liabilities that are conditioned on the Effective Time having occurred. If this Agreement is terminated prior to the Effective Time, Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or the Company Subsidiaries in connection with such cooperation. The Company and its counsel shall be given a reasonable opportunity to review and comment on any materials that are to be presented during any road shows conducted in connection with the Financing to the extent such materials include or are derived from information provided by the Company or the Company Subsidiaries for use in connection with the Financing or the syndication thereof, and Parent shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company and its counsel. If this Agreement is terminated prior to the Effective Time, Parent and Merger Sub shall, on a joint and several basis, indemnify and hold harmless the Company, the Company Subsidiaries and their respective Representatives for and against any and all losses suffered or incurred by them in connection with the arrangement of the Financing or any alternative financing and any information utilized in connection therewith (other than information provided by the Company or the Company Subsidiaries expressly for use in connection therewith). The Company hereby consents to the reasonable use of its and the Company Subsidiaries’ logos in connection with the Financing, provided that such logos are used solely in a manner that is not intended to nor reasonably likely to harm or disparage the Company or any of the Company Subsidiaries or the reputation or goodwill of the Company or any of the Company Subsidiaries and its or their marks.

Section 6.9  Public Disclosure.  The initial press release concerning the Merger shall be a joint press release and, thereafter, so long as this Agreement is in effect, neither Parent, Merger Sub nor the Company will disseminate any press release or other public announcement concerning the Merger or this Agreement or the other transactions contemplated by this Agreement to any third party, except as may be required by Law or by any listing agreement with the Nasdaq National Market, NYSE or CHX, without the prior consent of each of the other parties hereto, which consent shall not be unreasonably withheld; provided, however, that Parent’s consent will not be required, and the Company need not consult with Parent, in connection with any press release or public statement to be issued or made with respect to any Acquisition Proposal or with respect to any Change in Recommendation. Notwithstanding the foregoing, without prior consent of the other parties, the Company and Parent (a) may communicate with customers, vendors, suppliers, financial analysts, investors and media representatives in the ordinary course of business in a manner consistent with its past practice and in compliance with applicable Law and (b) may disseminate the information included in a press release or other document previously approved for external distribution by the other parties hereto.

Section 6.10  Notification of Certain Matters.  Each party shall give prompt notice to the other parties of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would reasonably be expected to cause any representation or warranty made by such party in this Agreement to be untrue or inaccurate in any material respect at the Closing, or would reasonably be expected to cause any condition set forth in Section 7 not to be satisfied in any material respect at the Closing, and (ii) any material failure of such party or any of its representatives to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided however that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or the remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

Section 6.11  Non-USRPHC Certificate.  On or prior to the Closing, the Company will provide Parent a statement pursuant to Treasury Regulations Sections 1.897-2(h)(1) and 1.1445.2(c)(3) certifying that as of the Closing Date an interest in the Company does not constitute a U.S. real property interest (as that term is defined in Section 897(c) of the Code).

Section 7.  Conditions Precedent to the Obligation of the Parties to Consummate the Merger

Section 7.1  Conditions to Obligations of Each Party to Effect the Merger.  The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction or written waiver at or prior to the Closing Date of the following conditions:

(a) Shareholder Approval. The Company Shareholder Approval shall have been obtained.

(b) Statutes; Court Orders. No statute, rule, executive order or regulation shall have been enacted, issued, entered or promulgated by any Governmental Entity which prohibits the consummation of the Merger, and there shall be no order or preliminary or permanent injunction of a court of competent jurisdiction, including any temporary restraining order, in effect preventing or prohibiting consummation of the Merger.

(c) Regulatory Approvals. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act and applicable foreign competition or merger control Laws shall have been terminated or shall have expired, and approvals under all foreign competition or merger control Laws set forth in Section 7.1(c) of the Company Disclosure Schedule shall have been obtained or expired, as the case may be.

Section 7.2 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the additional conditions, which may be waived in writing in whole or in part by Parent or Merger Sub to the extent permitted by applicable Law, that:

(a) Representations, Warranties and Covenants. The representations and warranties of the Company contained in this Agreement (other than the representations and warranties set forth in Sections 3.2 and 3.3), disregarding all qualifications and exceptions contained therein relating to materiality or Company Material Adverse Effect, shall be true and correct as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), except where the failure or failures of any such representations and warranties to be so true and correct have not had, individually or in the aggregate, a Company Material Adverse Effect. The representations and warranties of the Company contained in Sections 3.2 and 3.3 shall be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date). The Company shall have performed and complied in all material respects with all material covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date. The Company shall have delivered to Parent a certificate from an officer of the Company, dated the Closing Date, to the foregoing effect.

(b) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect with respect to the Company and the Company Subsidiaries, considered as a whole, that has not been cured prior to the Termination Date.

Section 7.3  Additional Conditions to the Obligations of the Company.  The obligations of the Company to consummate and effect the Merger shall be subject to the additional conditions, which may be waived in writing in whole or in part by the Company to the extent permitted by applicable Law, that: (i) the representations and warranties of Parent and Merger Sub contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Parent Material Adverse Effect, shall be true and correct as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), except where the failure or failures of any such representations and warranties to be so true and correct would not reasonably be expected to prevent or materially impede the timely consummation of the Merger; (ii) Parent and Merger Sub shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date; and (iii) Parent and Merger Sub shall each have delivered to the Company a certificate from an officer of the Company, dated the Closing Date, to the foregoing effect.

Section 8.  Termination, Amendment and Waiver.

Section 8.1  Termination.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time before the Effective Time, whether before or after the Company Shareholder Approval:

(a) By mutual written consent of Parent and the Company authorized by the Parent’s Board of Directors and the Company Board of Directors;

(b) By either Parent or the Company, if the Merger has not been consummated by December 31, 2007 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party whose action or failure to fulfill any obligation under this Agreement or failure to act in good faith has been the principal cause of, or resulted in, the failure of the Merger to be consummated by such date;

(c) By either Parent or the Company, if a court of competent jurisdiction or other Governmental Entity shall have issued a final, non-appealable order, decree or ruling or taken any other action, or there shall exist any statute, rule or regulation, in each case preventing or otherwise prohibiting (collectively, “Restraints”) the consummation of the Merger or that otherwise has the effect of making the Merger illegal; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.1(c) shall have used all reasonable efforts to prevent the entry of and to remove such Restraints to the extent within their control or influence;

(d) By Parent (if neither it nor Merger Sub is in material breach of it representations, warranties, covenants and obligations under this Agreement so as to cause any of the conditions set forth in Section 7.1 or 7.3 not to be satisfied) if there has been a breach of, or inaccuracy in, any representation, warranty, covenant or agreement of the Company set forth in this Agreement, which breach or inaccuracy would cause any condition set forth in Section 7.1 or 7.2 not to be satisfied (and such breach or inaccuracy has not been cured or such condition has not been satisfied within twenty (20) business days after the receipt of written notice thereof or such breach or inaccuracy is not reasonably capable of being cured or such condition is not reasonably capable of being satisfied prior to the Termination Date);

(e) By the Company (i) (if it is not in material breach of its representations, warranties, covenants and obligations under this Agreement so as to cause any of the conditions set forth in Section 7.1 or 7.2 not to be satisfied) if there has been a breach of, or inaccuracy in, any representation, warranty, covenant or agreement of Parent or Merger Sub set forth in this Agreement, which breach or inaccuracy would cause any condition set forth in Section 7.1 or 7.3 not to be satisfied (and such breach or inaccuracy has not been cured or such condition has not been satisfied within twenty (20) business days after the receipt of written notice thereof or such breach or inaccuracy is not reasonably capable of being cured or such condition is not reasonably capable of being satisfied prior to the Termination Date);

(f) By Parent, if the Company Board of Directors shall have (i) made a Change in Recommendation, (ii) recommended to the shareholders of the Company, or approved any, Acquisition Proposal (as defined in Section 8.2(c) hereof) or (iii) failed to include in the Proxy Statement its recommendation that the shareholders of the Company adopt and approve this Agreement and the Merger;

(g) By the Company, at any time prior to the Company Shareholder Approval, if the Company concurrently enters into a definitive agreement with respect to a Superior Proposal in accordance with, and subject to the terms and conditions of, clause (y) of Section 5.2(c) and at least three (3) business days have passed since the last Notice of a Superior Proposal; provided that, any such purported termination pursuant to this Section 8.1(g) shall be void and of no force or effect unless the Company has paid the applicable termination fee in accordance with Section 8.2; or

(h) By either Parent or the Company, if upon a vote at a duly held meeting to obtain the Company Shareholder Approval at which a quorum is present, the Company Shareholder Approval is not obtained.

Section 8.2  Effect of Termination.

(a) Any termination of this Agreement under Section 8.1 will be effective immediately upon the delivery of a valid written notice of the terminating party to the other parties hereto and, if then due, payment of the termination fee required pursuant to this Section 8.2. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become null and void and be of no further force or effect, except as set forth in the penultimate sentence of Section 6.3, the indemnification and reimbursement obligations set forth in Section 6.8(b), Section 8, Section 9 and the Confidentiality Agreement, each of which shall remain in full force and effect and survive any termination of this Agreement in accordance with the terms thereof, provided, however, that, except as provided in Section 8.2(e), nothing herein shall relieve a party from liability for any breach hereof occurring prior to such termination.

(b) If Parent or the Company terminates this Agreement pursuant to Section 8.1(f) or Section 8.1(g), respectively, the Company shall pay to Parent by wire transfer in immediately available funds a termination fee of $46,000,000 concurrently with the termination of this Agreement by the Company or no later than two business days after such termination by Parent, as applicable. In addition, if this Agreement is terminated pursuant to Section 8.1(f) or Section 8.1(g), then, concurrently with the payment of the termination fee specified in the immediately preceding sentence, the Company shall pay to Parent by wire transfer in immediately available funds all of Parent’s reasonable, actual and documented out-of-pocket expenses and fees (including reasonable attorneys’ fees) incurred by Parent on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement in an amount not to exceed $10,000,000.

(c) If Parent terminates this Agreement pursuant to Section 8.1(d) or if Parent or Company terminates this Agreement pursuant to Section 8.1(b) or Section 8.1(h), and (i) if prior to the date of such termination (but on or after the date hereof) a bona fide Acquisition Proposal is publicly announced, and (ii) within twelve (12) months after the date of such termination, the Company enters into a definitive agreement with respect to such Acquisition Proposal, the Company shall pay to Parent a termination fee of $46,000,000 concurrently with the execution of such definitive agreement; provided, that solely for purposes of this Section 8.2(c) and Section 8.1(f)(ii), the term Acquisition Proposal shall have the meaning ascribed thereto in Section 5.2(a), except that all references to twenty percent (20%) therein shall be changed to seventy-five percent (75%). In addition, if Parent terminates this Agreement pursuant to Section 8.1(d) or Section 8.1(h), and (i) if prior to the date of such termination (but on or after the date hereof) a bona fide Acquisition Proposal is publicly announced, and (ii) within twelve (12) months after the date of such termination, the Company enters into a definitive agreement with respect to such Acquisition Proposal, then, concurrently with the payment of the termination fee specified in the immediately preceding sentence, the Company shall pay to Parent by wire transfer in immediately available funds all of Parent’s reasonable, actual and documented out-of-pocket expenses and fees (including reasonable attorneys’ fees) incurred by Parent on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement in an amount not to exceed $10,000,000. Furthermore, if Parent or Company terminates this Agreement pursuant to Section 8.1(h), then, concurrently with such termination, the Company shall pay to Parent by wire transfer in immediately available funds all of Parent’s reasonable, actual and documented out-of-pocket expenses and fees (including reasonable attorneys’ fees) incurred by Parent on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement in an amount not to exceed $10,000,000.

(d) The Company acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails promptly to pay the amounts due pursuant to Sections 8.2(b) or (c), respectively, and, in order to obtain such payment, Parent commences a suit which results in a final non-appealable judgment against the Company, the Company shall pay to Parent its reasonable attorneys’ fees and expenses actually incurred in connection with such suit, together with interest on the amount of the fee from the date such payment was required to be made until the date such payment is actually made.

(e) Parent hereby agrees, that, upon any termination of this Agreement under circumstances where it is entitled to a termination fee pursuant to Section 8.2(b) or 8.2(c) and provided such termination fee is paid in full, such payment shall be a sole and exclusive remedy and Parent and its affiliates (including Merger Sub) shall be precluded from any other remedy against the Company and its affiliates, at law or in equity or otherwise, and neither Parent nor any of its affiliates (including Merger Sub) may seek (and Parent shall cause its affiliates (including Merger Sub) not to seek) to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the Company or any of its affiliates, directors, officers, employees, shareholders or Representatives in connection with this Agreement or the transactions contemplated hereby or the termination or breach of this Agreement (whether or not such damages result from fraud or the willful and material breach of the Company’s representations, warranties, covenants or agreements set forth in this Agreement). Parent acknowledges that the agreements contained in this Section 8.2(e) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company would not enter into this Agreement, and Parent and the Company acknowledge and agree that the termination fees provided in Section 8.2(b) and 8.2(c) are reasonable and constitute liquidated damages and not a penalty.

Section 8.3  Fees and Expenses.  Except as otherwise expressly provided in Section 6.8(b) or in Sections 8.2(b) or (c), all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated, including all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf (or, with respect to Parent, incurred by Parent’s stockholders or on their behalf) in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of the Company Shareholder Approval, regulatory filings and notices, the Financing and all other matters related to the closing of the Merger.

Section 8.4  Amendment.  Subject to applicable Law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the shareholders of the Company contemplated hereby, by written agreement of the parties hereto, by action taken by their respective Boards of Directors, but after the Company Shareholder Approval, no amendment shall be made which by Law requires further approval by such shareholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 8.5  Waiver.  At any time prior to the Effective Time, each party hereto may (a) extend the time for the performance of any of the obligations or other acts of any other party hereto or (b) waive compliance with any of the agreements of any other party or any conditions to its own obligations; provided, that any such extension or waiver shall be binding upon a party only if such extension or waiver is set forth in a writing executed by such party.

Section 9.  Miscellaneous.

Section 9.1  Entire Agreement.  This Agreement, together with the Company Disclosure Schedule and the Parent Disclosure Schedule and the documents and instruments referred to herein that are to be delivered at the Closing, contains the entire agreement among the parties with respect to the Merger and related transactions, and supersedes all prior agreements, written or oral, among the parties with respect thereto, other than the Confidentiality Agreement which shall survive execution of this Agreement and shall terminate in accordance with the provisions thereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT, MERGER SUB NOR THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES (OTHER THAN AS SET FORTH IN THE CONFIDENTIALITY AGREEMENT), WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE MERGER, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

Section 9.2  No Survival.  None of the representations, warranties and, except as provided in the following sentence, covenants contained herein or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9, the agreements of Parent and the Company in Sections 5.3, 6.5 and 8.3 and those other covenants and agreements contained herein that by their terms apply, or that are to be performed in whole or in part, after the Effective Time shall survive the consummation of the Merger.

Section 9.3  Parent Guarantee.  Parent agrees to take all action necessary to cause Merger Sub or the Surviving Corporation, as applicable, to perform all of its respective agreements, covenants and obligations under this Agreement. Parent unconditionally guarantees to the Company the full and complete performance by Merger Sub or the Surviving Corporation, as applicable, of its respective obligations under this Agreement and shall be liable for any breach of any representation, warranty, covenant or obligation of Merger Sub or the Surviving Corporation, as applicable, under this Agreement. Parent hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against Merger Sub or the Surviving Corporation, as applicable, protest, notice and all demands whatsoever in connection with the performance of its obligations set forth in this Section 9.3.

Section 9.4  Notices.  Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when delivered in person, by overnight courier, by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report) or two business days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

If to Parent or Merger Sub:

The Finish Line, Inc.
Headwind, Inc.
c/o Gary D. Cohen
3308 North Mitthoefer Road
Indianapolis, Indiana 46235
Telephone: (317) 899-1022
Facsimile: (317) 894-6340

With copies (which shall not constitute notice) to:

Jonathan K. Layne, Esq.
Gibson, Dunn & Crutcher LLP
2029 Century Park East, 40th Floor
Los Angeles, CA 90067
Telephone: (310) 552-8641
Facsimile: (310) 552-7053

If to the Company:

Genesco Inc
c/o Hal N. Pennington
Genesco Park
1415 Murfreesboro Road
Nashville, Tennessee 37217-2895
Telephone: (615) 367-7000
Facsimile: (615) 367-7073l

With copies (which shall not constitute notice) to:

James H. Cheek, III, Esq.
Bass, Berry & Sims, PLC
315 Deaderick Street, Suite 2700
Nashville, TN 37238
Telephone: (615) 742-6223
Facsimile: (615) 742-2723

Any party may by notice given in accordance with this Section 9.4 to the other parties designate another address or person for receipt of notices hereunder. Rejection or other refusal to accept or the inability to deliver because of changed address or facsimile of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 9.5  Binding Effect; No Assignment; No Third-Party Beneficiaries.

(a) This Agreement shall not be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, but without relieving any party (including any assignor) hereto of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

(b) Other than Section 6.5 and the rights of the holders of Company Options, ESPP Options and Restricted Shares to receive the Cash Out Amount, nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than Parent, Merger Sub and the Company and their respective successors and permitted assigns any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.6  Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The parties further agree to negotiate in good faith to replace such invalid or unenforceable provision of this Agreement, or invalid or unenforceable portion thereof, with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision or portion thereof.

Section 9.7  Governing Law.  This Agreement, and all claims or causes of action (whether at law, in equity, in contract or in tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the Laws of the State of Tennessee, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Tennessee or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Tennessee.

Section 9.8  Submission to Jurisdiction; Waiver.  Each of the Company, Parent and Merger Sub irrevocably submits to the exclusive jurisdiction and venue of the courts of the State of Tennessee (or, in the case of any claim as to which the federal courts have exclusive subject matter jurisdiction, the Federal court of the United States of America) sitting in the City of Nashville in the State of Tennessee in any Action arising out of or relating to this Agreement, and hereby irrevocably agrees that all claims in respect of such action may be heard and determined in such court. Each of the Company, Parent and Merger Sub hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Action with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable Law, that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. EACH OF THE COMPANY, PARENT AND MERGER SUB WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAWS, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 9.9  Specific Enforcement.  The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to other remedies, prior to any termination of this Agreement pursuant to Section 8.1 under circumstances where a fee or expenses are payable pursuant to Section 8.2, any other party shall be entitled to an injunction (without posting a bond or other undertaking) restraining any violation or threatened violation of the provisions of this Agreement. In the event that any action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law.

Section 9.10  Interpretation.

(a) When a reference is made in this Agreement to a Section, subsection or clause, such reference shall be to a Section, subsection or clause of this Agreement unless otherwise indicated.

(b) The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c) This Agreement is the result of the joint efforts of Parent and the Company, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties and there shall be no construction against any party based on any presumption of that party’s involvement in the drafting thereof.

(d) To the extent this Agreement refers to information or documents having been made available (or delivered or provided) to Parent, the Company shall be deemed to have satisfied such obligation if the Company or its Representatives made such information or document available (or delivered or provided such information or document) to any officer of Parent or any of its Representatives.

(e) The term “affiliate” or “Affiliate” means a person that directly, or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned person.

(f) The term “business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the City of New York.

(g) The words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation.”

(h) The term “knowledge” of the Company shall mean the actual knowledge of the officers of the Company or a Company Subsidiary listed on Section 9.10(h) of the Company Disclosure Schedule. The term “knowledge” of Parent shall mean the actual knowledge of the officers of Parent listed on Section 9.10(h) of the Parent Disclosure Schedule.

(i) The disclosure of any matter or item in the Company Disclosure Schedule or the Parent Disclosure Schedule shall not be deemed to constitute an acknowledgement that such matter or item is required to be disclosed therein or is a material exception to a representation, warranty, covenant or condition set forth in this Agreement and shall not be used as a basis for interpreting the terms “material,” “materially,” “materiality,” “Company Material Adverse Effect” or “Parent Material Adverse Effect” or any word or phrase of similar import and does not mean that such matter or item would, with any other matter or item, have or be reasonably expected, individually or in the aggregate, to have a Company Material Adverse Effect or a Parent Material Adverse Effect. Certain matters have been disclosed in the Company Disclosure Schedule for informational purposes only.

(j) The term “person” or “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

(k) The term “subsidiary” or “Subsidiary,” with respect to any Person, means any other Person of which the first Person owns, directly or indirectly, securities or other ownership interests having voting power to elect a majority of the board of directors or other persons performing similar functions (or, if there are no such voting interests, more than 50% of the equity interests of the second Person).

Section 9.11  No Waiver of Rights.  No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

Section 9.12  Counterparts; Facsimile Signatures.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Facsimile signatures shall be acceptable and binding.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Merger as of the date first stated above.

Genesco Inc.

By:	/s/ Hal N. Pennington
Name: Hal N. Pennington

Title:	Chairman and Chief Executive Officer

The Finish Line, Inc.

By:	/s/ Alan H. Cohen
Name: Alan H. Cohen

Title:	Chairman of the Board and Chief Executive Officer

Headwind, Inc.

By:	/s/ Alan H. Cohen
Name: Alan H. Cohen

Title:	President and Chief Executive Officer

ANNEX A

Index of Defined Terms

Section

Acquiring Person	3.18(c)
Acquisition Proposal	5.2(a)
Actions	3.8
affiliate or Affiliate	9.10
Affiliated Party	3.21
Agreement	Preamble
Articles of Merger	1.3
Benefits Continuation Period	5.3(a)
Book-Entry Shares	2.4(b)
business day	9.10
Cash Out Amount	2.3(c)
Certificates	2.4(b)
Change in Recommendation	5.2(c)
CHX	3.1(a)
Closing	1.2
Closing Date	1.2
COBRA	3.14(d)
Code	2.5
Commitment Letter	4.6
Company	Preamble
Company Board of Directors	Recitals
Company Common Stock	2.1
Company Disclosure Schedule	3
Company Employees	3.14(a)
Company Insurance Policies	3.12
Company Material Adverse Effect	3.1(a)
Company Options	2.3(a)
Company Preferred Stock	3.3(a)
Company Registered IP	3.10(b)
Company Rights	3.3(f)
Company Rights Agreement	3.3(f)
Company SEC Reports	3.5(a)
Company Shareholder Approval	3.18(d)
Company Shareholders Meeting	6.2
Company Subsidiaries	3.1(a)
Confidentiality Agreement	6.3
Continuing Employees	5.3(a)
Contract	3.9(a)
Controlled Group	3.14(c)
Convertible Debentures	2.1(f)
Copyrights	3.10(a)
Disclosed Conditions	4.6

Section

Dissenting Shares	2.2(a)
DOJ	6.4(a)
Effective Time	1.3
Employee Preferred Stock	5.4(a)
Employee Preferred Stock Consents	5.4(a)
Employee Preferred Stock Tender Offer	5.4(a)
Employment Agreements	5.3(a)
Environmental Laws	3.16(c)
Environmental Permits	3.16(c)
Equity Incentive Plans	2.3(a)
Equity Plans	2.3(c)
ERISA	3.14(a)
ERISA Affiliate	3.14(b)
ESPP	2.3(c)
ESPP Options	2.3(c)
Exchange Act	3.3(h)
Exchange Fund	2.4(a)
Financial Statements	3.5(b)
Financing	4.6
Foreign Plan	3.14(h)
Foreign Welfare Plan	3.14(h)
FTC	6.4(a)
GAAP	3.5(b)
Governmental Entity	3.1(a)
Hazardous Substances	3.16(c)
HSR Act	3.17
Indemnified Parties	6.5(b)
Indenture	2.1(f)
Intellectual Property	3.10(a)
IRS	3.14(a)
knowledge	9.10
Laws	3.1(a)
Lease	3.11
Lender	4.6
Liens	3.4(a)
Material Contract	3.9(a)
Merger	1.1(a)
Merger Consideration	2.1(a)
Merger Sub	Preamble
Notice of Superior Proposal	5.2(c)
NYSE	3.1(a)
Parent	Preamble
Parent Disclosure Schedule	4
Parent Material Adverse Effect	4.1

Section

Parent SEC Reports	4.7(d)
Patents	3.10(a)
Paying Agent	2.4(a)
Per Share Price	2.1(a)
Permits	3.7
Permitted Liens	3.11
person or Person	9.10
Plan	3.14(a)
Proxy Statement	3.20
Release	3.16(c)
Representatives	5.2(a)
Restraints	8.1(c)
Restricted Shares	2.3(b)
SEC	3.5(a)
Securities Act	3.5(a)
Solvent	4.9
subsidiary or Subsidiary	9.10(k)
Superior Proposal	5.2(b)
Supplemental Indenture	2.1(f)
Surviving Corporation	1.1(a)
Takeover Proposal	5.2(b)
Tax	3.13(a)
Tax Return	3.13(a)
Taxes and Taxable	3.13(a)
TBCA	Recitals
Termination Date	8.1(b)
Trademarks	3.10(a)

ANNEX B
PROPOSED ARTICLES OF AMENDMENT

ARTICLES OF AMENDMENT TO THE
CHARTER
OF
GENESCO INC.

In accordance with the provisions of Section 48-20-106 of the Tennessee Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment (the “Articles of Amendment”) to its Charter (the “Charter”):

1. Name of Corporation. The name of the Corporation is Genesco Inc.

2. Part I, Article Sixth, Part E, Section 3 of the Charter is hereby deleted in its entirety and replaced with the following:

(3) REDEMPTION. At the option of the Board of Directors, the Corporation, subject to the restrictions set forth in this Section (3), may at any time redeem all, but not less than all, of the Employees’ Preferred Stock at a price equal to the Employees’ Preferred Stock Redemption Price, as such term is defined below; without interest or dividends, provided, however, that no less than 30 nor more than 60 days prior to the date fixed for redemption, a notice specifying the time and place of redemption and the redemption price shall be given to the holders of record of the shares to be redeemed by publication of such notice in one newspaper published and of general circulation in the City of Nashville, Tennessee, and in one newspaper published and of general circulation in the Borough of Manhattan, City and State of New York, and by mailing such notice to such holders at their addresses, if any, as the same appear upon the stock registry books. Notwithstanding any other provision of this Part I, Article Sixth, Part E, shares that are redeemed pursuant to this provision shall include shares that are not fully paid; provided, however, that the Corporation shall withhold from the Employees’ Preferred Stock Redemption Price the amount outstanding and unpaid with respect to any such share as payment in full of such amount outstanding and unpaid.

From and after the redemption date, unless default is made in the payment of the redemption price when due, the shares so called for redemption shall cease to be outstanding and the holders thereof shall cease to be stockholders with respect to such shares and shall have no interest in or claim against the Corporation with respect to such shares other than to receive the redemption price on and after the date fixed for redemption without interest or dividends thereon, upon surrender of their certificates with endorsement thereof if required.

At any time after notice of redemption shall have been given as hereinabove provided, the Corporation may deposit or cause to be deposited in trust, to be applied to the redemption of the shares of Employees’ Preferred Stock so called for redemption, with some bank or trust company organized and doing business under the laws of the United States of America or the State of New York and having capital surplus and undivided profits aggregating at least Ten Million Dollars ($10,000,000), and having its principal office in the City of Nashville, Tennessee or the Borough of Manhattan, the City and State of New York, the aggregate amount to be paid on redemption to the holders of the shares so to be redeemed upon surrender of the certificates for such shares. In case any holder of shares of Employees’ Preferred Stock which shall have been called for redemption shall not, within six (6) years after such deposit, have claimed the amount deposited with respect to the redemption thereof, such bank or trust company, upon demand, shall pay over to the Corporation such unclaimed amount and shall thereupon be relieved of all responsibility in respect thereof to such holder, and such holder shall look only to the Corporation for the

B-1

payment thereof. Any interest accrued on funds so deposited shall be paid to the Corporation from time to time.

Notwithstanding the foregoing provisions, no shares of Employees’ Preferred Stock shall be subject to redemption by the Corporation unless and until the effective time of a merger of Headwind, Inc., a Tennessee corporation and a direct wholly-owned subsidiary of The Finish Line, Inc., an Indiana corporation, with and into the Corporation, in which each issued and outstanding share of the Corporation’s Common Stock shall be cancelled and converted into the right to receive at least $54.50 in cash (the “Triggering Merger”). The amount for which each issued and outstanding share of the Corporation’s Common Stock shall be cancelled and converted into the right to receive pursuant to the Triggering Merger shall be the “Employees’ Preferred Stock Redemption Price.”

3. Except as amended by these Articles of Amendment, the Charter of the Corporation shall remain in full force and effect.

4. Adoption. These Articles of Amendment were duly adopted by the Board of Directors on June 17, 2007 and duly adopted and approved by the shareholders of the Corporation on [          ].

5. Effective Date. These Articles of Amendment will be effective when filed with the Secretary of State.

Date: [          ]

GENESCO INC.

By:
Name:

Title:

B-2

ANNEX C

PERSONAL AND CONFIDENTIAL

June 17, 2007

Board of Directors
Genesco Inc.
Genesco Park
1415 Murfreesboro Road
Nashville, Tennessee 37217-2895

Madame and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $1.00 per share (the “Shares”), of Genesco Inc. (the “Company”) of the $54.50 per Share in cash to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of June 17, 2007 (the “Agreement”), by and among The Finish Line, Inc. (“Parent”), Headwind, Inc., a wholly owned subsidiary of Parent, and the Company.

Goldman, Sachs & Co. and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the transaction contemplated by the Agreement (the “Transaction”). We expect to receive fees for our services in connection with the Transaction, a portion of which became payable upon execution of the Agreement and the principal portion of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. In addition, we may provide investment banking and other financial services to the Company and Parent in the future. In connection with the above described investment banking and other financial services we may receive compensation.

Goldman, Sachs & Co. is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman, Sachs & Co. and its affiliates may provide such services to the Company, Parent and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of the Company, Parent and their respective

C-1

Board of Directors
Genesco Inc.
June 17, 2007
Page Two

affiliates for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended February 3, 2007; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; and certain internal financial analyses and forecasts for the Company prepared by its management (the “Forecasts”). We also have held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company. In addition, we have reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the footwear, apparel and retail industries specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

For purposes of rendering this opinion, we have relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, accounting, legal, tax and other information provided to, discussed with or reviewed by us. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We are not expressing any opinion as to the impact of the transaction on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay its obligations when they come due.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction or the relative merits of the Transaction as compared to any alternative business strategies that might be available to the Company. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to the Transaction or any other matter.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $54.50 per Share in cash to be received by the holders of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.

C-2

ANNEX D
TENNESSEE DISSENTERS’ RIGHTS STATUTES

CHAPTER 23 OF THE TENNESSEE BUSINESS CORPORATION ACT
DISSENTERS’ RIGHTS

PART 1 — RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

48-23-101. Chapter definitions. — As used in this chapter, unless the context otherwise requires:

(1) “Beneficial shareholder” means the person who is a beneficial owner of shares held by a nominee as the record shareholder;

(2) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer;

(3) “Dissenter” means a shareholder who is entitled to dissent from corporate action under § 48-23-102 and who exercises that right when and in the manner required by part 2 of this chapter;

(4) “Fair value”, with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action;

(5) “Interest” means interest from the effective date of the corporate action that gave rise to the shareholder’s right to dissent until the date of payment, at the average auction rate paid on United States treasury bills with a maturity of six (6) months (or the closest maturity thereto) as of the auction date for such treasury bills closest to such effective date;

(6) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation; and

(7) “Shareholder” means the record shareholder or the beneficial shareholder.

48-23-102. Right to dissent. — (a) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

(1) Consummation of a plan of merger to which the corporation is a party:

(A) If shareholder approval is required for the merger by § 48-21-104 or the charter and the shareholder is entitled to vote on the merger; or

(B) If the corporation is a subsidiary that is merged with its parent under § 48-21-105;

(2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;

(4) An amendment of the charter that materially and adversely affects rights in respect of a dissenter’s shares because it:

(A) Alters or abolishes a preferential right of the shares;

(B) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

(C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

(D) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

(E) Reduces the number of shares owned by the shareholder to a fraction of a share, if the fractional share is to be acquired for cash under § 48-16-104; or

(5) Any corporate action taken pursuant to a shareholder vote to the extent the charter, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(b) A shareholder entitled to dissent and obtain payment for the shareholder’s shares under this chapter may not challenge the corporate action creating the shareholder’s entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

(c) Notwithstanding the provisions of subsection (a), no shareholder may dissent as to any shares of a security which, as of the date of the effectuation of the transaction which would otherwise give rise to dissenters’ rights, is listed on an exchange registered under § 6 of the Securities Exchange Act of 1934, as amended, or is a “national market system security,” as defined in rules promulgated pursuant to the Securities Exchange Act of 1934, as amended.

48-23-103. Dissent by nominees and beneficial owners. — (a) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the record shareholder’s name only if the record shareholder dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf the record shareholder asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the partial dissenter dissents and the partial dissenter’s other shares were registered in the names of different shareholders.

(b) A beneficial shareholder may assert dissenters’ rights as to shares of any one (1) or more classes held on the beneficial shareholder’s behalf only if the beneficial shareholder:

(1) Submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

(2) Does so with respect to all shares of the same class of which the person is the beneficial shareholder or over which the person has power to direct the vote.

PART 2 — PROCEDURE FOR EXERCISE OF DISSENTERS’ RIGHTS

48-23-201. Notice of dissenters’ rights. — (a) If proposed corporate action creating dissenters’ rights under § 48-23-102 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this chapter and be accompanied by a copy of this chapter.

(b) If corporate action creating dissenters’ rights under § 48-23-102 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in § 48-23-203.

(c) A corporation’s failure to give notice pursuant to this section will not invalidate the corporate action.

48-23-202. Notice of intent to demand payment. — (a) If proposed corporate action creating dissenters’ rights under § 48-23-102 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights must:

(1) Deliver to the corporation, before the vote is taken, written notice of the shareholder’s intent to demand payment for the shareholder’s shares if the proposed action is effectuated; and

(2) Not vote the shareholder’s shares in favor of the proposed action. No such written notice of intent to demand payment is required of any shareholder to whom the corporation failed to provide the notice required by § 48-23-201.

(b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for the shareholder’s shares under this chapter.

48-23-203. Dissenters’ notice. — (a) If proposed corporate action creating dissenters’ rights under § 48-23-102 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of § 48-23-202.

(b) The dissenters’ notice must be sent no later than ten (10) days after the corporate action was authorized by the shareholders or effectuated, whichever is the first to occur, and must:

(1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(3) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not the person asserting dissenters’ rights acquired beneficial ownership of the shares before that date;

(4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than one (1) nor more than two (2) months after the date the subsection (a) notice is delivered; and

(5) Be accompanied by a copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to § 48-23-201.

48-23-204. Duty to demand payment. — (a) A shareholder sent a dissenters’ notice described in § 48-23-203 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters’ notice pursuant to § 48-23-203(b)(3), and deposit the shareholder’s certificates in accordance with the terms of the notice.

(b) The shareholder who demands payment and deposits the shareholder’s share certificates under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the effectuation of the proposed corporate action.

(c) A shareholder who does not demand payment or deposit the shareholder’s share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for the shareholder’s shares under this chapter.

(d) A demand for payment filed by a shareholder may not be withdrawn unless the corporation with which it was filed, or the surviving corporation, consents thereto.

48-23-205. Share restrictions. — (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effectuated or the restrictions released under § 48-23-207.

(b) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the effectuation of the proposed corporate action.

48-23-206. Payment. — (a) Except as provided in § 48-23-208, as soon as the proposed corporate action is effectuated, or upon receipt of a payment demand, whichever is later, the corporation shall pay each dissenter who complied with § 48-23-204 the amount the corporation estimates to be the fair value of each dissenter’s shares, plus accrued interest.

(b) The payment must be accompanied by:

(1) The corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2) A statement of the corporation’s estimate of the fair value of the shares;

(3) An explanation of how the interest was calculated;

(4) A statement of the dissenter’s right to demand payment under § 48-23-209; and

(5) A copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to § 48-23-201 or § 48-23-203.

48-23-207. Failure to take action. — (a) If the corporation does not effectuate the proposed action that gave rise to the dissenters’ rights within two (2) months after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b) If, after returning deposited certificates and releasing transfer restrictions, the corporation effectuates the proposed action, it must send a new dissenters’ notice under § 48-23-203 and repeat the payment demand procedure.

48-23-208. After-acquired shares. — (a) A corporation may elect to withhold payment required by § 48-23-206 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action.

(b) To the extent the corporation elects to withhold payment under subsection (a), after effectuating the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter’s demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under § 48-23-209.

48-23-209. Procedure if shareholder dissatisfied with payment or offer. — (a) A dissenter may notify the corporation in writing of the dissenter’s own estimate of the fair value of the dissenter’s shares and amount of interest due, and demand payment of the dissenter’s estimate (less any payment under § 48-23-206), or reject the corporation’s offer under § 48-23-208 and demand payment of the fair value of the dissenter’s shares and interest due, if:

(1) The dissenter believes that the amount paid under § 48-23-206 or offered under § 48-23-208 is less than the fair value of the dissenter’s shares or that the interest due is incorrectly calculated;

(2) The corporation fails to make payment under § 48-23-206 within two (2) months after the date set for demanding payment; or

(3) The corporation, having failed to effectuate the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within two (2) months after the date set for demanding payment.

(b) A dissenter waives the dissenter’s right to demand payment under this section unless the dissenter notifies the corporation of the dissenter’s demand in writing under subsection (a) within one (1) month after the corporation made or offered payment for the dissenter’s shares.

PART 3 — JUDICIAL APPRAISAL OF SHARES

48-23-301. Court action. — (a) If a demand for payment under § 48-23-209 remains unsettled, the corporation shall commence a proceeding within two (2) months after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the two-month period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b) The corporation shall commence the proceeding in a court of record having equity jurisdiction in the county where the corporation’s principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(e) Each dissenter made a party to the proceeding is entitled to judgment:

(1) For the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus accrued interest, exceeds the amount paid by the corporation; or

(2) For the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under § 48-23-208.

48-23-302. Court costs and counsel fees. — (a) The court in an appraisal proceeding commenced under § 48-23-301 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under § 48-23-209.

(b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable against:

(1) The corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of part 2 of this chapter; or

(2) Either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE GENESCO INC. Proxy Solicited on Behalf of the Board of Directors of the Company for Special Meeting on September 17, 2007 P The undersigned hereby constitutes and appoints Hal N. Pennington and Robert V. Dale, and each of them, his true and lawful agents and proxies with full power of substitution in each, to R represent the undersigned at the Special Meeting of Shareholders of GENESCO INC. to be held on September 17, 2007, and at any adjournment or postponement thereof, on all matters O coming before the meeting. X You are encouraged to specify your choice by marking the appropriate boxes. SEE REVERSE SIDE. You need not mark any boxes if you wish to vote in accordance with the Y Board of Directors’ recommendations, though you must sign and return this card if you wish your shares to be voted. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. (Continued and to be voted on reverse side.)

GENESCO INC. OFFERS SHAREHOLDERS OF RECORD THREE WAYS TO VOTE YOUR PROXY Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had returned your proxy card. We encourage you to use these cost effective and convenient ways of voting, 24 hours a day, 7 days a week. TELEPHONE VOTING INTERNET VOTING VOTING BY MAIL This method is available for Visit the Internet website at Simply complete, sign and residents of the U.S. and Canada. http://proxy.georgeson.com. date your Proxy Card and On a touch tone telephone, call Enter the COMPANY NUMBER return it in the postage-paid TOLL FREE 1-877-816-0834. You and CONTROL NUMBER shown envelope. If you are delivering will be asked to enter ONLY below and follow the instructions your proxy by telephone or the the CONTROL NUMBER shown on your screen. Available until Internet, please do not mail below. Have your proxy card 5:00 p.m. Eastern Time on Friday, your Proxy Card. ready, then follow the pre- September 14, 2007. recorded instructions. Available until 5:00 p.m. Eastern Time on Friday, September 14, 2007. COMPANY NUMBER CONTROL NUMBER ? TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE ? X Please mark votes as in this example. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1, 2, 3 and 4. 1. To approve the Agreement and Plan of Merger, dated as of FOR AGAINST ABSTAIN 3. To approve the adjournment FOR AGAINST ABSTAIN June 17, 2007, by and among Genesco, The Finish Line, of the special meeting, if Inc., an Indiana corporation, and Headwind, Inc., a necessary, to solicit additional Tennessee corporation and a wholly-owned subsidiary of The proxies if there are Finish Line, Inc., as the merger agreement may be amended insufficient votes at the time from time to time. of the meeting to approve the merger agreement or the charter amendment. 2. To approve and adopt articles of amendment to the restated FOR AGAINST ABSTAIN charter of Genesco, as amended, permitting the redemption 4. In the discretion of the proxies, to transact such other of Genesco’s Employees’ Subordinated Convertible Preferred business as may properly come before the special meeting Stock after the completion of the merger at the price per and any and all adjourned or postponed sessions thereof. share to be paid to holders of Genesco common stock in the merger in cash, without interest, at Genesco’s option as the Mark this box with an X if you have made comments below. surviving corporation following the merger. Date , 2007 Signature Signature NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, administrator, trustee or guardian, please sign in full corporate name by duly authorized officer. By signing, you revoke all proxies heretofore given. Please mark, sign and date and return this proxy card promptly using the enclosed envelope. If you have any questions please contact Georgeson Inc., our Proxy Solicitor at 1-888-605-7510.